PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 9, 2008	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K dated August 13, 2008 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2008; Form 8-K dated August 8, 2008 and Form 10-Q (without exhibits) dated June 30, 2008, both of which were filed with the SEC on August 14, 2008; Form 8-K dated August 14, 2008 filed with the SEC on August 18, 2008; and Form 8-K dated August 18, 2008 filed with the SEC on August 20, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, July 2, 2008, July 16, 2008, July 17, 2008 and August 5, 2008, which Prospectus Supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is August 25, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 13, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 13, 2008, Computer Software Innovations, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and six month periods ended June 30, 2008. A copy of the press release is furnished herewith as Exhibit 99.1.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive market place and/or customer requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: August 13, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 13, 2008.

EXHIBIT 99.1

Computer Software Innovations, Inc. Announces Second Quarter 2008 Financial Results

•	Software Segment Revenues Increase 36.2% for the Second Quarter 2008

•	Revenues of $29.6 Million for Six Months, up 3.0% versus $28.8 million in 2007

•	Second Quarter Revenues Increase 2.6% to $17.6 Million in Q2 2008 versus $17.1 Million in Q2 2007

•	Second Quarter Net Income Increased 12% to $1.0 Million in Q2 2008, versus $0.9 million for Q2 2007

Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2008.

Financial Results:

Second Quarter 2008 Results

CSI posted revenue of approximately $17.6 million for the second quarter ended June 30, 2008, an increase of approximately $0.4 million or 2.6% compared to the second quarter of 2007. CSI experienced significant growth in its software sector in the second quarter with an increase of $1.0 million or 36.2% to $3.8 million versus $2.8 million for the same period in 2007, due to increased sales in all major areas for the software segment: software product sales, services and support. Of the increase, the acquisition of the CSI-Greensboro operations added $0.2 million, with the remaining $0.8 million generated from organic growth. Technology revenues decreased from second quarter 2007 by $0.6 million or 3.9% to $13.7 million for the second quarter of 2008. The decrease in new hardware sales was attributed to an increase in the number of smaller-dollar sales of interactive whiteboard systems being insufficient to surpass the impact of a large-dollar district-wide implementation in the prior year’s same quarter.

Gross profit for the second quarter of 2008 was approximately $4.6 million, an increase of $0.6 million or 15.0% in comparison with the second quarter of 2007. The increase in gross margin was driven by increased sales in the software segment, partially offset by a decline in hardware gross profits primarily from decreased sales of interactive whiteboard solutions. Increased margin in the software segment added to the improvement from sales volume while increased margin in the technology segment partially offset the reduction from the impact of reduced technology sales volume. Operating income for the quarter was approximately $1.81 million, a slight decrease compared to operating income of $1.83 million for the same period in the prior year.

CSI posted net income for the quarter ended June 30, 2008 of approximately $1.0 million or $0.21 earnings per basic share and $0.08 earnings per diluted share, compared to net income of approximately $0.9 million and $0.25 earnings per basic share and $0.07 earnings per diluted share for the same period last year.

Six Months Results

CSI posted revenue of approximately $29.6 million, an increase of $0.9 million or 3.0% in comparison with the first six months of 2007. This net increase included a $1.3 million increase in software sales and services, partially offset by a $0.4 million decline in technology solutions segment sales. Technology solutions sales decreased primarily from reduced sales of interactive whiteboard solutions, partially offset by increased sales of other products including infrastructure solutions and increased engineering services. The increase in the software solutions segment was primarily due to increases in all areas including software product sales, services and support. The acquisition of the CSI-Greensboro operations in the second quarter of 2008 added $0.2 million of software revenues, with the remaining $1.1 million increase from organic growth.

Gross profit for the first six months was approximately $7.7 million, an increase of $1.1 million or 16.7% compared to 2007. The gross margin increased from 22.8% in 2007, to 25.8% in 2008 due to the higher volume of software product sales and shift in product mix in technology to higher margin infrastructure products and engineering services. Operating income for the first six months was approximately $2.6 million compared to $2.4 million for the same period in 2007. Net income was $1.4 million or earnings of $0.30 per basic share and $0.12 per diluted share as compared to a net income of $1.2 million or $0.34 per basic share and $0.09 per diluted share for the same period in 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $0.1 million to $2.3 million for the quarter ended June 30, 2008, and increased $0.4 million to $3.6 million for the six months ended June 30, 2008. The increase in EBITDA was primarily due to the increase in net income over the prior year after adding back the related tax effects of those increases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.)

Nancy Hedrick, CEO of CSI stated, “We continue to be pleased with current year results. Once again we faced the challenge of a prior year quarter benefited by a district-wide solutions implementation; and without a similar deal in the current year’s quarter we grew our top and bottom lines. We exceeded the prior year’s results by achieving greater account penetration and customer diversification in both segments, while increasing our gross margin from 22.8% to 25.8%. This is a tribute to the continued hard work of all our teams, and we believe the expanded customer relationships will aid future growth.”

Conference Call Reminder for Today

The Company will host a conference call today, Wednesday, August 13, 2008 at 11:00 a.m. Eastern Time to discuss the Company’s financial and operational results for second quarter 2008.

Conference Call Details

Date: Wednesday, August 13, 2008

Time: 11:00 a.m. (EDT)

Dial-in Number: 1-800-762-8795

International Dial-in Number: 1-480-629-9041

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 7 days, until August 20, 2008. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 3909185.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until September 13, 2008 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million by using organic growth and acquisitions. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact:

Computer Software Innovations, Inc.

David Dechant, 864-855-3900

Ddechant@csioutfitters.com

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

MarkMcp@allianceadvisors.net

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
REVENUES
Software applications segment	$3,806,286	$2,794,725	$6,863,900	$5,534,161
Technology solutions segment	13,744,230	14,306,570	22,749,610	23,218,866

Net sales and service revenue	17,550,516	17,101,295	29,613,510	28,753,027
COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	1,984,887	1,661,868	3,651,105	3,080,595
Depreciation	27,385	16,608	51,672	30,918
Amortization of capitalized software costs	314,190	259,125	598,002	498,322
Capitalization of software costs	(203,892)	(208,880)	(499,522)	(435,853)

Total software applications segment cost of sales	2,122,570	1,728,721	3,801,257	3,173,982

Technology solutions segment
Cost of sales, excluding depreciation	10,770,911	11,327,634	18,102,643	18,979,240
Depreciation	30,292	22,270	58,940	43,734

Total technology solutions segment cost of sales	10,801,203	11,349,904	18,161,583	19,022,974

Total cost of sales	12,923,773	13,078,625	21,962,840	22,196,956

Gross profit	4,626,743	4,022,670	7,650,670	6,556,071
OPERATING EXPENSES
Salaries, wages and benefits	1,804,972	1,390,359	3,123,316	2,457,563
Stock based compensation	4,691	5,027	9,383	90,813
Acquisition expenses	9,345	4,076	32,844	8,546
Compliance related costs	137,654	201,178	234,153	380,756
Sales consulting fees	55,625	48,000	118,502	96,000
Marketing costs	106,075	75,537	115,039	73,312
Travel and mobile costs	180,073	137,128	350,924	290,609
Depreciation and amortization	122,159	90,502	228,420	180,749
Other selling, general and administrative expenses	390,362	240,209	797,671	567,261

Total operating expenses	2,810,956	2,192,016	5,010,252	4,145,609

Operating income	1,815,787	1,830,654	2,640,418	2,410,462
OTHER INCOME (EXPENSE)
Interest income	35	58	100	2,763
Interest expense	(130,697)	(152,036)	(263,022)	(286,055)
Loss on disposal of property and equipment	—	—	—	(1,218)

Net other income (expense)	(130,662)	(151,978)	(262,922)	(284,510)

Income before income taxes	1,685,125	1,678,676	2,377,496	2,125,952
INCOME TAX EXPENSE	673,507	775,499	938,115	937,989

NET INCOME	$1,011,618	$903,177	$1,439,381	$1,187,963

BASIC EARNINGS PER SHARE	$0.21	$0.25	$0.30	$0.34

DILUTED EARNINGS PER SHARE	$0.08	$0.07	$0.12	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	4,908,061	3,544,385	4,803,516	3,516,853

– Diluted	12,366,568	13,255,883	12,262,023	13,248,383

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$—	$—
Accounts receivable, net	13,420,118	8,697,036
Inventories	2,549,374	470,485
Prepaid expenses	152,008	42,832
Taxes receivable	—	177,147

Total current assets	16,121,500	9,387,500
PROPERTY AND EQUIPMENT, net	1,424,187	1,316,713
COMPUTER SOFTWARE COSTS, net	2,303,453	2,162,717
DEFERRED TAX ASSET	291,535	263,324
GOODWILL	2,430,437	1,480,587
OTHER ASSETS	1,970,132	1,574,809

	$24,541,244	$16,185,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,553,141	$4,023,936
Taxes payable	340,418	—
Deferred revenue	6,565,440	5,323,889
Deferred tax liability	478,232	469,046
Current portion of notes payable	294,485	283,187
Subordinated notes payable to shareholders	1,950,400	2,250,400

Total current liabilities	16,182,116	12,350,458

NOTES PAYABLE, less current portion	614,025	763,717
BANK LINE OF CREDIT, less current portion	3,533,000	575,000

Total liabilities	20,329,141	13,689,175

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock—$0.001 par value; 15,000,000 shares authorized; 6,859,736 shares issued and outstanding	6,860	6,860
Common stock—$0.001 par value; 40,000,000 shares authorized; 4,908,061 and 4,698,970 shares issued and outstanding, respectively	4,908	4,699
Additional paid-in capital	7,649,583	7,400,939
Accumulated deficit	(3,345,338)	(4,784,719)
Unearned stock compensation	(103,910)	(131,304)

Total shareholders’ equity	4,212,103	2,496,475

	$24,541,244	$16,185,650

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in thousands	2008	2007	2008	2007
Reconciliation of Net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$1,012	$903	$1,439	$1,188
Adjustments:
Income tax expense (benefit)	674	775	938	938
Interest expense, net	131	152	263	283
Depreciation and amortization of fixed assets and trademarks	180	129	339	255
Amortization of software development costs	314	259	598	498

EBITDA	$2,311	$2,218	$3,577	$3,162

Adjustments to EBITDA to exclude those items in loan covenant calculations:
Stock based compensation (non-cash portion)	5	5	9	91

Adjusted (Financing) EBITDA	$2,316	$2,223	$3,586	$3,253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 8, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Bank Waiver: Fleet Lease Program

On August 8, 2008, Computer Software Innovations, Inc. (the “Company”) and RBC Bank (USA) (the “Bank”) entered into a waiver whereby the Bank consented to the Company entering into an operating lease program for its fleet of vehicles. Pursuant to such program, the Company may lease vehicles up to an aggregate asset cost of $1.5 million. Such waiver is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1*	Waiver Letter between the Company and RBC Bank (USA) dated August 8, 2008, relating to the Company engaging in certain operating leases.

*	Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: August 14, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Waiver Letter between the Company and RBC Bank (USA) dated August 8, 2008, relating to the Company engaging in certain operating leases.

*	Filed herewith.

Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

August 8, 2008

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE: Operating Lease Program for Fleet Cars

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (as amended, the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Bank (USA) (formerly, RBC Centura Bank, the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our proposed program of utilizing operating leases for fleet cars in an aggregate acquisition amount of up to $1.5 million (the “Operating Leases”). An email from me to you dated August 7, 2008 described the program. The Operating Lease program has not yet been consummated by CSI.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

Upon our entering into the Operating Leases, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, Section 7.4, prohibiting us from entering into any further Indebtedness. The Loan Agreement definition of “Indebtedness” includes “Contingent Obligations,” which may include the Operating Leases.

Violations of these covenants may trigger default clauses in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents which will be triggered by the Operating Leases, except for any financial covenants.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: August 8, 2008

RBC BANK (USA)

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to             .

Commission file number: 000-51758

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0216911
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

[None]

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding at August 8, 2008

Common Stock, $0.001 par value per share	4,908,061 shares

COMPUTER SOFTWARE INNOVATIONS, INC.

PART I – FINANCIAL INFORMATION

Item 1. – Financial Statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
REVENUES
Software applications segment	$3,806,286	$2,794,725	$6,863,900	$5,534,161
Technology solutions segment	13,744,230	14,306,570	22,749,610	23,218,866

Net sales and service revenue	17,550,516	17,101,295	29,613,510	28,753,027
COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	1,984,887	1,661,868	3,651,105	3,080,595
Depreciation	27,385	16,608	51,672	30,918
Amortization of capitalized software costs	314,190	259,125	598,002	498,322
Capitalization of software costs	(203,892)	(208,880)	(499,522)	(435,853)

Total Software applications segment cost of sales	2,122,570	1,728,721	3,801,257	3,173,982

Technology solutions segment
Cost of sales, excluding depreciation	10,770,911	11,327,634	18,102,643	18,979,240
Depreciation	30,292	22,270	58,940	43,734

Total Technology solutions segment cost of sales	10,801,203	11,349,904	18,161,583	19,022,974

Total cost of sales	12,923,773	13,078,625	21,962,840	22,196,956

Gross profit	4,626,743	4,022,670	7,650,670	6,556,071
OPERATING EXPENSES
Salaries, wages and benefits	1,804,972	1,390,359	3,123,316	2,457,563
Stock based compensation	4,691	5,027	9,383	90,813
Acquisition expenses	9,345	4,076	32,844	8,546
Compliance related costs	137,654	201,178	234,153	380,756
Sales consulting fees	55,625	48,000	118,502	96,000
Marketing costs	106,075	75,537	115,039	73,312
Travel and mobile costs	180,073	137,128	350,924	290,609
Depreciation and amortization	122,159	90,502	228,420	180,749
Other selling, general and administrative expenses	390,362	240,209	797,671	567,261

Total operating expenses	2,810,956	2,192,016	5,010,252	4,145,609

Operating income	1,815,787	1,830,654	2,640,418	2,410,462
OTHER INCOME (EXPENSE)
Interest income	35	58	100	2,763
Interest expense	(130,697)	(152,036)	(263,022)	(286,055)
Loss on disposal of property and equipment	—	—	—	(1,218)

Net other income (expense)	(130,662)	(151,978)	(262,922)	(284,510)

Income before income taxes	1,685,125	1,678,676	2,377,496	2,125,952
INCOME TAX EXPENSE	673,507	775,499	938,115	937,989

NET INCOME	$1,011,618	$903,177	$1,439,381	$1,187,963

BASIC EARNINGS PER SHARE	$0.21	$0.25	$0.30	$0.34

DILUTED EARNINGS PER SHARE	$0.08	$0.07	$0.12	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	4,908,061	3,544,385	4,803,516	3,516,853

– Diluted	12,366,568	13,255,883	12,262,023	13,248,383

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008 (Unaudited)	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	13,420,118	8,697,036
Inventories	2,549,374	470,485
Prepaid expenses	152,008	42,832
Taxes receivable	—	177,147

Total current assets	16,121,500	9,387,500
PROPERTY AND EQUIPMENT, net	1,424,187	1,316,713
COMPUTER SOFTWARE COSTS, net	2,303,453	2,162,717
DEFERRED TAX ASSET	291,535	263,324
GOODWILL	2,430,437	1,480,587
OTHER INTANGIBLE ASSETS, net	1,970,132	1,574,809

	$24,541,244	$16,185,650

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$6,553,141	$4,023,936
Taxes payable	340,418	—
Deferred revenue	6,565,440	5,323,889
Deferred tax liability	478,232	469,046
Current portion of notes payable	294,485	283,187
Subordinated notes payable to shareholders	1,950,400	2,250,400

Total current liabilities	16,182,116	12,350,458

NOTES PAYABLE, less current portion	614,025	763,717
BANK LINE OF CREDIT	3,533,000	575,000

Total liabilities	20,329,141	13,689,175

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $0.001 par value; 15,000,000 shares authorized; 6,859,736 shares issued and outstanding	6,860	6,860
Common stock - $0.001 par value; 40,000,000 shares authorized; 4,908,061and 4,698,970 shares issued and outstanding, respectively	4,908	4,699
Additional paid-in capital	7,649,583	7,400,939
Accumulated deficit	(3,345,338)	(4,784,719)
Unearned stock compensation	(103,910)	(131,304)

Total shareholders’ equity	4,212,103	2,496,475

	$24,541,244	$16,185,650

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2007	$4,699	$6,860	$7,400,939	$(4,784,719)	$(131,304)	$2,496,475

Issuance of common stock, ICS Acquisition	209	—	229,791	—	—	230,000

Issuance of stock options	—	—	18,853	—	(18,853)	—

Stock based compensation	—	—	—	—	46,247	46,247

Net income for six months ended June 30, 2008	—	—	—	1,439,381	—	1,439,381

Balances at June 30, 2008	$4,908	$6,860	$7,649,583	$(3,345,338)	$(103,910)	$4,212,103

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30, 2008	June 30, 2007
OPERATING ACTIVITIES
Net Income	$1,439,381	$1,187,963
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	937,033	754,583
Stock compensation expense, net	46,247	90,813
Deferred income tax expense	(19,024)	150,390
Loss on disposal of fixed assets	—	1,218
Changes in deferred and accrued amounts net of effects from purchase of McAleer Computer Associates, Inc. and ICS Systems, Inc.
Accounts receivable	(4,723,082)	(7,799,445)
Inventories	(2,073,889)	831,265
Prepaid expenses and other assets	(109,176)	53,931
Accounts payable	2,523,625	3,381,847
Deferred revenue	1,192,546	5,020,732
Income taxes payable	517,565	699,861

Net cash provided by (used for) operating activities	(268,774)	4,373,158

INVESTING ACTIVITIES
Purchases of property and equipment	(327,829)	(130,069)
Capitalization of computer software	(574,737)	(484,623)
Payment for acquisitions	(1,348,266)	(4,149,472)

Net cash used for investing activities	(2,250,832)	(4,764,164)

FINANCING ACTIVITIES
Net borrowings under line of credit	2,958,000	2,019,000
Borrowings under notes payable	—	972,046
Repayments of notes payable	(438,394)	(106,098)
Proceeds from exercise of stock options	—	6,629

Net cash provided by financing activities	2,519,606	2,891,577

Net increase in cash and cash equivalents	—	2,500,571
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$2,500,571

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$341,801	$266,162
Income Taxes	$439,575	$87,950

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Organization

Computer Software Innovations, Inc. (formerly VerticalBuyer, Inc.) (the “Company”, “CSI” or “we”), a Delaware corporation, was incorporated on September 24, 1999. The Company currently trades in the over the counter market and is reported on the OTC Bulletin Board under the symbol “CSWI.OB.”

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.”

On January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc. (“McAleer”) and on April 1, 2008 we purchased substantially all of the assets and business operations of ICS Systems, Inc. (“ICS”). The total prices for the assets acquired in both these acquisitions are further discussed in Note 3 – Acquisitions.

Description of business

The Company is engaged in the business of development and sales of internally developed software, sales and distribution of computers, network and communications hardware and accessories, as well as interactive collaborative classroom technologies and other hardware–based solutions.

The Company’s internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. The Company’s primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund”, or by source and purpose of the funding. The fund accounting software is used primarily by public sector and not-for-profit entities. The Company’s standards-based lesson planning software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may be reviewed by administrators and a report generated to determine the standards that have been met or need to be met. The lesson plans can be stored, shared, and retrieved for collaboration, editing and future use.

In connection with its hardware-based solutions, the Company provides a wide range of technology products and services including hardware and design, engineering, installation, training and ongoing support and maintenance. Technology solutions include computers, networking, security, IP telephony, interactive whiteboard solutions and integrated accessories, distance learning and video communication. The Company currently markets its products and services primarily to a wide variety of education and local government agencies, and not-for-profit entities in the southeastern United States. The majority of the Company’s business is with K-12 (kindergarten through grade 12) public education and local government entities.

Basis of presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. CSI Technology Resources, Inc. was acquired by CSI on May 1, 2000 and became the Technology solutions segment of CSI. This subsidiary no longer has any significant operations or separate accounting, as all activities are now accounted for within CSI, except that certain vendor contracts are still in the name of CSI Technology Resources, Inc. At a future date, the name on these contracts may be converted and the subsidiary deactivated, subject to a review of any tax or legal implications. As the Company files a consolidated tax return and has been accounting for all activities through the parent, there should be no financial or tax implications related to the formal procedures which would be undertaken to deactivate the subsidiary. Intercompany balances and transactions have been eliminated. The Company uses the accrual basis of accounting.

Use of estimates

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and to rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates, assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. Actual results could differ materially from these estimates, assumptions, projections and judgments.

The interim consolidated balance sheet and the related consolidated statements of operations, changes in shareholders’ equity and cash flows are unaudited. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made. The results of the three and six month period ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements, critical accounting policies, significant accounting policies and the notes to the consolidated financial statements included in our most recent Annual Report on Form 10-K.

Certain prior period amounts have been reclassified to conform to the current presentation.

Recent accounting pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by the Company.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect SFAS 162 to have a material impact on the preparation of its financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” The final FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets.” The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations,” and other US generally accepted accounting principles. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact FSP 142-3 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 is intended to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable financial statement users to better understand the effects of derivatives and hedging on an entity’s financial position, financial performance and cash flows. The provisions of SFAS 161 are effective for interim periods and fiscal years beginning after November 15, 2008. We are currently evaluating the effect the adoption of SFAS 161 will have on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R establishes principles and requirements for recognizing and measuring assets acquired, liabilities assumed and any non-controlling interests in the acquiree in a business combination. SFAS 141R also provides guidance for recognizing and measuring goodwill acquired in a business combination, requires capitalization of acquired in-process research and development assets at the time of acquisition and requires the acquirer to disclose information that users may need to evaluate and understand the financial effect of the business combination. As SFAS 141R is effective for business combination transactions for which the acquisition date is on or after December 15, 2008. The Company will assess the impact of SFAS 141R if and when a future acquisition occurs.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income by the weighted average number of common stock shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common and potential common shares outstanding during the period following application of the treasury stock method. The table below presents the weighted average shares outstanding for the three and six month periods ended June 30, 2008 and 2007, both prior to and after application of the treasury stock method.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Weighted Average Shares Outstanding Prior to Application of the Treasury Stock Method
Common stock	4,908,061	3,544,385	4,803,516	3,516,853
Preferred stock	6,859,736	6,944,736	6,859,736	6,959,012
Warrants	6,163,936	7,217,736	6,163,936	7,217,736
Options	382,676	290,988	378,939	297,055

Total Weighted Average Shares Outstanding	18,314,409	17,997,845	18,206,127	17,990,656

Weighted Average Shares Outstanding After Application of the Treasury Stock Method
Common stock	4,908,061	3,544,385	4,803,516	3,516,853
Preferred stock	6,859,736	6,944,736	6,859,736	6,959,012
Warrants	407,851	2,533,398	407,851	2,533,398
Options	190,920	233,364	190,920	239,120

Total Weighted Average Shares Outstanding –treasury stock method	12,366,568	13,255,883	12,262,023	13,248,383

The potential common shares were used in the calculation of diluted earnings per share for the three and six months ended June 30, 2008 and 2007.

NOTE 3 – ACQUISITIONS

Acquisition of McAleer Computer Associates, Inc.

On January 2, 2007, the Company consummated its previously announced acquisition of the business operations of McAleer. The transaction was structured as a purchase of substantially all of the assets of McAleer.

The total price for the purchased assets was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 was to be paid pursuant to a promissory note to the owner, William McAleer, in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. The note was secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of the office building located in Mobile, Alabama from which the Mobile personnel operate. The Company assumed no liabilities of McAleer, other than certain operating leases and obligations under ongoing customer contracts. On February 8, 2007, the Company repaid the note to William McAleer by financing the real estate through a mortgage note with its bank in the amount of $486,000 (the terms of which are discussed below under Note 5 – Long-term and Short-term Debt, Including Related Party Transaction and Off-Balance Sheet Instruments), and a draw against its revolving credit facility for the remaining balance. Expenses for the acquisition, in the amount of $266,837, consisted of legal and professional fees, travel costs, stock compensation costs and various other expenses related to the acquisition transaction. These expenses have been capitalized and allocated to goodwill. The Company engaged an independent party to provide assistance with customary valuations, analysis and allocation of the purchase price, which resulted in an allocation to goodwill. For the purposes of recording assets by segment, the acquired assets, including goodwill, are reported under the Software applications segment. The Company expects all goodwill will be deductible for tax purposes, and has an indefinite life for book purposes. The deferred tax liability arises from a difference in the agreed to price for the building asset (tax basis) and the purchase price allocation (book basis included in property and equipment and based on appraisal). Research and development assets acquired in the purchase were not material.

The Company funded the acquisition in part with advances of approximately $2.1 million under its credit facilities with its bank. The Company also utilized approximately $1.3 million in cash from McAleer as, pursuant to the asset purchase agreement, service contract revenue with respect to 2007 services which was received by McAleer in 2006 prior to the closing was segregated for the Company’s account. Initially the owner assumed a $525,000 note secured by the real estate for the remainder of the purchase price, which was subsequently refinanced, and the Company incurred expenses which were capitalized as a part of the transaction. The allocation of the purchase price, detail of intangible assets and sources of funds used are shown in the tables below.

Acquisition of ICS Systems, Inc.

On March 31, 2008, CSI consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS. The total purchase price was $1,348,266 in cash, plus $49,584 of assumed liabilities, and the issuance by the Company of 209,091 shares of the Company’s common stock. We did not assume any material liabilities of ICS. We plan to operate ICS as a separate office from which we will continue to support the existing product and expand opportunities and sales into surrounding areas. We will also be integrating the unique features of ICS software into our products over time, and plan to use ICS personnel to assist with these efforts and future product development needs.

The acquisition was effectuated pursuant to an Asset Purchase Agreement with ICS and Michael Byers, its sole shareholder. The assets acquired included: certain account receivables; work in progress; all furniture, fixtures, machinery, equipment and supplies; and all software and intellectual property rights. The cash portion of the consideration was substantially funded by draw under the Company’s revolving credit facility with RBC Bank (USA).

In connection with the asset purchase transaction described in the Asset Purchase Agreement, the Company entered into a Lease with Byers Properties, L.L.C. for the lease by the Company of the former facilities of ICS. Byers Properties is controlled by Michael Byers, who is the sole shareholder of ICS. The term of the Lease begins April 1, 2008 and runs for a period of three years through March 2011. The Lease calls for annual rent of $79,875, payable monthly. The leased property consists of a single-story brick building located on 2.57 acres in Triangle Industrial Park at 8518 Triad Drive, Colfax, North Carolina. The building comprises 7,207 square feet, with approximately 300 square feet being warehouse space.

ICS, located in Colfax, North Carolina (near Greensboro) is a developer, provider and consultant with respect to fund accounting and billing software. Its primary focus is municipalities located in North Carolina. ICS provides CSI with an immediate customer base geographically contiguous with that of CSI, and its North Carolina office provides a launching point for continued expansion into areas north along the eastern seaboard. The acquisition also provides CSI strategic advantages, including valuable market experience and deeper penetration into the local government market.

The allocation of the purchase prices for both the McAleer and ICS acquisitions, including capitalized acquisition expenses, are as follows (liabilities assumed as parts of the purchase price were not deemed material):

	McAleer	ICS
Property and equipment	$615,000	$50,000
Computer software	610,000	164,000
Goodwill	1,480,587	949,850
Other intangible assets	1,645,000	464,000
Deferred tax liability	(33,750)	—

Total assets purchase price	$4,316,837	$1,627,850

The detail of computer software, other intangible assets and goodwill and their useful lives are as follows:

	McAleer			ICS
Asset	Value	Effective Useful Life		Value	Effective Useful Life
Computer software	$610,000	4 years		$164,000	4 years

Trade name	70,000	3 years		19,000	3 years
Covenants not-to-compete	75,000	5 years		70,000	5 years
Customer contracts and related relationships	1,500,000	20 years		375,000	20 years

Other intangible assets	$1,645,000			$464,000

Total computer software and other intangible assets	$2,255,000	13.3 years	*	$628,000	13.3 years	*

Goodwill	$1,480,587	indefinite		$949,850	indefinite

*	Weighted Average

Sources of funds used in the transaction (net of subsequent refinancing activities) are as follows:

	McAleer	ICS
Proceeds from increase in long-term note payable secured by property and equipment (at time of purchase)	$486,046	$—
Proceeds from long-term note payable secured by real estate (for refinance of McAleer note)	486,000	—
Receipts on billings for McAleer 2007 support agreements earmarked for CSI	1,280,000	—
Draw on revolving credit facility (escrow payment at time of signing of definitive agreement)	100,000	—
Draw on revolving credit facility (at time of purchase (including $12,378 for acquisition related expenses)	1,671,332	1,320,995
Draw on revolving credit facility (for refinance of McAleer note)	39,000	—
Payments of acquisition related expenses (funded from revolving credit facility)	254,459	27,271

Subtotal of funds from revolving loan	2,064,791	1,348,266

Issuance of 209,091 shares of CSI’s common stock valued at $1.10 per share	—	230,000
Assumed liabilities	—	49,584

Total purchase price	$4,316,837	$1,627,850

NOTE 4 – STOCK-BASED COMPENSATION

The Company has a stock based compensation plan, the 2005 Incentive Compensation Plan. The Company accounts for stock based compensation using the fair value method prescribed in SFAS No. 123R, “Share-Based Payment,” and related interpretations, which the Company adopted in 2006 using the modified prospective method. The Company utilizes the Black-Scholes model to estimate the fair value of options granted.

In 2005, the Company assumed the stock based employee compensation plan of CSI – South Carolina as a result of the reverse merger. The Company granted options to purchase 70,000 shares of common stock under the 2005 Incentive Compensation Plan in the first quarter of 2007 at an exercise price of $0.85 per share, as a result of the McAleer acquisition which closed on January 2, 2007, and in November 2007 granted options to purchase an additional 100,000 shares to key employees. In the first quarter of 2008 the Company granted options to purchase an additional 20,000 to other employees. The fair value of stock-based compensation was estimated at the grant date for each issuance using the Black-Scholes option-pricing model. For further information and discussion related to the weighted average assumptions used in the option pricing model please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Assumptions used in calculation of fair value

	For the Period Ended June 30,
	2008	2007
Expected term (in years)	7	10
Expected volatility	123%	153%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	3.6%	4.7%

Stock options

Detail	Number of Options	Weighted Average Exercise Price	Expiration
Options assumed in reverse merger	268,343	$0.12	November 1, 2012
Options granted in McAleer acquisition	70,000	$0.85	January 2, 2017
Options granted to key employees	100,000	$1.42	November 9, 2017
Options granted to other employees	20,000	$1.09	May 28, 2018

The following table summarizes option activity under the plans for the first six months of 2008:

Stock Options	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2007	375,203	$0.60
Granted	20,000	1.09
Cancelled	—	—
Exercised	—	—
Forfeited/expired	—	—

Outstanding at June 30, 2008	395,203	$0.63	6.13	$147,121

Exercisable at June 30, 2008	205,203	$0.12	4.34	$180,421

The aggregate intrinsic value represents the difference between the Company’s closing stock price of $1.00 as of June 30, 2008 and the exercise price multiplied by the number of options outstanding as of that date.

As of June 30, 2008 there remained $103,910 of unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately two years.

No non-employee based stock awards were granted in the first six months of 2008.

Total stock based compensation for the first six months of 2008 was $46,247, of which $9,383 related to the stock options granted as a result of the McAleer acquisition, and $36,864 related to employee stock compensation.

NOTE 5 – LONG-TERM AND SHORT-TERM DEBT, INCLUDING RELATED PARTY TRANSACTIONS, AND OFF-BALANCE SHEET INSTRUMENTS

In 2005, in order to support the activities of the reverse acquisition, the Company entered into a line of credit facility with a bank whereby the Company could borrow up to 80% of accounts receivable balances, not to exceed the total facility limit of $3.0 million. In the first quarter of 2006 and in January 2007, the facility was renewed and the limit increased to $3.5 million and $5.5 million, respectively. The primary purpose of these modifications was to increase the amount of the credit facilities to provide for expanding working capital and other credit needs, including funding the acquisition of substantially all of the assets and business operations of McAleer in early 2007. In May 2007, the Company extended the maturity date of the facility until September 15, 2007.

On September 14, 2007, the Company entered into agreements with the bank renewing the line of credit facility. The terms of the agreements previously entered into were amended as follows:

•	the principal amount of the facility was increased from $5.5 million to $7.0 million;

•	the maturity date was extended from September 15, 2007 until June 30, 2009;

•	permissible purposes of the funds borrowed under the revolving facility were expanded to include funding short-term working capital and general corporate purposes of the Company; and

•

the definition of the borrowing base was expanded to include 50% of eligible inventory (with a maximum borrowing ability against eligible inventory of $1,000,000), in addition to 80% of eligible accounts receivable.

On June 30, 2008, the Company entered into agreements to once again extend the maturity date of the line of credit facility from June 30, 2009 to June 30, 2010.

Other than the amendments noted above, the material obligations and provisions of the facility remain unchanged. The modifications also memorialized certain previously granted waivers to the restrictive covenants and requirements contained in the agreements with the bank. The bank granted waivers permitting us to enter into the acquisition of McAleer, including the use of bank credit facility advances to fund such acquisition, and incurring mortgage indebtedness to McAleer as a part of the purchase of McAleer’s real estate. The bank also waived any cross-default relating to the subordinated notes payable to certain stockholders, which the Company did not repay at their May 2006 maturity.

Under our bank facility, eligible accounts receivable balances essentially include all of our trade accounts receivable except, in most cases, those accounts which are more than 90 days past due. Certain other accounts are excluded from eligibility for borrowing including: (i) accounts due from affiliates; (ii) accounts which we have determined to be of doubtful collectibility; and (iii) accounts due from any one of our customers if such accounts constitute more than 20% of the total eligible accounts. The loans bore interest at LIBOR plus 2.50% (4.96%) at June 30, 2008, and LIBOR plus 2.50% (7.73%) at December 31, 2007, payable monthly.

On February 14, 2006 the Company entered into an agreement with a bank for a 42 month equipment term loan of $400,000 at a fixed interest rate of 7.5% per year. The facility is collateralized by substantially all of the assets of the Company. The purpose of the term loan was to finance 2005 capital expenditures and improve its availability under its bank credit facility for working capital purposes. On January 2, 2007, the Company entered into a modification of the equipment loan. Pursuant to the modification, the equipment loan was increased to $800,000, and bears interest at 7.85% per annum. Principal and interest are payable in 36 consecutive monthly payments of principal and interest of $25,015 continuing until January 1, 2010.

The loans under the revolving credit facility and the equipment facility, as well as all other obligations owed by the Company to the bank, are secured by a first priority security interest in substantially all of the Company’s assets. Also, the Company is required to comply with certain covenants, including: providing periodic financial statements to the bank, compliance with SEC reporting requirements, allowing the bank to inspect its secured assets, and the Company maintaining its assets in good operating condition and maintaining sufficient insurance. Also, the Company is required to comply with certain financial covenants. The first financial covenant is a “Debt Service Coverage Ratio,” which is measured at the end of each year beginning December 31, 2007. This ratio is calculated by adding certain nonrecurring special items to EBITDA (“Adjusted EBITDA”), and then dividing by current maturities of long term debt plus interest expense. For the purposes of the amended loan agreement, “EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) interest expense, (iii) income taxes, and (iv) depreciation, depletion and amortization expenses. The Company is required to maintain a Debt Service Coverage Ratio of not less than 1.2 to 1.0. The second financial ratio is Funded Debt to EBITDA, which is also measured annually beginning December 31, 2007. A ratio of not greater than 2.5 to 1.0 is required. For the purposes of the ratio, “Funded Debt” generally means all obligations for borrowed money or for the deferred purchase price of property, and all capitalized lease obligations. Management believes the Company complied with these current covenants at June 30, 2008, and December 31, 2007.

The amended loan agreement also contains certain restrictive covenants. These include general prohibitions on: (i) disposing of property other than in the ordinary course of business; the Company changing its business; a change in control of the Company; mergers, acquisitions and the creation of new subsidiaries; the incurring of new indebtedness; the creation of new encumbrances or liens; investments, other than certain permitted investments in liquid investment grade paper; and the Company making loans, including loans to officers. Also, the amended loan agreement prohibits the Company from making any distributions (including any dividends on its common stock), or making any repurchases or redemptions of its capital stock, except to the extent there is no event of default either before or after any such distribution, repurchase or redemption. The bank may accelerate the Company’s obligations under the amended loan agreement and the related promissory notes upon an event of default under the amended loan agreement. Events of default generally include the Company failing to make payments of principal or interest when due; defaults under loan covenants, subject to periods during which the Company may cure in certain cases; the Company becoming insolvent or being subject to certain bankruptcy proceedings, subject to certain time periods; and the occurrence of a material adverse change in the Company’s business or financial condition. Upon an acceleration of the bank’s loans to the Company, the bank, among other remedies, would have recourse to substantially all of the Company’s assets through its security interest. There was $3,533,000 and $575,000 of outstanding draws under the facility as of June 30, 2008 and December 31, 2007, respectively.

The Company has subordinated notes payable to shareholders with amounts outstanding totaling $1,950,400 at June 30, 2008. Although the Company possessed adequate availability on the May 9, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a drawdown would not be sufficient to fund ongoing working capital needs. The Company also anticipated that such a refunding of the subordinated notes with bank debt would have caused the Company to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined it was not in the best interest of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. From time to time the Company has also deferred the payment of interest to preserve working capital. Specifically, the Company took this action in the first and second quarters of 2007 as a precautionary measure considering the cash requirement needed for the acquisition of the McAleer operations. Subsequently, the Company paid this and other interest due and no interest was in arrears as of June 30, 2008.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, the Company made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

The amount outstanding on the notes payable to the bank was $908,510 at June 30, 2008 and $1,046,904 at December 31, 2007.

Scheduled principal payments under the Company’s notes payable for the years ended are presented below:

2008	$144,363
2009	306,235
2010	457,912

Total Principal Payments	$908,510

Off Balance Sheet Instruments

As of June 30, 2008, for the prior reporting periods, and through the filing date, CSI had no off-balance sheet instruments except for certain operating leases discussed in Note 7.

Related Party Transactions

During the first and second quarter of 2008 the Company made interest payments to the five former shareholders of CSI – South Carolina, all of whom are significant shareholders of the Company, and four of which are executive officers, and Barron, who owns all of the Company’s preferred shares. These interest payments were made on the subordinated notes payable associated with the reverse merger transaction which occurred in 2005, and represented an annual interest rate of 15% as of June 30, 2008. In 2008, interest payments to the five original shareholders of CSI – South Carolina totaled $122,632 and interest payments to Barron totaled $122,632.

NOTE 6 – PREFERRED STOCK AND RELATED WARRANTS AND RETAINED EARNINGS

Warrants

On February 11, 2005, pursuant to the terms of a Preferred Stock Purchase Agreement with Barron, we issued to Barron two common stock purchase warrants to purchase a total of 7,217,736 shares of our common stock. The respective exercise prices of the warrants were $1.3972 and $2.0958 per share, with each warrant exercisable for 3,608,868 shares. On December 29, 2006, we agreed to a re-pricing of a portion of the warrants in a Warrant Amendment and Exchange Agreement between the Company and Barron. The first warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Warrant exercises may be accomplished in one or a series of transactions, subject to a 4.9% beneficial ownership restriction. The terms and conditions of the warrants are identical except with respect to the exercise price.

The warrants may be exercised on a cashless basis. In such event, the Company would receive no proceeds from their exercise. However, a warrant holder (including Barron) could not effect a cashless exercise prior to February 11, 2006. Also, so long as the Company maintains an effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise. The Company’s registration statement was declared effective on February 14, 2006 and an updating amendment was declared effective on May 9, 2008.

Activity related to the common stock purchase warrants for the six month period ended June 30, 2008 and outstanding balances is as follows:

Common Stock Purchase Warrants

	Warrant A1	Warrant A2	Warrant B1	Warrant B2
Exercise Price	$1.3972	$0.70	$2.0958	$0.85
Expiration Date	2/10/2010	2/10/2010	2/10/2010	2/10/2010

Warrant related activity for the six months

ended June 30, 2008

	Warrant A1	Warrant A2	Warrant B1	Warrant B2
Outstanding at December 31, 2007	2,000,000	555,068	2,000,000	1,608,868
Exercised – first six months 2008	—	—	—	—

Outstanding at June 30, 2008	2,000,000	555,068	2,000,000	1,608,868

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby the Company agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require the Company (subject to carve back by a managing underwriter) to include such shares in certain registration statements it may file. The Company is obligated to pay all expenses in connection with the registration of the shares and, prior to February 11, 2007, was liable for liquidated damages in the event the registration of shares did not remain effective pursuant to the Registration Rights Agreement.

On December 29, 2006, the Registration Rights Agreement was amended to, among other things, eliminate liquidated damages. The Company’s obligation to maintain an effective registration statement was also extended by one year until February 11, 2009.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain facilities and equipment under various operating leases. At June 30, 2008, future minimum lease payments under non-cancelable leases were:

2008	$133,178
2009	235,008
2010	226,431
2011	56,764

Total	$651,381

The Company entered into an operating lease on November 30, 2005 related to the lease of its office facility. The term of this lease is five years, beginning on April 1, 2006 and ending on March 31, 2011. The original commitment under this lease totaled $700,920, due on the first of each month in escalating monthly payments. The commitments under this lease are included in the future payments in the table above. If at any time the Company terminates the lease, the lessor may recover from the Company all damages approximately resulting from the termination, including the cost of recovering the premises and the worth of the balance of the lease over the reasonable rental value of the premises for the remainder of the lease term, which shall be due immediately. The Company does not anticipate terminating the lease at any time prior to its expiration.

On June 20, 2007, the Company and Chuck Yeager Real Estate amended the operating lease agreement, originally entered into on November 30, 2005, to include an additional 12,544 square feet of warehouse space. The lease of the additional warehouse space was the result of carrying additional inventory and increased monthly rent by approximately $2,400. While the lease on the additional space was scheduled to expire on August 31, 2007, the Company extended the lease until December 31, 2007. On April 1, 2008 the Company terminated the lease of this additional warehouse space, and entered into a one year lease with Edge Developments, LLC for 18,000 square feet of warehouse space located at 903B East Main Street, Easley, SC. The terms of this lease require monthly payments of $3,900, which are included in the schedule above, and are scheduled to expire on March 31, 2009, at which time the Company may chose to extend the lease.

On April 1, 2008, in connection with the acquisition of ICS (Note 3), the Company entered into a lease with Byers Properties, L.L.C. for the lease by the Company of the former facilities of ICS. Byers Properties is controlled by Michael Byers, who is the sole shareholder of ICS. The term of the Lease begins April 1, 2008 and runs for a period of three years through March 2011. The lease calls for annual rent of $79,875, payable monthly. The leased property consists of a single-story brick building located on 2.57 acres in Triangle Industrial Park at 8518 Triad Drive, Colfax, North Carolina. The building comprises 7,207 square feet, with approximately 300 square feet being warehouse space. The future minimum lease payments under this lease are included in the schedule above. For further details on the acquisition of ICS please see Note 3 – Acquisitions.

Purchase Commitments

The majority of our purchase commitments are based on firm purchase orders. However, from time to time we commit to purchase product in advance of customer commitments and as inventory to obtain volume pricing discounts or operational efficiencies. Currently we have purchase order commitments to Promethean, one of our major suppliers, for interactive whiteboard inventory of $12.3 million in 2008. As of June 30, 2008, we had satisfied approximately $6.4 million of these purchase order commitments. We have no other significant purchase commitments based on estimates of customer demand that significantly exceed customer commitments. If actual customer demand were to differ significantly either in timing or volume from the purchase commitments, this could strain our available working capital resources. While management anticipates its purchase commitments will not differ significantly from its estimates of customer demand, there can be no assurance that this will in fact be the case.

Executive Officer Employment Agreements

The Company entered into separate employment agreements with each of the four most highly compensated executive officers on February 11, 2005, in conjunction with the closing of the reverse merger. The term of all the employment agreements was three years, expiring on February 10, 2008. The agreements renewed for a one year term automatically upon the expiration of the initial term. Such agreements provide for minimum salary levels adjusted for performance based on review by the Board of Directors. The aggregate commitment for future salaries at June 30, 2008, excluding bonuses, was approximately $518,000.

NOTE 8 – SEGMENT INFORMATION

CSI is organized into the two reportable segments: Software applications and Technology solutions. Below is a description of the types of products and services from which each reportable segment derives its revenues.

Software applications segment

Through our Software applications segment, we report the results of the development, sales, and deployment and provision of ongoing support of our software applications, fund accounting based financial management software and standards based lesson planning software.

Technology solutions segment

Through our Technology solutions segment, we report the results of the technology solutions products through the sales and distribution of computers and accessories and the wide range of technology consulting services, including network and systems integration and computer support and maintenance services, that we provide.

Factors management used to identify our segments:

CSI’s reportable segments are analyzed separately because of the differences in margin routinely generated by the major products within each group, and the differences in which sales and investment decisions may be made to evaluate existing or potential new products. Through its Software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its Technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

There are no significant transactions between reportable segments. The total of Segment net sales and service revenue from all segments is equal to Net sales as reported in our Consolidated Statements of Operations. Sales and Cost of sales are included in each segment’s income as reported in our Consolidated Statements of Operations. Accordingly, the total of the segments’ Gross profit is equal to Gross profit in our Consolidated Statements of Operations. Operating expenses are allocated to segment income based on estimate of sales and administrative time spent on each segment. None of the income or loss items following Operating income (loss) in our Consolidated Statements of Operations are allocated to our segments, since they are reviewed separately by management. Certain non-recurring items (those items occurring for reasons which have not occurred in the prior 2 years and are not likely to reoccur in 2 years) and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. Accordingly, the total of Segment income from all segments, less non-recurring and compliance items, if any, is equal to Operating income (loss) as reported in our Consolidated Statements of Operations.

The total of Segment assets for all segments is equal to Total Assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g., cash, accounts receivable and inventory) based on each segment’s percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the Software applications segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment as discussed above), since support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same basis.

The following tables summarize information about segment income (loss) for the three and six month periods ended June 30, 2008 and 2007; and assets allocated to segments as of June 30, 2008 and 2007.

Amounts in thousands

	Software Applications	Technology Solutions	Total Company
Three months ended June 30, 2008:
Net sales and service revenue	$3,806	$13,745	$17,551
Gross profit	1,683	2,944	4,627
Segment income	332	1,636	(	*)
Segment assets	10,929	13,612	24,541

Three months ended June 30, 2007:
Net sales and service revenue	$2,795	$14,306	$17,101
Gross profit	1,066	2,957	4,023
Segment income (loss)	(19)	2,060	(	*)
Segment assets	7,797	14,811	22,608

	Software Applications	Technology Solutions	Total Company
Six months ended June 30, 2008:
Net sales and service revenue	$6,864	$22,750	$29,614
Gross profit	3,063	4,588	7,651
Segment income	708	2,208	(	*)
Segment assets	10,929	13,612	24,541

Six months ended June 30, 2007:
Net sales and service revenue	$5,534	$23,219	$28,753
Gross profit	2,360	4,196	6,556
Segment income	340	2,551	(	*)
Segment assets	7,797	14,811	22,608

*	See reconciliation below

Reconciliation of Segment income (loss) (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

Amounts in thousands

	Three Months Ended
	June 30, 2008	June 30, 2007
Segment income (loss):
Software applications segment	$332	$(19)
Technology solutions segment	1,636	2,060

TOTAL SEGMENT INCOME	1,968	2,041
Less: Merger and compliance costs
Stock based compensation	(5)	(5)
Acquisition expenses	(9)	(4)
Professional and legal compliance and litigation related costs	(138)	(201)

OPERATING INCOME Per consolidated Statements of Operations	$1,816	$1,831

Amounts in thousands

	Six Months Ended
	June 30, 2008	June 30, 2007
Segment income:
Software applications segment	$708	$340
Technology solutions segment	2,208	2,551

TOTAL SEGMENT INCOME	2,916	2,891
Less: Merger and compliance related costs
Stock based compensation	(9)	(91)
Acquisition expenses	(33)	(9)
Professional and legal compliance costs	(234)	(381)

OPERATING INCOME Per Statement of Operations	$2,640	$2,410

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

A. Introduction

Unless the context requires otherwise, “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the consolidated combined business of Computer Software Innovations, Inc., a Delaware corporation, and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation.

Products and Services

We develop software applications and provide technology solutions, focused primarily on the needs of organizations that employ fund accounting. Fund accounting is used by those entities that track expenditures and investments by “fund,” or by source and purpose of the funding (e.g., funds provided by government or grant sources), and is utilized primarily by public sector and not-for-profit entities. Our client base consists principally of municipalities, school districts and local government organizations. Our clients also include public libraries, disabilities boards and other non-governmental clients.

We monitor our business results as two segments, the Software applications segment and the Technology solutions segment.

Through our Software applications segment, we report the results of operations related to our internally developed software, including an allocation of overheads. Our internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. Our primary software, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. Our client base for our financial management software consists principally of K-12 (kindergarten through grade 12) public education and local government organizations, including counties and municipalities. Our clients also include public libraries, disabilities boards, higher education and other non-governmental clients. Through our Software applications segment, we also provide standards based lesson planning software. The software is designed to allow education professionals to create, monitor, and document lesson plans and their compliance with a state’s curriculum standards including what standards have been met or need to be met. These applications are offered principally to our education clients. Additionally, we rebrand and resell other software applications and services including application delivery, data recovery, warmsite and other applications focused solutions and report the results through our Software applications segment.

We report the results of operations related to our hardware-based technology solutions, including an allocation of overheads, through our Technology solutions segment. Our hardware-based technology solutions include a wide range of technology products and services including hardware and related design, engineering, project planning, installation, training, management and ongoing support and maintenance of hardware and hardware-based operating systems and application software. Our technology solutions include hardware and software for hardware-based operating systems and application software for computers, networking (wireless and wired), firewall (internet and network access security) and email solutions, IP telephony, wireless networking, video conferencing, video surveillance, monitoring and interactive distance and in-classroom teaching tools, including interactive whiteboard solutions and integrated accessories. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products. These technology solutions are offered to our primary customer base, users of fund accounting. Some solutions, such as IP telephony and video conferencing, are also offered to for-profit entities as opportunities arise.

Organization

Our business efforts are focused on our two key operating segments: internally developed software applications and related service and support (our “Software applications segment”), and other technology solutions and related service and support (our “Technology solutions segment”).

Software Applications Segment

Our Software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations are primarily municipalities, school districts and local governments. Specific software modules include:

• General (or “Fund”) Ledger; • Accounts Payable; • Purchasing; • Payroll;	• Personnel; • Employee Absence/Substitutes; • Inventory; • Utility Billing; and	• Other specialty modules designed for government markets.

Our Software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sales, deployment and support of our “in-house” software products. From time-to-time they also provide support for the Technology solutions segment.

As in other competitive software businesses, the sales and support of software products developed for resale, coupled with few related hardware sales, support higher margins in the Software applications segment (also referenced as “software and related services”). The sales of the Technology solutions segment (also referenced as “hardware sales and related services”) are typically at lower margins, due to the amount of hardware, a traditionally low margin product, included in these sales.

Technology Solutions Segment

Our Technology solutions segment has a staff of certified engineers capable of providing a broad range of technology solutions to our client base, including, but not limited to:

•	Technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	Hardware/software installations;

•	Cabling (installation of wiring and wireless devices to link computer networks and telephones);

•	System integration (installation of computers and configuration of software to enable systems to communicate with and understand each other);

•	Wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	Wireless networking (linking a group of two or more computer systems by radio waves);

•	IP telephony and IP surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	Project management (overseeing installation of computers, telephone equipment, cabling and software);

•	Support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	System monitoring (proactively monitoring computers and software to detect problems);

•	Education technologies, (distance learning and classroom learning tools such as interactive white boards and integrated accessories, such as hand held voting devices and audio systems).

In addition to our engineers, our Technology solutions segment includes a staff of sales persons, project managers and product specialists. Our Technology solutions segment also purchases and resells products from a variety of manufacturers including but not limited to Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg, and supports the Software applications segment, as needed.

The combination of traditionally low margin sales of hardware with the sales of services results in a much lower margin for the Technology solutions segment when compared to the Software applications segment. Gross margins for the Software applications segment were 44.2% and 44.6% for the three and six month periods ended June 30, 2008, while margins for our Technology solutions segment were 21.4% and 20.2% for the same periods. Gross margins for the Software applications segment were 38.1% and 42.6% for the three and six month periods ended June 30, 2007, while margins for the Technology solutions segment were 20.7% and 18.1% for the same periods.

We believe the combined efforts of our Technology solutions segment with that of our Software applications segment provide CSI with a competitive advantage in the education and government markets.

For a discussion of the results of the reported segments, see “—F. Financial Performance” below.

Strategy

While we report the business as two segments and use such information for analysis and decision making purposes, we also operate the business collectively, taking advantage of cross-selling opportunities. As a part of our software applications and technology solutions sales efforts we provide systems and software networking and integration services. These services also generate a significant amount of revenue by increasing demand for the computer hardware equipment we sell.

Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions, and to provide ongoing technical support, monitoring and maintenance services to support the clients’ continuing needs. We also market our hardware solutions and ability to provide a wide level of services and support independent from our software solutions, which when marketed to a fund accounting based organization may also lead to future software sales and integration services. By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve high long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from and increased account penetration through added products and services within our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Our focus is on nurturing long-standing relationships with existing customers while establishing relationships with new customers. Over the past ten years we have retained more than 90% of our financial management software customers, and many have become technology solutions customers. Some of our customers who first purchased technology solutions and services have subsequently become financial management software customers.

Our long-term strategy is to pursue a national presence. Our primary, initial focus has been on the southeast region of the United States. As a result of our January 2007 acquisition of McAleer Computer Associates, Inc. (“McAleer”) discussed below, we have expanded our reach into the southeastern states significantly and are beginning to look at other areas of the United States as well.

By strategically combining our internally developed software applications with our ability to integrate computer, networking and other hardware solutions, we have been successful in providing software and hardware solutions to over 400 clients located in the tri-state area of South Carolina, North Carolina and Georgia.

Prior to January 2, 2007, we supported our operations principally out of our physical location in Easley, South Carolina. On January 2, 2007, we acquired the operations, in an asset purchase acquisition, of McAleer. McAleer, an Alabama corporation based in Mobile, Alabama, was primarily a provider of financial management software to the K-12 education market. It had been in operation for over twenty-five years. The acquisition of McAleer strengthens CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brings on more than 160 additional fund accounting customers in the K-12 education sector, with a geographic presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also has customers in Georgia and South Carolina. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions. CSI has the opportunity to increase sales to those specific markets and the new regions that McAleer serves. McAleer and the acquisition is discussed in more detail in our latest Annual Report filed on Form 10-K.

The products and services previously offered by McAleer are now products and services of CSI. However, where appropriate, in order to differentiate, we refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support will be offered from the Mobile, Alabama office subsequent to the acquisition, as “McAleer” or “CSI-Mobile” products and services. All other products and services of CSI referred to, and the software applications products and services referred to specifically as “CSI-Easley,” are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily out of its Easley, South Carolina headquarters.

For more information on our strategy, see “—Acquisitions” below and our latest annual report filed on Form 10-K.

Acquisitions

We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, when appropriate, expand our technological capabilities and product offerings. While we may use a portion of any cash proceeds generated by operations or obtained from capital sources to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability from those sources or related pay-downs to fund acquisitions. We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns.

As previously disclosed, on January 2, 2007 we acquired the business operations of McAleer, based in Alabama. We believe the acquisition of this leading provider of fund accounting based financial management software to the K-12 education sector in seven southeastern states fits within our acquisition strategy. McAleer and the acquisition transaction are discussed in more detail in our latest Annual Report filed on Form 10-K and Note 3 to our financial statements included in this Form 10-Q filing.

Also as previously disclosed, in furtherance of our acquisition strategy, on March 31, 2008, we consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS Systems, Inc. (“ICS”), located in Colfax, North Carolina (near Greensboro), was a developer, provider and consultant with respect to fund accounting and billing software for the local government market space in that state. We sometimes refer to the former ICS operations as “CSI-Greensboro.” The ICS transaction is discussed in more detail in Note 3 to our unaudited consolidated financial statements included in this Form 10-Q.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition. We continue to pursue and enter into preliminary discussions with various acquisition candidates.

B. Current Challenges and Opportunities of our Business, and Forward-Looking Information

Sarbanes-Oxley Compliance

As a public company we are required to maintain internal controls and processes related to addressing risks which are inherent in financial reporting, in compliance with the Sarbanes-Oxley Act (“SOX”). These controls must also be executed consistently and reviewed and tested for effectiveness on a periodic basis. The implementation, monitoring, testing and remediation of internal controls are a complex and costly endeavor. Our costs to support Sarbanes-Oxley are estimated to be under $500,000 per year, including both outsourced efforts and internal personnel costs, and our spending on capitalizable items specifically related to Sarbanes-Oxley is under $100,000 per year.

We have incurred costs to implement, and will incur additional costs to support ongoing efforts to comply with the Sarbanes-Oxley Act legislation. Due to the ongoing changes in our business, our acquisition strategy and the increasing complexity of reporting requirements and regulations, we can give no assurances that our costs for continuing Sarbanes-Oxley compliance will not increase. Also, we cannot guarantee that we will not in the future identify internal control deficiencies, or that we will be able to remediate any such deficiencies in a timely fashion.

Software Modifications Required by Geographic Expansion

We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. To do so, we may have to modify our existing fund accounting programs to accommodate differences in state laws, regulations and taxation. We anticipate needing to make additional investment in software development to accomplish this. However, we plan to make the changes when we have firm orders in an area in an attempt to maximize return on investment as quickly as possible. We are currently converting our programs to the Microsoft .Net programming and SQL database language, but do not yet have all modules ready for release. As a result, some jurisdictional related changes have been made in 2007 and may be required to be made in both our current and .Net platforms through 2008, when we anticipate the large majority, if not all, modules will be converted. The costs of such changes may offset somewhat the positive impact from expanding our geographic reach significantly begun in early 2007 with the acquisition of McAleer.

Conversion of our Accounting+Plus software to Microsoft .Net Programming and SQL Database Language

We have already completed the conversion of the majority of our core accounting modules to Microsoft.Net Programming and SQL database language, with the personnel module still in progress. The completed modules are in formal beta installations. However, the changes resulting from the formal beta use have been limited. We are prepared to install and have installed some of the completed modules in select entities which do not have an immediate need for other integrated modules not yet converted. In addition, the completed modules have the functionality necessary to handle school activity funds, such as student clubs, organizations and athletics. Typically the personnel (payroll) module payroll is not needed to support school activity funds. Many school activity personnel use packages independent of the school’s accounting packages, which may be cumbersome, or lack functionality. Accordingly, we are beginning to look for sales opportunities of the completed modules now, marketed as our “School Activity” solution. If the school later adopts our full accounting suite, the process of integration will be relatively seamless. We anticipate completing most of the remaining modules throughout 2008, with the remainder completed in 2009.

Maintaining Margins and Volume

In 2007, we experienced a significant increase in sales of interactive whiteboard solutions and to a lesser degree sales of IP Telephony solutions, as well as increased sales of engineering services related to both product solutions. Both product lines, IP Telephony and interactive whiteboard solutions, have become subject to increased competition as more product manufacturers have recognized product potential and have entered these markets. Favorably, our margins have fluctuated by only a few (typically less than five, and often less than one) percentage points on a quarterly and annual basis. In order to maintain and improve our margins, we need to continue to search for new and innovative, and initially higher margin, products to augment those that become mature, or we need to increase our revenues or our personnel utilization to achieve greater economies of scale. We also intend to continue our focus on existing higher margin areas such as engineering services and sales of software solutions and related services. While we cannot predict success in achieving these goals, as opportunities arise we take actions to maintain and improve our margins. These include expanding our geographic reach, increasing the size of and reorganizing our sales force to focus on more products backed by product specialists, increasing telemarketing efforts, improving our sales tools, and identifying additional product and service areas. We are focused on increasing margins, but ultimately we are looking to increase profits by leveraging existing and an increasing number of customer relationships by taking advantage of cross-sell opportunities with a variety of products and services. We will work to focus primarily on those customers for whom we can provide ongoing support and higher margin integration and other engineering services.

Additionally in 2007, a considerable percentage of the significant increase in sales of interactive whiteboard solutions related to a select number of large projects, initiated by school districts, involving their implementation of the new technology. Due to the size and nature of these projects, we were able to achieve certain economies of scale that resulted in substantially improved margins and increased gross profits. The challenge in 2008 and future periods will be to secure similar large opportunities or a greater number of smaller implementations. We have therefore developed a strategy focused on both large opportunities and a greater number of smaller opportunities. This strategy includes focusing certain members of our sales team’s efforts specifically on the interactive whiteboard solution product line in an effort to increase market penetration and continue the growth of interactive whiteboard sales. We are also making efforts to take advantage of opportunities which may arise to expand our geographic reach with this product line. Prior to 2007, we were authorized to sell interactive whiteboard products by our partner on an exclusive basis in two states, South Carolina and North Carolina. In early 2008, we entered into an affiliate relationship with another vendor whereby we would participate in the opportunity to sell these solutions in certain counties within the state of Alabama. Also, in the first half of 2008 our revenues have increased only slightly from increases in the number of smaller dollar sales from all segments combined, to offset the very large orders in the prior year. However, with fewer projects of similar size to those very large ones in the prior year, revenues have been up, but not to the level we would prefer. We continue to invest in efforts to improve our top line performance, including recruiting sales talent and increasing marketing efforts, and expect these efforts to pay off in future periods. We also continue to look to acquisitions to enhance our growth.

Technology and Software Budgets

While federal, state and local funding can vary from year to year, and technology and software budgets have been challenged during the last few years, we have sensed a steady improvement in the discretionary funds that are available to our potential clients. These discretionary funds, coupled with our clients’ desire to improve or implement technology and software tools into their individual environments, have provided growth for our business. We recognize that future changes in funding could improve or strain technology budgets. For example, a recession could result in a decline in spending by our educational and local government client base. However, since such spending is generally based on tax revenues which do not always correlate immediately or directly with changes in the economy, the impact is generally reduced when compared to the impact on those vendors whose client base consists primarily of private sector businesses. In the current year, we have experienced some delays in orders due to budget constraints. While we are cautiously optimistic about continued spending, we cannot predict the impact changes in funding may have on our business.

Creating Synergies with Merger and Acquisition Activity

Part of our strategy to remain competitive and to grow the Company involves taking advantage of acquisition opportunities. While there are many benefits to be gained from a successful acquisition, there are also many financial and operations risks that must be properly addressed in order to create operational synergy and financial benefit. While we engage outside professionals to assist us with identifying and evaluating potential acquisitions, some members of our management team have limited experience in merger and acquisition activity. Management must be cautious in their evaluation of and expectations from any acquisition target. With any acquisition, we cannot ensure that we are allocating capital to businesses that will increase growth with higher returns and will not require additional capital, or add other strain on our capital resources.

We have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets

•	Protection of our current customer base from competition

•	Removal or reduction of market entry barriers

•	Opportunity to gain operating leverage and increased profit margins

•	Diversification of sales by customer and/or product

•	Improved vendor pricing from increased volume and/or existing vendor relationships

•	Improvements in product/service offerings

•	Protection of and ability to expand mature product lines

•	Ability to attract public capital and increased investor interest

By carefully evaluating these factors we seek to successfully execute our corporate acquisition growth strategy and thereby provide positive operating results and increased return on investment to our stockholders.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

C. Critical Accounting Policies and Estimates

Basis of Presentation

Our consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. We use the accrual basis of accounting.

We employ accounting principles generally accepted in the United States (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates and assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. It is important that an investor understand that actual results could differ materially from these estimates, assumptions, projections and judgments.

Certain accounting policies, methods and estimates are particularly sensitive because of their significance to the financial statements and of the possibility that future events affecting them may differ markedly from management’s current judgments. For a description of our significant accounting policies, see Note 1 to the audited financial statements as of and for the year ended December 31, 2007 filed with our Form 10-K and Note 1 contained in the explanatory notes to our unaudited consolidated financial statements as of and for the period ended June 30, 2008 included as part of this report. The most critical accounting policies that have a significant impact on the results we report in our consolidated financial statements are discussed below.

Disclosure Regarding Segments

The Company reports its operations under two operating segments: the Software applications segment and the Technology solutions segment.

Revenue Recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, and Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (e.g., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment. Shipping and handling charges to customers are included in revenues. Shipping and handling costs incurred by the Company are included in cost of sales.

Technology revenues are generated primarily from the sale of hardware. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Long-term Payment Arrangements

Our primary customer base consists of local government and education entities whose source of funding (local taxes and federal funding) is generally assured; accordingly the risk of uncollectibility is lower than that of businesses selling primarily to non-government entities. The Company has an ongoing practice of providing financing for certain purchases under notes receivable or long term leases typically ranging from 3 to 5 years, subject to review of its exposure under such facilities and cash flow availability or needs at the time of such purchases. Such amounts have not constituted a significant portion of its account balances, and the Company has historically never experienced a default under such arrangements. The Company recognizes revenue under these arrangements when the criteria noted under Software License Revenues and Computer Hardware Sales Revenues above is met, in accordance with SOP 97-2, as amended by SOP 98-9.

Service/Support Revenues

Services revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

Our suppliers generally warrant the products distributed by us and allow returns of defective products, including those that have been returned to us by its customers. We do not independently warrant the products we distribute, but we do warrant our services with regard to products that we configure for our customers and products that we build from components purchased from other sources. Warranty expense is not material to our financial statements.

Long-lived Assets

Long-lived Assets

Expenditures for major renewals or betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value.

Depreciation

Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of such property and equipment.

Computer Software Costs and Amortization

Computer software costs consist of internal software production costs and purchased software costs capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.”

Costs resulting from research and development of new software products where the technological feasibility is unknown and enhancements which do not prolong the life or otherwise increase its value are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, to date, through our Software solutions segment, we have spent no material efforts on technological innovation for which the feasibility has been unknown.

Stock Based Compensation

The Company has a stock based compensation plan, the 2005 Incentive Compensation Plan. The Company accounts for stock based compensation using the fair value method prescribed in SFAS No. 123R, “Share-Based Payment,” and related interpretations, which the Company adopted in 2006 using the modified prospective method. The Company utilizes the Black-Scholes model to estimate the fair value of the shares granted.

Other Intangible Assets

The Company follows SFAS No. 142, “Goodwill and Other Intangible Assets,” in our accounting and reporting for other intangible assets.

SFAS No. 142 eliminates the requirement to amortize intangible assets with an indefinite life, addresses the amortization of intangible assets with a defined life, and addresses impairment testing and recognition indefinite-lived intangible assets. In accordance with SFAS No. 142, we do not amortize indefinite-lived intangible assets (e.g., corporate trademarks for which planned use is indefinite). We evaluate the remaining useful life of intangible assets that are not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, we amortize the intangible asset prospectively over its remaining estimated useful life. Amortizable intangible assets (e.g., product trademarks) are amortized on a straight-line basis over six years or the life of the product, whichever is shorter.

In addition, as required under SFAS No. 142, we perform annual tests for impairment of our indefinite-lived intangible assets. Our indefinite-lived intangible assets consist of values assigned to certain trademarks and other intangibles we have developed or acquired.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or refundable plus deferred income tax assets and liabilities. Deferred income tax assets and liabilities are recorded to recognize the income tax effect of the temporary differences in the method of reporting various items of income and expenses for financial reporting purposes and income tax purposes. The deferred income tax assets and liabilities at the end of the year are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable.

Related Party Transactions and Off-Balance Sheet Arrangements

We have not entered into any significant transactions with related parties other than the issuance of subordinated debt to certain executive officers and shareholders and payments described in Note 5 to our unaudited financial statements for the period ended June 30, 2008 and under “—E. Liquidity and Capital Resources—Credit Arrangements” below. We do not use off-balance-sheet arrangements with unconsolidated related parties, nor do we use other forms of off-balance-sheet arrangements such as research and development arrangements.

D. Financial Performance

Overview

Our revenues increased $0.4 million or 2.6% to $17.6 million for the second quarter of 2008 compared to the same period of the prior year. The revenue increase was due to 36.2% growth in new software sales, service and support, substantially offset by a 3.9% decline in technology sales consisting primarily of interactive whiteboard solutions. Of the 36.2% increase in software sales for the second quarter 2008, the new addition of the CSI-Greensboro operations added 8.4%, with the organic growth from our CSI-Easley and Mobile software operations (operations ongoing before the CSI-Greensboro acquisition) contributing the remaining 27.8%. Interactive whiteboard technology solutions declined primarily from our delivery of smaller orders in 2008 being insufficient to match two large, multi-million dollar orders delivered in the same period of 2007. Revenues for the six month period ended June 30, 2008 of $29.6 million increased $0.9 million or 3.0% compared with the same period in the prior year primarily due to the increased revenue generated from the software segment (up 24.0%), partially offset by a decline (2.0%) in technology primarily from lower interactive whiteboard solutions sales. Of the 24.0% increase in software segment revenues for the six months, the CSI-Greensboro operations added 4.2%, with the remaining 19.8% coming from increased CSI-Easley and Mobile software revenues.

Gross profit for the second quarter of 2008 improved by $0.6 million, or 15.0%, to $4.6 million. The improvement was primarily due to the increased volume and margin from the Software applications segment (which experienced an increase in gross profit of 57.9%) including the addition of software profits generated by the acquired CSI-Greensboro operations (which improved software segment gross profit by 6.5%). These improvements were partially offset by a decrease in Technology solutions gross profit (-0.5%) primarily from the reduced product sales. Increases were also partially offset by increased amortization related to increased capitalization of costs associated with the .Net Microsoft SQL (application programming language and database) conversion effort for the CSI-Easley software operations. The decrease in gross profit from product sales of the technology division was partially offset by an improvement in the technology margin. Gross profit for the six month period ended June 30, 2008 increased by $1.1 million or 16.7% to $7.7 million. This increase was primarily related to the increased volume in the Software applications segment (which experienced an increase in gross profit of 29.8%) including the addition of CSI-Greensboro (which improved software segment gross profit by 3.0%). An improvement in Technology solutions gross profit (9.3%) added to the increase.

Operating income for the second quarter of 2008 was relatively flat over the same period in the prior year, declining by less than $15,000 or 0.8%. The slight decline came primarily from second quarter increased investment in sales and marketing efforts in our extended geographic region, which was expanded by the CSI-Mobile acquisition in the prior year, increased sales commissions, and increased travel and mobile costs. The decline also reflects increased IT personnel costs to support SOX and a larger organization, and increased franchise and business license taxes and other miscellaneous costs related to the significant increase in operations and growth in revenues in the prior year. The addition of selling, general and administrative costs from the acquired CSI-Greensboro operations also added to the increase. Operating income for the first six months of 2008 improved $0.2 million, or 9.5%, over the same period in the prior year, to $2.6 million. This increase resulted from the increases in gross profits and decrease in operating expenses as a percent of sales in the first quarter, partially offset by the second quarter’s modest decline. Further analysis of financial performance, including additional segment information, is discussed below in subsequent sections of this report.

Consolidated Results of Operations for the Three Months Ended June 30, 2008 and 2007

Amounts in 000’s

	Three Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$17,551	$17,101	$450
GROSS PROFIT	4,627	4,023	604
OPERATING INCOME	1,816	1,831	(15)

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME
Gross Profit:
Sales			$450
Cost of sales excluding depreciation, amortization and capitalization			232
Depreciation and amortization			(73)
Capitalization of software costs			(5)

			604

Operating Expenses:
Salaries, wages and benefits			(415)
Stock based compensation			—
Acquisition expenses			(5)
Professional and legal compliance related costs			63
Sales consulting fees			(8)
Marketing expenses			(30)
Travel and mobile costs			(43)
Depreciation and amortization			(31)
Other SG&A expenses			(150)

			$(15)

Revenues

Total revenues in the second quarter of 2008 increased $0.4 million or 2.6% in comparison with the second quarter of 2007 to $17.6 million. This net increase included a $1.0 million increase in software sales and services partially offset by a $0.6 million decline in hardware sales and services through the Technology solutions segment, primarily from reduced sales of interactive whiteboard solutions with a higher volume of lower dollar sales transactions in the current year quarter being insufficient to surpass the impact of a very large deal in the prior year’s second quarter. Included in the software segment results were increased sales of $0.2 million from the CSI-Greensboro acquisition. The remaining $0.8 million increase in that segment was from organic growth.

Gross Profit

Gross profit in the second quarter of 2008 increased $0.6 million or 15.0% in comparison with the second quarter of 2007 to $4.6 million. The increase was driven by increased sales in the software segment, partially offset by a decline in hardware gross profits primarily from decreased sales of interactive whiteboard solutions. Increased margin in the software segment added to the improvement from sales volume while increased margin in the technology segment partially offset the reduction from the impact of reduced technology sales volume. Increases were also partially offset by increased amortization related to increased capitalization of costs associated with the .Net Microsoft SQL (application programming language and database) conversion effort for the CSI-Easley software operations.

Operating Expenses

Operating expenses increased approximately $0.6 million, or 28.2%, in the second quarter of 2008 compared to the second quarter of 2007. The above table analyzes the major items that account for this increase. The majority of the increase came primarily from increased salaries, wages and benefits, marketing and travel and mobile costs. In the second quarter of 2008, we increased investment in sales and marketing efforts in our extended geographic region, which was expanded by the CSI-Mobile acquisition in the prior year. We also experienced increased sales commissions, and increased travel to support expansion efforts. Increased IT personnel costs to support SOX and a larger organization, in addition to the expansion efforts, contributed to the increase in salaries and wages, compared to the same period of the prior year. Other selling, general and administrative costs increased due to increased franchise and business license taxes and other miscellaneous costs related to the significant increase in operations and growth in revenues in the prior year. These increases were partially offset by a decrease in professional and legal compliance costs due to reduced registration related activities. The addition of selling, general and administrative costs from the acquired CSI-Greensboro operations contributed approximately $0.1 million spread among the major categories. The increased operating costs resulted in a relatively flat operating income result, with operating income declining only $15,000 or 0.8% compared to the prior year’s second quarter, despite the investment for, in the opinion of management, improved long-term performance.

Segment Information

CSI is organized into the two segments: Software applications and Technology solutions.

Software applications segment

Through our Software applications segment, we develop, sell, deploy and provide ongoing support of proprietary software applications.

	Three Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$3,806	$2,795	$1,011
GROSS PROFIT	1,683	1,066	617
SEGMENT INCOME (LOSS)	332	(19)	351

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) SEGMENT INCOME
Gross Profit:
Sales			$1,011
Cost of sales excluding depreciation, amortization and capitalization			(324)
Depreciation and amortization			(65)
Capitalization of software costs			(5)

			617

Operating Expenses:
Salaries, wages and benefits			(128)
Marketing expenses			(20)
Travel and mobile			(3)
Depreciation and amortization			(22)
Other SG&A expenses			(93)

			$351

Revenues improved by $1.0 million, or 36.2%, from increased sales in all major areas for the software segment: software product sales, services and support. Of the increase, the acquisition of the CSI-Greensboro operations added $0.2 million.

Just under half of the increase in cost of sales came from the addition of the CSI-Greensboro operations. Increased amortization expense and increased salaries, wages and benefits related to the support for the .Net Microsoft SQL (application programming language and database) conversion effort, and for increased installation and training efforts, also contributed to the increase in cost of sales. Increased costs from improved sales of third-party product also contributed to the increase in software cost of sales. The increased sales of additional internally developed software products and increased services related to those sales favorably impacted Software applications segment margin. The gross margin for the second quarter of 2008 was 44.2% compared to 38.1% in the prior year’s second quarter.

Operating expenses increased primarily from the increased commissions related to the improved sales results and the addition of the CSI-Greensboro acquisition. The segment experienced a significant increase in operating income due to the improvements in software product sales and related services previously discussed.

Technology solutions segment

Through our Technology solutions segment, we provide technology solutions through the sales and distribution of computers and accessories and offer a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

	Three Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$13,745	$14,306	$(561)
GROSS PROFIT	2,944	2,957	(13)
SEGMENT INCOME (LOSS)	1,636	2,060	(424)

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) SEGMENT INCOME
Gross Profit:
Sales			$(561)
Cost of sales excluding depreciation			556
Depreciation			(8)

			(13)

Operating Expenses:
Salaries, wages and benefits			(287)
Sales consulting fees			(8)
Marketing expenses			(10)
Travel and mobile			(40)
Depreciation and amortization			(9)
Other SG&A expenses			(57)

			$(424)

Technology revenues decreased from second quarter 2007 by $0.6 million, or 3.9%. The decrease in new hardware sales was attributed to an increase in the number of smaller-dollar sales transactions of interactive whiteboard systems being insufficient to surpass the impact of a large-dollar district-wide implementation in the prior year’s same quarter.

The decrease in sales was accompanied by a decrease in cost of sales for the related products. Favorable changes in product mix toward higher margin engineering services, and increases in product sales commissions for representation of products sold direct to customers and for which no cost of sales are incurred, improved the margins from 20.7% in the prior year’s second quarter to 21.4% in the second quarter of 2008, partially offsetting the impact of reduced volume of interactive whiteboard solutions sales on gross profit.

The increase in salaries and wages, sales consulting fees, marketing and travel and mobile in operating expenses was related primarily to increased sales efforts across a broader geographic area. Increased franchise taxes and business license costs following the large jump in the size of the technology business in the prior year impacted other SG&A. The increased operating costs resulted in a 20.6% decrease in segment operating income compared to the prior year’s second quarter.

The following tables summarize information about segment profit and loss for the quarters ended June 30, 2008 and 2007.

Amounts in thousands

	Software Applications	Technology Solutions	Total Company
Three months ended June 30, 2008:
Net sales and service revenue	$3,806	$13,745	$17,551
Gross profit	1,683	2,944	4,627
Segment income (loss)	332	1,636	(*)

Three months ended June 30, 2007:
Net sales and service revenue	$2,795	$14,306	$17,101
Gross profit	1,066	2,957	4,023
Segment income (loss)	(19)	2,060	(*)

Reconciliation of Segment income (loss) (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

Amounts in thousands

	Three Months Ended
	June 30, 2008	June 30, 2007
Segment income (loss):
Software applications segment	$332	$(19)
Technology solutions segment	1,636	2,060

TOTAL SEGMENT INCOME	1,968	2,041
Less: Merger and compliance costs
Stock based compensation	(5)	(5)
Acquisition expenses	(9)	(4)
Professional and legal compliance and litigation related costs	(138)	(201)

OPERATING INCOME Per consolidated Statements of Operations	$1,816	$1,831

Interest and Other Income and Expenses

Interest expense decreased in the second quarter of 2008 compared to the second quarter of 2007 by $21,000, or 14.0%, due to primarily to reductions in interest rates on borrowed funds.

Income Taxes

Income taxes decreased by $102,000 or 13.2%, in the second quarter of 2008 compared to the second quarter of 2007 due to the decrease in operating income, and a reduced estimated effective tax rate following the impact of South Carolina jobs tax credit which the company began taking advantage of at the end of 2007.

Net Income and Earnings per Share

Net income increased to $1.0 million for the second quarter of the current year, up $0.1 million or 12.0% over the same period of the prior year. The increase was primarily a result of the increased software gross profits, partially offset by the small decline in technology gross profit. The favorable Software applications segment results were also partially offset by our investment to penetrate the wider footprint of the Company through potential technology cross-sales following the CSI-Mobile acquisition in the prior year, and decreased interactive whiteboard revenue.

Basic earnings per share declined from $0.25 in the second quarter 2007 to $0.21 in the second quarter of 2008, primarily due to an increase in the number of basic shares outstanding following exercise of warrants in late 2007, partially offset by the impact of the improvement in net income. Diluted earnings per share increased from $0.07 in the second quarter of 2007 to $0.08 in the second quarter of 2008. The increase came from the improvement in net income coupled with a decrease in the weighted average number of shares outstanding, from the impact of stock prices on the application of the treasury stock method on warrants outstanding, and the reduction in outstanding warrants following exercises in late 2007.

Consolidated Results of Operations for the Six Months Ended June 30, 2008 and 2007

	Six Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$29,614	$28,753	$861
GROSS PROFIT	7,651	6,556	1,095
OPERATING INCOME	2,640	2,410	230

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME
Gross Profit:
Sales			$861
Cost of sales excluding depreciation, amortization and capitalization			306
Depreciation and amortization			(136)
Capitalization of software costs			64

			1,095
Operating Expenses:
Salaries, wages and benefits			(665)
Acquisition expenses			(24)
Stock based compensation			82
Professional and legal compliance related costs			147
Sales consulting fees			(23)
Marketing expenses			(42)
Travel and mobile costs			(60)
Depreciation and amortization			(47)
Other SG&A expenses			(233)

			$230

Revenues

Total revenues in the first six months of 2008 increased $0.9 million or 3.0% in comparison with the first six months of 2007 to $29.6 million. This net increase included a $1.3 million increase in software sales and services, partially offset by a $0.4 million decline in Technology solutions segment sales. Technology solutions segment sales decreased primarily from reduced sales of interactive whiteboard solutions, partially offset by increased sales of other products including infrastructure solutions and increased engineering services. An increased number of smaller-dollar interactive solutions sales transactions in the first six months of 2008 were not sufficient to offset the benefit carried into the first quarter of 2007 of a larger backorder at year end 2006 and an additional large dollar district-wide implementation of interactive whiteboard solutions in the second quarter of 2007. The increase in the Software applications segment was primarily due to increases in all areas including software product sales and services, and support. The acquisition of the CSI-Greensboro operations in the second quarter of 2008 added $0.2 million of software revenues, with the remaining $1.1 million the increase from organic growth.

Gross Profit

Gross profit in the first six months of 2008 increased $1.1 million or 16.7% in comparison with the first six months of 2007 to $7.7 million. The increase in software gross profit was driven by the corresponding increase in revenues, while the increase in hardware gross profit was driven by the shift in product mix toward more engineering services. The gross margin increased from 22.8% in 2007, to 25.8% in 2008. The change in margins was primarily due to the higher volume of software product sales and the shift in product mix in the Technology solutions segment to higher margin infrastructure products and engineering services. These increases were partially offset by increased amortization related to increased capitalization of costs associated with the .Net Microsoft SQL (application programming language and database) conversion effort for the CSI-Easley software operations.

Operating Expenses

Operating expenses increased approximately $0.9 million, or 20.9%, in the first six months of 2008 compared to the first six months of 2007. The above table analyzes the major items that account for this increase. The majority of the increase is reflected in salaries, wages and benefits, while sales consulting fees, marketing and travel and mobile, depreciation and amortization and other selling, general and administrative expenses added to the increase. These areas all increased as a result of growth of the business and to a greater degree, increased investment in the larger geographic region and expanded potential customer base from the addition of the CSI-Mobile operations in 2007. These increases were partially offset by the decrease in stock-based compensation costs associated with the 2005 reverse merger, which applied primarily to services for which compensation vested in 2006 and 2005 and for which no additional awards were granted significantly impacting 2007, as well as a decrease in compliance costs with less efforts expended on outsourced Sarbanes-Oxley compliance and more efficient registration work. Improvements in gross profits for both the software and technology segments for the six months sufficiently offset the increased operating costs to achieve a 9.5% increase in segment operating income compared to the first six months of the prior year.

Segment information

CSI is organized into the two segments: Software applications and Technology solutions.

Software applications segment

	Six Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$6,864	$5,534	$1,330
GROSS PROFIT	3,063	2,360	703
SEGMENT INCOME	708	340	368

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) SEGMENT INCOME
Gross Profit:
Sales			$1,330
Cost of sales excluding depreciation, amortization and capitalization			(570)
Depreciation and Amortization			(121)
Capitalization of Software Costs			64

			703

Operating Expenses:
Salaries, wages and benefits			(147)
Marketing expenses			(21)
Travel and mobile			16
Depreciation and amortization			(29)
Other SG&A expenses			(154)

			$368

Revenues improved by $1.3 million, or 24.0%, primarily due to increased sales of software and services and increased support revenues. The acquisition of the CSI-Greensboro operations was responsible for $0.2 million of the increase, with the remaining $1.1 million of the increase due to organic growth.

About one fourth of the increase in cost of sales came from the addition of the CSI-Greensboro operations. Increased amortization expense and increased salaries, wages and benefits related to the support for the .Net Microsoft SQL (application programming language and database) conversion effort and for increased installation and training efforts, along with increased costs associated with improved sales of third-party products, also contributed to the increase in software cost of sales. The increased sales of additional internally developed software products and increased services related to those sales favorably impacted Software applications segment margin. The margin for the first six months of 2008 was 44.6% compared to 42.7% in the first six months of the prior year.

Operating expenses increased primarily from the increased commissions related to the improved sales results and the addition of the CSI-Greensboro acquisition, increased marketing to a broader geographic area and customer base, and from increased depreciation and amortization related to acquired assets. The segment experienced an increase in operating income of 108.4% due primarily to the improvements in software product sales and related services previously discussed.

Technology solutions segment

	Six Months Ended
	June 30, 2008	June 30, 2007	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$22,750	$23,219	$(469)
GROSS PROFIT	4,588	4,196	392
SEGMENT INCOME	2,208	2,551	(343)

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) SEGMENT INCOME
Gross Profit:
Sales			$(469)
Cost of sales excluding depreciation			876
Depreciation			(15)

			392

Operating Expenses:
Salaries, wages and benefits			(518)
Sales consulting fees			(23)
Marketing expenses			(21)
Travel and mobile			(76)
Depreciation and amortization			(18)
Other SG&A expenses			(79)

			$(343)

Hardware revenues in the first six months of 2008 decreased over the first six months of 2007 by $0.5 million, or 2.0% to $22.8 million. Technology solutions sales decreased primarily from reduced sales of interactive whiteboard solutions, partially offset by increased sales of other products including infrastructure solutions and increased engineering services. An increased number of smaller-dollar interactive solutions sales in the first six months of 2008 were not sufficient to offset the benefit carried into the first quarter of 2007 of a larger backorder at year end 2006 and an additional large dollar district-wide implementation of interactive whiteboard solutions in the second quarter of 2007.

The decrease in sales was accompanied by a decrease in cost of sales for the related products. The shift to inventorying interactive whiteboards to take advantage of volume pricing commitment discounts in place before the first quarter of 2008, but not in the first quarter 2007, and shifts in product mix, pushed margins higher for the full six months from 18.1% in the prior year to 20.2% in 2008.

The increase in salaries and wages, sales consulting fees, marketing and travel and mobile in operating expenses was related primarily to increased sales efforts across a broader geographic area. Increased franchise taxes and business license costs following the large jump in the size of the technology business in the prior year impacted other SG&A. The increased operating costs resulted in a 13.4% decrease in segment operating income compared to the prior year’s first six months.

The following tables summarize information about segment profit and loss for the three and six months ended June 30, 2008 and 2007 and assets allocated to segments as of June 30, 2008 and 2007.

The changes in segment assets came primarily from the following:

•

Segment assets in the Software applications segment increased primarily from the asset purchase of McAleer and ICS. This included increases in property, plant and equipment, computer software, goodwill and intangible assets.

•	Capitalized software costs for the Software applications segment increased from the investment in the conversion of the fund accounting software to the Microsoft ..Net and SQL platform.

•

Segment assets in the Technology solutions segment increased primarily in accounts receivable and inventories due to the increase in sales and a commitment to purchase interactive whiteboard solutions inventory from Promethean to secure better pricing.

	Software Applications	Technology Solutions	Total Company
Six months ended June 30, 2008:
Net sales and service revenue	$6,864	$22,750	$29,614
Gross profit	3,063	4,588	7,651
Segment income	708	2,208	(*)
Segment assets	10,929	13,612	24,541

Six months ended June 30, 2007:
Net sales and service revenue	$5,534	$23,219	$28,753
Gross profit	2,360	4,196	6,556
Segment income	340	2,551	(*)
Segment assets	7,797	14,811	22,608

Reconciliation of Segment income (loss) (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

Amounts in thousands

	Six Months Ended
	June 30, 2008	June 30, 2007
Segment income:
Software applications segment	$708	$340
Technology solutions segment	2,208	2,551

TOTAL SEGMENT INCOME	2,916	2,891
Less: Merger and compliance related costs
Stock based compensation	(9)	(91)
Acquisition expenses	(33)	(9)
Professional and legal compliance costs	(234)	(381)

OPERATING INCOME Per Statement of Operations	$2,640	$2,410

Interest and Other Income and Expenses

Interest expense decreased in the first six months of 2008 compared to the first six months of 2007 by $23,000, or 8.1%, due to an improved interest rate environment in the finance markets.

Income Taxes

Income taxes decreased by less than $1,000 and 0.1%, in the first six months of 2008 compared to the first six months of 2007 due to a reduced estimated effective tax rate following the impact of South Carolina jobs tax credit which the Company began taking advantage of at the end of 2007.

Net Income and Earnings per Share

The Company reported net income in the first six months of 2008 of $1.4 million, an increase of $0.2 million, or 21.2%, compared to net income of $1.2 million for the first six months of 2007, as a result of the improvement in operating income, and reduced interest costs and taxes.

Basic earnings per share declined from $0.34 in the second quarter 2007 to $0.30 in the second quarter of 2008, primarily due to an increase in the number of basic shares outstanding following exercise of warrants in late 2007, partially offset by the impact of the improvement in net income. Diluted earnings per share increased from $0.09 in the second quarter of 2007 to $0.12 in the second quarter of 2008. The increase came from the improvement in net income coupled with a decrease in the weighted average number of shares outstanding, from the impact of stock prices on the application of the treasury stock method on warrants outstanding, and the reduction in outstanding warrants following exercises in late 2007.

E. Liquidity and Capital Resources

Our strategic plan includes the expansion of the Company both organically and through acquisitions. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, we expect our long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. Accordingly, we use debt and equity vehicles in addition to cash flow from operations to fund our growth and working capital needs. Currently our funds for working capital are provided under our $7.0 million revolving line of credit.

Events Impacting Liquidity and Capital Resources

Acquisition of ICS Systems, Inc.

On March 31, 2008, CSI consummated the acquisition, effective April 1, 2008, of substantially all the assets and business operations of ICS. The total purchase price was $1,370,000 in cash, and the issuance by the Company of 209,091 shares of the Company’s common stock. We did not assume any material liabilities of ICS. The cash portion of the purchase price was paid at closing with a draw on our line of credit facility.

Our utilization of draws under our bank revolver to fund the cash portion of the purchase price of the ICS acquisition has reduced our availability under the facility. Increased working capital requirements as a result of anticipated sales growth could put pressure on the adequacy of our bank revolving credit facility. Accordingly, we continue to evaluate other funding options, as discussed below under “—Credit Arrangements—Factors Affecting Capital Needs and Resources.”

Cash Flows

For the six months ended June 30, 2008 the Company had no significant increase in cash and cash equivalents with no significant cash on hand, compared to an increase in cash and cash equivalents of $2.5 million to a cash balance of $2.5 million in the first six months of the prior year. In the prior year, the Company received a substantial prepayment for a large implementation. No such large prepayment occurred in the first six months of 2007.

Cash from Operating Activities

Cash used for operating activities totaled $0.3 million in the first six months of 2008 compared to cash provided by operating activities of $4.3 million in the first six months of 2007. The decrease, $4.6 million, was due primarily to slower collections due to the lack of prepayment in 2008 as occurred in the prior year and increased work in connection with the E-Rate program of the Schools and Libraries Division of the Federal Government (which typically has a longer collection cycle). Increased investment in inventories for volume purchase discounts also resulted in reduced cash flow from operating activities. Also, there was a substantial increase in deferred revenue, which was collected in July 2008 rather than June of the prior year. As a significant portion of our customers have fiscal years ending June 30, a shift in payments can be only a few days before or after this period depending on their budgets and cash management goals. Deferred revenue generally relates to software support agreements, which we collect annually but for which revenue is recognized over a twelve month period, as well as billings and early payments related to a select number of projects that are begun in the second quarter of 2008 but not yet completed as of June 30, 2008. Accounts payable and inventories increased primarily as a result of receiving products to take advantage of volume purchasing discounts.

Significant changes since year end to balance sheet items related to operating activities are as follows:

Increases in the consolidated balance sheet line items for accounts receivable were a result of the lack of prepayment volume compared to the prior year, substantial increases in billings for deferred revenue items in the first six months of 2008, as well as slower collections. The increase in inventory was due to the increased commitment for interactive whiteboard products to take advantage of volume purchase discounts. Accounts payable increased due to receiving inventory for volume purchase discounts. Deferred revenue increased as a result billings related to software support agreements and a select number of large technology projects which were begun in the first six months of 2008, but a portion of which was pre-billed as the project had not been fully delivered as of June 30, 2008.

Cash from Investing Activities

Cash used for investing activities totaled $2.3 million in the first six months of 2008 compared to $4.8 million in the first six months of 2007. The decrease of $2.5 million was due primarily to the acquisition of ICS in the second quarter of 2008 requiring significantly less cash then the acquisition of McAleer funded in the first quarter of 2007. On the balance sheet, since year end 2007, property and equipment, capitalized software costs, goodwill and other assets all increased most significantly as a result of the acquisition of substantially all the assets of ICS and related purchase price allocation to the assets and recording of the additions in our financials, in addition to increases in property and equipment to support a larger organization (including improvements driven in part by our efforts to maintain compliance with Sarbanes-Oxley legislation).

Cash from Financing Activities

Cash provided by financing activities netted to $2.5 million in the first six months of 2008 compared to $2.9 million in the first six months of 2007. The decrease in cash provided of $0.4 million is due to the reduced borrowings needed to support working capital needs and the ICS acquisition in 2008 compared to that used to finance the McAleer acquisition in 2007.

Non-GAAP Financial Measures: EBITDA and Adjusted EBITDA

Three and Six Month Periods Ended June 30, 2008 and 2007

EBITDA increased 4.1% or $0.1 million to $2.3 million for the three months ended June 30, 2008 compared to EBITDA of $2.2 million reported for the same period in 2007. The increase in EBITDA was primarily due to the increase in net income over the prior year after adding back the related tax effects of those increases in net income. Adjusted (financing) EBITDA for the quarter ended June 30, 2008 also increased by 4.1%, or $0.1 million, to $2.3 million compared to $2.2 million for the prior year for the same reason as the change in EBITDA.

EBITDA increased 13.1% or $0.4 million to $3.6 million for the three months ended June 30, 2008 compared to EBITDA of $3.2 million reported for the same period in 2007. The EBITDA increase was primarily due to the increase in net income over the prior year after adding back the related tax effects of those increases in net income. Increases in depreciation and amortization over the prior year also impacted the calculation. Adjusted (financing) EBITDA for the six months ended June 30, 2008 increased by 10.2%, or $0.3 million, to $3.6 million compared to $3.3 million for the prior year. The Adjusted EBITDA increase was also driven primarily by the increase in net income and depreciation and amortization over the prior year. The rate of increase in Adjusted EBITDA was lower than that of EBITDA as it excludes the non-cash item stock-based compensation, which declined $0.1 million in the first six months of 2008 compared to the amount incurred in the same period of the prior year.

Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in thousands	2008	2007	2008	2007
Reconciliation of Net income per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income per GAAP	$1,012	$903	$1,439	$1,188
Adjustments:
Income tax expense (benefit)	674	775	938	938
Interest expense, net	131	152	263	283
Depreciation and amortization of fixed assets and trademarks	180	129	339	255
Amortization of software development costs	314	259	598	498

EBITDA	$2,311	$2,218	$3,577	$3,162

Adjustments to EBITDA to exclude those items in loan covenant calculations:
Stock based compensation (non-cash portion)	5	5	9	91

Adjusted (Financing) EBITDA	$2,316	$2,223	$3,586	$3,253

Credit Arrangements

Credit Facilities

Prior to our going public through the reverse merger, we funded operations through cash flow from operations. In the reverse merger, substantially all of our cash was distributed to the founders in exchange for distributing ownership. Due to continued acquisition activity and the recapitalization of the Company in connection with going public through reverse merger, the Company frequently has no excess cash and relies on its $7.0 million line of credit facility with its bank to fund its working capital and other funding needs. Accordingly, we now use primarily our working capital facility and term loans to fund our operations. We also use other debt to finance our needs, as described below. See Note 5 to our unaudited consolidated financial statements included herein for more details.

Our current credit facilities consist of:

•	$7.0 million revolving line of credit, of which $3.5 million was drawn and $3.4 million available at June 30, 2008, which bears interest at LIBOR plus 2.5% and matures June 30, 2010;

•	$800,000 equipment note, of which approximately $0.4 million was outstanding at June 30, 2008, which bears interest at 7.85%, and has a three year amortization maturing in January 2010;

•

$486,000 real estate note, of which approximately $0.5 million was outstanding at June 30, 2008, which bears interest at 7.85%, and has a payment based on a 15 year amortization with a balloon payment due in January 2010; and

•

$2.3 million in subordinated notes to Barron Partners LP (“Barron”) and the five founding shareholders, of which $2.0 million remained outstanding at June 30, 2008, which bear interest at 15% and mature March 31, 2009. (In order to conserve capital and borrowing capacity, we refrained from repaying the $2.3 million in subordinated notes upon their initial maturity in May 2006. The noteholders have cooperated with our deferral of repayment, which, along with details of subsequent payment activity, is discussed further below under “—Factors Affecting Capital Needs and Resources—Subordinated Promissory Notes.”)

Future Capital Needs

Set forth below are factors which management believes could have a significant impact on our future cash and capital needs and resources.

Ongoing capital resources depend on a variety of factors, including:

•	$3.4 million available to our operations at June 30, 2008, under our $7.0 million line of credit;

•	inventory purchase commitments of $6.0 million remaining in 2008;

•	burden of professional and legal compliance costs;

•	the anticipated level of capital expenditures for 2008 of $800,000;

•	software development costs of approximately $1.1 million;

•	our scheduled debt service;

•	continued cooperation as to the deferral of payment on our subordinated debt;

•	potential future acquisitions; and

•	potential capital inflow from warrant exercises and the possibility that warrant exercises and related proceeds may not be fully realized.

The above items are described in more detail below.

Factors Affecting Capital Needs and Resources

Credit Facilities. Absent a significant cash inflow from the cash exercise of the warrants or otherwise, and in light of our growth and acquisition strategy, for the foreseeable future we will rely on a line of credit and borrowing facilities.

While we have drawn on our line significantly and paid it down from time to time, we cannot guarantee that cash flow from operations will be sufficient to repay our line of credit facility at the time it is due and adequately fund our growing working capital needs. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that our existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact do so or that replacement financing could be procured by us on favorable terms or at all. Further, any failure to resolve our default under or otherwise repay or restructure the subordinated notes, or to maintain the cooperation of the holders of such notes, could negatively impact our ability to renew our existing bank credit facility or procure a replacement. Without such a credit facility, we believe that our ability to fund our business operations, including providing sufficient working capital to fund sales growth, could be adversely affected.

Expected cash flow from operations. In addition to financing sources, our operating cash flow is a significant source for us to meet our future capital needs. Our ability to generate sufficient operating cash flow is dependent upon, among other things:

•	the amount of revenue we are able to generate and collect from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers; and

•	our ability to continue to grow our customer base.

In 2007, the Company experienced significant improvement in its cash flow from operations, increasing $1.1 million to $4.1 million compared to the prior year’s $3.0 million. Net of needs for other financing activities and scheduled debt retirement, this placed the Company in the position of repaying the short-term portion of borrowings used in connection with the McAleer acquisition, in part or $1.1 million, from cash provided by operations, while the remaining $0.7 million was provided from the exercise of warrants. This improvement was also made possible from the acquisition of McAleer which historically bills the largest portion of its annual support agreements in the fourth quarter of each year and receives some additional cash by year end, with the remainder collected in the first quarter. Our projections as to the acquisition of McAleer were that it would be cash flow positive, that is it would fund its own debt service, and in fact it has done so. We were also able to easily absorb the cash need for the purchase of ICS following collections of McAleer support agreements and other collections of cash provided by operations. As a result, we see risk associated with the cost of the McAleer and ICS acquisitions as substantially behind us and continuing improvements in our cash position long-term. This assessment does not take into account additional capital needs due to additional acquisitions, and it assumes growth does not significantly outpace our expectations. It also assumes we are able to effectively and timely control our costs if impacted significantly by an economic downturn, and that we retain our ongoing ability to secure asset-based financing to fund our growth. Our primary reasons for pursuing other financing and equity capital are to reduce short-term economic risk relating to past and future acquisitions, and to repay our subordinated notes (potentially as part of funding an acquisition).

Purchase Commitments. The majority of our purchase commitments are based on firm purchase orders. However, from time to time we commit to purchase product in advance of customer commitments and as inventory to obtain volume pricing discounts or operational efficiencies. Currently we have purchase order commitments to Promethean, one of our major suppliers, for interactive whiteboard inventory of $12.3 million in 2008. As of June 30, 2008, we had satisfied approximately $6.4 million of the purchase commitments. We have no other significant purchase commitments based on estimates of customer demand that significantly exceed customer commitments. If actual customer demand were to differ significantly either in timing or volume from the purchase commitments, this could strain our available working capital resources. While management anticipates its purchase commitments will not differ significantly from its estimates of customer demand, there can be no assurance that this will in fact be the case.

Burden of Professional and Legal Compliance Costs. For the year ended December 31, 2007, professional and legal compliance costs, excluding stock-based (non-cash) compensation, totaled $694,000. In the first six months of 2008 we spent $234,000. These related primarily to compliance costs of operating as a public company, as well as legal and accounting costs for the registration of shares pursuant to the registration rights agreement. Management anticipates that the current level of expenses should continue and could increase somewhat, particularly as the Company grows or acquires other businesses. The Company will continue to incur expenses to test and monitor controls related to the Sarbanes-Oxley Act, and to maintain the registration of shares through 2009 as required by its commitment to Barron. Although the Company is hopeful that costs related to supplementing the registration statement for updated financial and other information will be minimal, there can be no assurances that this will in fact be the case and cost savings realized. Management anticipates that some cost efficiencies may be realized as CSI gains experience as a reporting company and management seeks to manage compliance costs, and believes economies of scale will be achieved particularly with regard to these costs as the Company grows.

Short Term Capital Requirements. We currently anticipate that our capital needs for 2008 will principally consist of $1.1 million for software development and $800,000 for capital expenditures. In the first six months of 2008 we capitalized approximately $500,000 of software development costs and $328,000 in capital expenditures. We plan to fund 2008 needs for these items through cash flow from operations, our line of credit or other financing options discussed above.

Subordinated Promissory Notes. At June 30, 2008, subordinated promissory notes payable to shareholders totaled approximately $2.0 million. Although we possessed adequate availability on the May 9, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a drawdown would not be sufficient to fund ongoing working capital needs. We also anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined it was not in the best interest of all stakeholders to pay the notes at maturity. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. From time to time we have also deferred the payment of interest to preserve working capital. Specifically, we took this action in the first and second quarters of 2007 as a precautionary measure considering the cash requirement needed for the acquisition of the McAleer operations. Subsequently we paid this and other interest due and no interest was in arrears as of June 30, 2008 or as of the date of this report.

On April 23, 2008, we and each of the holders of the subordinated notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Each noteholder also waived existing and past payment defaults and the notes will continue to bear interest at the default rate of 15%. In exchange for the extension and waiver, we made principal payments on the subordinated notes totaling $300,000, paid pro-rata among the noteholders.

Looking forward, considering our growth and acquisition strategy, we do not know if we will be able to generate operating cash flow sufficient repay the subordinated notes in March 2009, either from cash or with draws under the revolving credit facility. Our ability to utilize our credit facility to repay the subordinated notes would be limited not only by availability under the asset based facility, but also by equity-related financial covenants. Under these covenants in our credit agreement, the subordinated notes are counted as equity. Accordingly, we believe that it is possible that we will not be able to utilize our revolving credit facility to repay the subordinated notes, and that the subordinated notes will need to be restructured or repaid from long-term capital sources. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or repay the subordinated notes, or that the noteholders will continue to cooperate. Our bank lender in the past has consented with respect to the subordinated notes and has granted waivers relating to their prior nonpayment. The notes are subordinated to our senior bank debt, and we believe the ability of the noteholders to have direct recourse against us is limited. However, if we fail to repay the subordinated notes at the new March 31, 2009 maturity date, the holders of the subordinated notes may take actions that could adversely affect the Company, including acting to accelerate the subordinated debt, thereby potentially triggering a default under our credit facility with our bank. Such noteholders also might take legal or other adverse collection actions against the Company. We can therefore give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on our other creditors and our financial condition. However, we do not anticipate any of the noteholders taking any action detrimental to us. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all our preferred stock.

McAleer, ICS, and Potential Acquisitions. We are examining the potential acquisition of companies and businesses within our industry. We are unable to predict the nature, size or timing of any such acquisition, and accordingly are unable to estimate the capital resources which may be required. Any acquisition would be subject to our utilizing capital sources in addition to those described above. These alternative sources could include the issuance of our common stock or other securities in an acquisition, seller financing, and bank and other third party financing, among other things. We can give no assurance that, should the opportunity for a suitable acquisition arise, we will be able to procure the financial resources necessary to fund any such acquisition or that we will otherwise be able to conclude and successfully integrate any acquisition.

As previously discussed, we acquired McAleer on January 2, 2007. We believe the acquisition of this leading provider of fund accounting based financial management software in Alabama fits within our acquisition strategy. We anticipate that the acquisition of McAleer will provide several benefits as discussed in “—A. Introduction—Strategy.” Also, on March 31, 2008, we consummated the acquisition, effective April 1, 2008, of substantially all of the assets and business operations of ICS. We believe that the acquisition of ICS will, likewise, provide a number of strategic benefits as discussed in “—A. Introduction—Strategy.” A large portion of the cash consideration for the McAleer and ICS acquisitions was funded by draws under our bank revolving credit facility, thereby reducing our availability under the facility to support working capital needs. Also, the acquisition of McAleer and ICS, like most acquisitions by the Company of other operating businesses, has increased working capital needs of the Company from time to time, primarily due to differences in the timing of collections, typically once a year, and ongoing labor costs for product implementations and the provision of support services. While our line of credit may be sufficient, its adequacy may be strained by our increased working capital and other needs as a result of acquisition activity. We continue to pursue other opportunities for increasing funds available to us in light of the potentially greater capital needs of a larger organization. A number of options, as discussed above, are under consideration, and could provide longer-term financing to match the longer-term nature of an acquisition related investment.

Potential Capital Inflow from Warrants Exercise. A significant amount of cash and capital for the Company would be generated by the exercise by Barron of its common stock warrants. The exercise of the remaining warrants with an exercise price of $0.70 would generate approximately $0.4 million. The exercise of our warrants priced at $0.85 would generate approximately $1.4 million. The exercise of our warrants priced at $1.3972 would generate approximately $2.8 million. The exercise of our warrants with a price of $2.0958 would generate approximately $4.2 million.

In September 2007, Barron exercised warrants priced at $0.70 per share for 120,000 shares of common stock, for which the Company received proceeds of $84,000. Additionally, subsequent to September 30, 2007 and through October 25, 2007, Barron exercised additional warrants priced at $0.70 for 933,800 shares of common stock, the proceeds from which amounted to an additional $654,000. This leaves warrants for approximately 0.5 million shares of common stock representing proceeds of approximately $400,000 remaining of those priced at $0.70 per share. Among other alternatives, we may repay a portion of the subordinated notes with a portion of such proceeds while retaining a portion for working capital or other expansion opportunities.

The exercise of the warrants is in the sole discretion of Barron, subject to the restrictions in the preferred stock and the warrants prohibiting Barron from beneficially holding greater than 4.9% of our outstanding common stock at any time. Although we presume any decision by Barron to further exercise the warrants or any portion would depend upon our stock price, results of operations and the long term outlook for the development of our business, among other things, we cannot predict if and when Barron may exercise the warrants. Accordingly, there can be no assurance that Barron will exercise additional warrants and that we will receive any resulting capital.

The warrants may be exercised on a cashless basis, in which case the Company would receive no cash proceeds. However, Barron is prohibited from electing a cashless exercise so long as there is an effective registration statement with respect to the shares underlying the warrants. Accordingly, it will be important for us to maintain the effectiveness of the registration statement covering the warrant shares in order to assure the receipt of equity capital from the exercise of the warrants. Our registration statement was declared effective on February 14, 2006 and updating amendments were likewise declared effective on May 14, 2007 and May 9, 2008. Barron has not invoked the cashless exercise provision.

Adequacy of Liquidity and Capital Resources.

Based on management’s assessment giving consideration to the above items, including the availability under our line of credit facility, management anticipates that our cash flow from operations and our existing bank credit facilities will be adequate to fund our short term liquidity and capital needs for operations over the next twelve months. Accordingly, (i) further increased working capital requirements as a result of anticipated sales growth significantly beyond our expectations, (ii) cash flows lower than anticipated without a corresponding decline in working capital requirements and (iii) either of the above in combination with the addition of funding needs and working capital requirements associated with any other acquisition, could put pressure on the adequacy of our bank revolving and other credit facilities.

We continuously consider and pursue other financing options which could include mezzanine financing or other capitalization alternatives. These options could provide longer-term financing to match our long-term capital needs. Such needs would include providing longer term financing for the recent acquisitions of McAleer and ICS, potentially supporting additional acquisition activities, and increased working capital. Our evaluation of potential long-term funding sources has also included exercise of the warrants held by Barron. Encouraging the earlier exercise of the warrants and an earlier increase in the float of our stock entered into our decision to reduce the pricing on a portion of the warrants in the fourth quarter 2006. In late 2007 Barron exercised for approximately 1.0 million warrant shares providing capital proceeds of approximately $0.7 million. While we are optimistic about the future exercises, there is no guarantee additional warrant exercises will occur or when. Depending on cash flow from current operations or warrant exercises, should we find longer-term funding unnecessary, we may not take advantage of such additional funding options, thereby paying down debt and minimizing any potential for dilution from any additional raise of capital.

Any of the aforementioned events or circumstances could involve significant additional funding needs in excess of the identified current available sources, and could require us to raise additional capital to meet these needs. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

There is no guarantee CSI could obtain access to additional funding or at reasonable rates. The failure of CSI to meet covenant requirements, raise capital through the exercise of the warrants or find or obtain other funding at reasonable rates, could have a negative impact on our business.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk.

Not applicable.

Item 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods required by the Securities and Exchange Commission, including, without limitation, those controls and procedures designed to ensure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosures.

Our management, under the direction of our chief executive officer and chief financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of June 30, 2008. Based upon this evaluation our management, including our chief executive officer and chief financial officer, has concluded that our disclosure controls were effective as of June 30, 2008.

Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or the degree of compliance with policies may deteriorate.

There have been no changes in the Company’s internal control over financial reporting identified in connection with the evaluation of it that occurred during the quarter ended June 30, 2008 that materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings.

The Company is involved in various claims and legal actions arising in the normal course of business. Management believes that these proceedings will not result in a material loss to the Company.

Item 1A.	Risk Factors.

Information regarding risk factors appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-looking and Cautionary Statements,” in Part I-Item 2 of this Form 10-Q. More detailed information concerning our risk factors may be found in Part I-Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”).

There have been no material changes in the risk factors previously disclosed in Part I-Item 1A of our Form 10-K.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

Not applicable.

Item 3.	Defaults Upon Senior Securities.

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders.

(a) Our Annual Meeting of stockholders was held on Wednesday, May 7, 2008. The common stockholders voted for the election of five (5) directors to serve for terms of one (1) year each, expiring on the date of the 2009 Annual Meeting of stockholders or until their successors have been duly elected and qualified. The results of the voting in these elections are set forth below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Anthony H. Sobel	3,418,867	8,723	—
Shaya Phillips	3,418,867	8,723	—
Jeffrey A. Bryson	3,418,867	8,723	—
Nancy K. Hedrick	3,418,862	8,723	—
Thomas P. Clinton	3,418,862	8,723	—

The five directors elected above constituted the entire Board prior to the election. Therefore, there were no additional directors whose terms continued after the meeting.

(b) At the Annual Meeting, our stockholders also considered an amendment to our 2005 Incentive Compensation Plan to increase the number of shares of common stock available for awards under the plan from 1,100,000 to 1,750,000. The amendment was approved by the stockholders, with the results of the voting as follows:

Votes For	2,194,415
Votes Against	1,946
Abstain	1
Broker Non-Votes	1,231,227

Item 5.	Other Information.

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Our revolving credit arrangement with RBC Bank (USA) is a facility under which we may borrow, repay and then re-borrow. Advances and repayments occur daily under the credit facility, reflecting cash receipts and the Company’s working capital needs. Set forth below is the outstanding balance as of specific dates through July 22, 2008. The balances presented reflect aggregate advances and pay downs which the Company deems material, or significant. Such information through May 6, 2008, was previously disclosed in our Form 10-Q filed with the Securities and Exchange Commission on May 13, 2008.

Date	Loan Balance
May 09, 2008	$3,172,000
May 20, 2008	2,668,000
May 23, 2008	3,071,000
May 27, 2008	3,554,000
May 28, 2008	3,138,000
June 03, 2008	2,845,000
June 06, 2008	3,415,000
June 16, 2008	3,888,000
June 24, 2008	3,184,000
June 30, 2008	3,533,000
July 01, 2008	2,751,000
July 08, 2008	1,809,000
July 09, 2008	2,356,000
July 15, 2008	1,754,000
July 17, 2008	2,512,000
July 22, 2008	1,913,000
July 28, 2008	1,413,000
August 1, 2008	1,836,000
August 6, 2008	2,766,000
August 11, 2008	3,048,000

Item 6.	Exhibits.

Exhibit Number	Description
10.1	Modification to Revolving Facility dated June 30, 2008 between the Company and RBC Bank (USA), incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K/A filed July 16, 2008.

10.2	2008 Executive Bonus Plan of the Company adopted effective July 11, 2008, incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed July 17, 2008.

*31.1	Rule 13a-14(a) Certification of Chief Executive Officer.

*31.2	Rule 13a-14(a) Certification of Chief Financial Officer.

*32	Statement of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

Date: August 14, 2008	By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

Date: August 14, 2008	By:	/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Modification to Revolving Facility dated June 30, 2008 between the Company and RBC Bank (USA), incorporated by reference to Exhibit 10.01 to the Company’s Form 8-K/A filed July 16, 2008.

10.2	2008 Executive Bonus Plan of the Company adopted effective July 11, 2008, incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed July 17, 2008.

*31.1	Rule 13a-14(a) Certification of Chief Executive Officer.

*31.2	Rule 13a-14(a) Certification of Chief Financial Officer.

*32	Statement of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350.

*	Filed herewith.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 14, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 14, 2008, Computer Software Innovations, Inc. (the “Company”) entered into a Contract of Purchase and Sale dated August 8, 2008 (the “Agreement”) for the sale of real property owned by the Company and located at 3213 Executive Park Circle, Mobile, Alabama, to Employee Liability Management, Inc., an Alabama corporation (“Buyer”). The real property consists of an office building acquired in the Company’s acquisition of the business operations of McAleer Computer Associates, Inc. in January, 2007. At closing, Buyer will pay to the Company cash consideration of Five Hundred Fifteen Thousand and No/100 Dollars ($515,000). The sale is subject to Buyer’s due diligence, and is expected to close within ninety (90) days. The Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1*	Contract of Purchase and Sale between the Company and Employee Liability Management, Inc. dated August 8, 2008.

*	Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: August 18, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Contract of Purchase and Sale between the Company and Employee Liability Management, Inc. dated August 8, 2008.

*	Filed herewith.

Exhibit 10.1

STATE OF ALABAMA

COUNTY OF MOBILE

CONTRACT OF PURCHASE AND SALE

THIS AGREEMENT, made and entered into this 8th day of August, 2008 (the “Effective date”), by and between Computer Software Innovations, Inc., a Delaware corporation, hereinafter referred to as “Seller”, and Employee Liability Management, Inc., a Alabama corporation, hereinafter referred to as “Buyer”.

WITNESSETH:

That the parties hereto in consideration of the mutual promises and covenants hereinafter set forth do hereby agree that Seller promises to sell and Buyer promises to purchase, subject to the terms and conditions contained below, that certain real property owned by Seller and situated in Mobile County, Alabama, with a physical address of 3213 Executive Park Circle and as more particularly described on Exhibit A, which is attached hereto and made a part hereof.

1.	PURCHASE PRICE

The Purchase Price shall be FIVE HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($515,000.00).

2.	TERMS OF PAYMENT

Buyer shall pay to Seller in cash or other immediately available funds at the closing of said Purchase and Sale the sum of FIVE HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($515,000) less the Earnest Money Deposit (as defined below) and any other deposit(s) paid hereunder.

3.	EARNEST MONEY

For valuable consideration, Buyer shall, within 3 business days of the Effective Date, deliver directly to Seller the sum of TWO THOUSAND FIVE HUNDRED AND no/100 DOLLARS ($2,500.00) (the “Earnest Money Deposit”) which will be deposited in escrow by Seller and which will be applied to the Purchase Price upon Closing. In the event of default by Buyer, all deposits made hereunder may be forfeited as liquidated damages at Seller’s election, or alternatively, Seller may retain such deposits as part payment of the purchase price and pursue his legal or equitable remedies hereunder against Buyer.

4.	CLOSING AND POSSESSION:

This sale shall be closed on or before thirty (30) days after the expiration of the herein below defined Due Diligence Period at a time and place to be mutually agreed upon by the parties (herein the “Closing” or “Closing Date”). Seller shall pay for the cost of preparing the limited warranty deed, and will provide any existing property surveys. Buyer shall pay for the Phase I Environmental Site Assessment (“ESA”), if any. In the event Buyer does not close on the property, Buyer shall make available to Seller any additional engineering studies performed on the property and shall not record the subdivision plat. Buyer and Seller shall split 50/50 any closing fee charged by the title company. Each party shall be responsible for their cost of legal representation, if any.

5.	TITLE AND CONVEYANCE

At the closing, Seller shall convey to Buyer, or to such nominee as Buyer may designate in writing, by Limited Warranty Deed, the indefeasible estate in fee simple to the Property, free and clear of all liens and encumbrances and subject only to the following:

(a)	Current Ad Valorem taxes not yet due and payable at the time of closing.

(b)	Restrictive covenants and easements of record that do not adversely affect Buyer’s intended use of the Property.

(c)	Standard exceptions of title insurance commitments issued within the State of Alabama.

6.	COMMITMENT FOR TITLE INSURANCE

Within fourteen (14) days from the date of the execution of this Agreement, Seller, at Seller’s expense, shall obtain and deliver to Buyer a commitment for title insurance from a title company of Seller’s choice in the full amount of the purchase price. Said commitment shall obligate its issuer to provide an Owner’s Guaranty of Title subject only to the exceptions described in Paragraph 5 above. Such commitment may show as an exception to the title policy any mortgage or other encumbrance outstanding against the Property which Seller proposes to pay, remove, or otherwise fully satisfy for record prior to the closing of this Purchase and Sale. After closing, Seller shall deliver to Buyer the said Owner’s Guaranty of Title, containing only the permitted exceptions.

7.	BUYER’S CONDITIONS PRECEDENT TO CLOSING – DUE DILIGENCE PERIOD

I.	Due Diligence

Buyer shall have 60 days from The Effective Date to perform all studies and tests necessary for Buyer’s intended project (the “Due Diligence Period”). In the event that all conditions are found to be acceptable, Buyer shall notify Seller in writing to proceed to Closing.

II.	Property Inspection

During the Due Diligence Period, Seller shall grant Buyer or Buyer’s agent the right to go upon the subject property and conduct such soil, engineering, environmental and other tests, as Buyer deems desirable. Buyer shall pay all costs associated with any testing and shall indemnify and hold harmless the Seller from any claims and liabilities arising out of Buyer’s actions. Buyer shall not commit any waste of said and shall be responsible for restoring the property to its original condition.

Buyer shall have 60 days from the Effective Date to perform its due diligence and otherwise inspect the Property. In the event Buyer notifies Seller in writing on or before the 60th day after the Effective Date that Buyer is not satisfied with the results of its inspection, Seller shall refund the Earnest Money deposit and this agreement shall be null and void.

8.	RISK OF LOSS

Pending the close of this transaction, the risk of loss or damage shall be on the Seller. At closing Seller shall deliver to Buyer possession of the Property in materially the same condition as on the date of this Agreement.

9.	DISCLAIMER

Neither Buyer nor Seller has relied upon, been given, or been offered any legal advice or opinions by real estate agents or brokers in connection with this Purchase and Sale or in the preparation of this Agreement, nor are agents or brokers to be held liable for any condition or non-performance of this Agreement.

10.	PRORATIONS

All Ad Valorem taxes are to be prorated as to the date of closing of this transaction.

11.	WAIVERS AND OTHER AGREEMENTS

This Contract shall constitute the entire Purchase and Sale Agreement for the Property between the Seller and the Buyer. All other Purchase and Sale Agreements between Seller and Buyer for the Property, written or verbal, of any kind whatsoever are hereby superseded and replaced by this Agreement. Any party hereto may waive any condition or requirement in favor of said party, or any default or defect in the performance of any other party hereto by giving notice of such waiver in writing to all parties hereto.

12.	NOTICES

All notices, deliveries, or tenders given or made in connection herewith shall be deemed complete and legally sufficient if in writing and if delivered or mailed by U.S. First Class Mail, postage prepaid, and deposited in a post office in the continental United States, or by facsimile with verification of transmission and properly addressed to the respective party for whom same is intended, to wit:

TO THE SELLER:	Computer Software Innovations, Inc.
Attn: David Dechant
900 East Main Street, Suite T
Easley, SC 29640

WITH A COPY TO:	Heggeman Realty Co., Inc.
725 Executive Park Drive
Mobile, AL 36606

TO THE BUYER:	Employee Liability Management, Inc.
%Bay Area Properties, LLC
Attn: Rick Collins
3175 Salt Aire Road
SaltAire, AL 36582

13.	HEADINGS

The numbered headings herein written are for the purposes of easy reference only and have no other application or effect.

14.	GOVERNING LAW

This contract shall be governed by and interpreted under the laws of the State of Alabama.

15.	BINDING EFFECTS

The covenants herein contained shall be binding upon and inure to the benefit of the heirs, personal representatives, administrators, executors, successors and assigns of the respective parties hereto.

16.	TIME

Time is of the essence with this Agreement.

17.	AGENCY DISCLOSURE

The listing company Heggeman Realty, Co. is:

    (Two blocks may be checked)

☒	An agent of the Seller.

☐	An agent of the Buyer.

☐	An agent of both the Seller and Buyer and is acting as a limited consensual dual agent.

☐	Assisting the Buyer Seller as a transaction broker.

The selling company, Bay Area Properties, is:

    (Two blocks may be checked)

☐	An agent of the Seller.

☒	An agent of the Buyer.

☐	An agent of both the Seller and Buyer and is acting as a limited consensual dual agent.

☐	Assisting the Buyer Seller as a

transaction broker.

Seller(s) Initials   DBD           Buyer(s) Initials   JDC

18.	ACCEPTANCE

If this Agreement is not executed by Seller and delivered to Buyer unaltered on or before 5:00 p.m. CST, August 13, 2008, then said offer shall become null and void and of no further effect and all earnest money shall be returned to Buyer.

19.	ASSIGNMENT

This Contract is assignable in whole or in part by Buyer only upon Seller’s prior written consent, said consent to not be unreasonably withheld.

20.	COMMISSION

At the Closing of the Property, the undersigned Seller hereby agrees to pay only to HEGGEMAN REALTY CO., INC., a cash commission of 7 1/2% of the gross sales price.

21.	RENT-BACK PROVISION

After the Closing occurs, Seller shall continue to occupy the Property and shall rent the Property back from Buyer at a rate of FIVE THOUSAND AND NO/100 DOLLARS (5,000.00) per month (“Base Rent”), payable in advance to Buyer on the first day of each month. If Closing does not occur on the last day of the month, the rent shall be prorated accordingly. In addition to the Base Rent, Seller shall pay the cost of all utilities, maintenance expenses, real estate property taxes, and property insurance premiums. The foregoing notwithstanding, Seller shall vacate the Property on or before January 31, 2009 or 90 days following the date of closing, whichever is later. Should Seller vacate the Property prior to January 31, 2009, Seller shall continue to remain liable for Base Rent payments only from the date after Closing until January 31, 2009.

22.	PHONE EQUIPMENT

The existing phone equipment will remain with the property. However, the parties hereby understand and agree that the phone service shall be contracted for by the Buyer.

23.	OFFICE FURNITURE

Office Furniture consisting of 99 chairs (rolling conference room chairs, rolling chairs, standard chairs), 61 desks (with and without drawers), and 15 Tables (conference table in conference room, 2 conference tables in executive offices, folding tables) will be included in the sales price.

24.	WOOD INFESTATION REPORT

The Seller agrees to furnish at Seller’s expense an Alabama Wood Infestation Report from a bonded and licensed termite control company stating that a visual inspection of accessible areas of the dwelling and any detached buildings given value by an appraisal, including without limitation a garage or carport, indicates no visible sign of infestation by wood-destroying insects or fungi. THIS IS NOT A STRUCTURAL DAMAGE REPORT NOR A WARRANTY as to the absence of wood-destroying insects or fungi. Any current termite contracts are to be transferred to the Buyer if allowed by the applicable termite company at the expense of Buyer.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the day and year first above written.

SELLER:
Witness

Computer Software Innovations, Inc.

	By:	/s/ David Dechant	CFO
David Dechant, CFO

BUYER:
Witness

Employee Liability Management, Inc.

[Unreadable]	By:	/s/ Joseph D. Collins
Joseph D. Collins, President

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 18, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

A) Acquisition of Business Operations of Version 3, Inc. Pursuant to Agreement and Plan of Reorganization

On August 19, 2008, Computer Software Innovations, Inc. (“CSI,” or the “Company”), issued a press release announcing that it had acquired the business of software developer Version3, Inc. (“Version3”) based in Columbia, South Carolina. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference. The acquisition, consummated August 18, 2008, was effectuated pursuant to an Agreement and Plan of Reorganization (the “Acquisition Agreement”) between Version3, CSI and the shareholders of Version3 (the “Shareholders”) dated August 18, 2008. The Acquisition Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

The Acquisition Agreement provides for the acquisition of substantially all the assets and business operations of Version3 by CSI (the “Acquisition”). The assets acquired included: certain accounts receivable; work in progress; all furniture, fixtures, machinery, equipment and supplies; and all software and intellectual property rights. As a part of the Acquisition, we will assume only certain liabilities of Version3. These include a $240,750 loan due to Andrew Sakalian, the former CEO of Version3 and a Shareholder, and the obligations of Version3 under ongoing vendor or customer contracts transferred to us as a part of the Acquisition. In order to repay in full the loan to Mr. Sakalian at the closing of the Acquisition, the Company drew under its $7.0 million credit facility with RBC Bank (USA) (the “Bank”) the amount of $240,750.

As consideration for the Acquisition, CSI will issue to the Shareholders, as assignees of Version3, a total of 2,153,143 shares of CSI’s common stock, $0.001 par value (the “Shares”). Of these, 800,000 shares will be placed into escrow and will be held for the benefit of the Shareholders. These earn out shares (the “Earn Out Shares”) will be released to the Shareholders over a three year period following the closing of the Acquisition upon the acquired operations of Version3 meeting or exceeding certain financial targets. These targets, and the aggregate number of Shares which will be released per earn out period, are set forth below:

Earn Out Period	Revenue Target	EBITDA Target	Number of Earn Out Shares
1/1/2009 to 12/31/2009	$2,500,000	$750,000	300,000
1/1/2010 to 12/31/2010	$5,000,000	$1,500,000	300,000
1/1/2011 to 12/31/2011	$7,000,000	$2,100,000	200,000

Immediately prior to the Acquisition, there were 4,908,061 shares of common stock outstanding and approximately 200 stockholders of record. Immediately following the consummation of the Acquisition, there were outstanding 7,061,204 shares of common stock, including escrowed Earn Out Shares. Following the Acquisition, former Version3 Shareholders own approximately 30.5% of CSI’s outstanding common stock (17.4% on a fully diluted basis). The Shares issued to the Shareholders were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and were sold in reliance upon exemptions from such registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Accordingly, the Shares are “restricted shares” pursuant to Rule 144 promulgated under the Securities Act, and may be sold only pursuant to an exemption from federal and state securities registration requirements.

All of the Shareholders entered into the Acquisition Agreement. Three of such Shareholders, who were the officers and directors of Version3, entered into Employment Agreements (the form of which is attached as Exhibit C to the Acquisition Agreement) and Confidentiality and Noncompetition Agreements (the form of which is attached as Exhibit A to the Acquisition Agreement). The remaining Shareholders also entered into Confidentiality and Nonsolicitation Agreements (the form of which is attached as Exhibit B to the Acquisition Agreement).

The Acquisition Agreement contains customary representations and warranties and the parties agreed to certain covenants which are typical for similar transactions. Among these, the Acquisition Agreement contains indemnification provisions whereby the Company, and Version3 and the Shareholders jointly and severally, agreed to indemnify each other for the breach of representations and warranties and covenants contained in the Acquisition Agreement.

2

B) Bank Waiver: Acquisition of Version3

On August 18, 2008, CSI and RBC Bank (USA) (the “Bank”) entered into a waiver of certain restrictive covenants contained in the loan documents relating to the Company’s credit facilities with the Bank, in order to permit the Company to consummate the Acquisition of Version3. Such waiver is filed as Exhibit 10.2 and incorporated herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective August 18, 2008, the Company acquired substantially all of the assets and business operations of Version3. The information contained in Item 1.01 of this report is hereby incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is hereby incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On August 18, 2008, the Company, pursuant to the Acquisition Agreement, unconditionally agreed to issue to the former Shareholders of Version3 2,153,143 shares of the Company’s common stock. The private sale of the Shares by the Company was effectuated pursuant to an exemption from registration under the Securities Act under Section 4(2) of such act, as well as Rule 506 promulgated thereunder.

The information contained in Item 1.01 of this report is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished as part of this report:

Exhibit Number	Description
10.1*	Agreement and Plan of Reorganization dated August 18, 2008 by and among Computer Software Innovations, Inc., Version3, Inc. and the shareholders of Version3, Inc.

10.2*	Waiver Letter between the Company and RBC Bank (USA) dated August 18, 2008, relating to the acquisition by the Company of Version3, Inc.

99.1*	August 19, 2008 Press Release (announcing acquisition of Version3, Inc.).

*	Filed herewith.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick Chief Executive Officer

Dated: August 20, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Agreement and Plan of Reorganization dated August 18, 2008 by and among Computer Software Innovations, Inc., Version3, Inc. and the shareholders of Version3, Inc.

10.2*	Waiver Letter between the Company and RBC Bank (USA) dated August 18, 2008, relating to the acquisition by the Company of Version3, Inc.

99.1*	August 19, 2008 Press Release (announcing acquisition of Version3, Inc.).

*	Filed herewith.

EXHIBIT 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT, 9

U.S.C. § ET SEQ., PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION,

AS MODIFIED PURSUANT TO SECTION 10.9 HEREIN.

AGREEMENT AND PLAN OF REORGANIZATION

ACQUISITION OF ASSETS OF

VERSION3, INC.

BY

COMPUTER SOFTWARE INNOVATIONS, INC.

August 18, 2008

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into effective as of the 18th day of August, 2008, by and among Computer Software Innovations, Inc., a Delaware corporation (“Buyer”); Version3, Inc., a South Carolina corporation with its principal place of business in Columbia, South Carolina (“Seller”); Robert Ginsburg, Andrew Sakalian, and Kurt Haas (collectively, the “Majority Shareholders”); and Donald Jones, Steven Kean and Richard Wakeman (collectively, the “Minority Shareholders”)(Majority Shareholders and Minority Shareholders collectively, “Shareholders” ).

RECITALS:

WHEREAS, Seller is engaged in the provision of software products and services related to access and identity management (the “Business”); and

WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller and the Business and assume certain obligations of Seller, and Seller wishes to convey such assets to Buyer, subject to such obligations, in exchange for shares of common stock of Buyer as part of a statutory reorganization in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “IRC”) and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets.

(a) Subject to the provisions of this Agreement and except for those assets expressly excluded in subsection (b) (the “Excluded Assets”), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.6 hereof), all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

(i) all cash representing any and all monies received prior to the Closing Date for services to be performed after the Closing Date, and any other items for which services have been prepaid;

(ii) all accounts receivable representing any and all invoices or billings received or sent prior to the Closing Date for services to be performed after the Closing Date;

(iii) all assets shown or reflected on the Base Balance Sheet (as defined in Section 2.7 hereof) of Seller, other than those identified in paragraph (b) below;

(iv) all work in process (the “WIP”);

(v) all furniture, fixtures, machinery, equipment, supplies, and raw materials;

(vi) any rights of Seller in software developed or owned by Seller, including all versions, variations, modifications, enhancements, additions or replacements thereof, the source codes and object codes (in all media), all software program documentation and user materials, and all associated utilities and support software and any rights of Seller in any software licensed by it together with all software program documentation and user materials for such software (collectively, the “Software”), subject to the rights of all licensees of such Software;

1129616v6	2

(vii) any hardware and related products of Seller or used in connection with the Business, including all versions, variations, modifications, enhancements, additions or replacements thereof, and all hardware documentation and user materials (collectively, the “Hardware”);

(viii) all technical and descriptive materials relating to the acquisition, design, development, manufacture, use, support or maintenance of the Software or the Hardware, including the computer source and/or object code and program documentation and related materials to the extent Seller has rights therein (collectively, the “Technical Documentation”);

(ix) all business records and contracts, including project files and customer histories other than those identified in paragraph (b) below (the “Business Records”);

(x) all of Seller’s goodwill and intangible assets including, without limitation, all, customer lists, brochures, marketing literature, licenses, permits, processes, files and records; and

(xi) all of Seller’s intellectual property including, without limitation, all trademarks, trade names, service marks, logos, patents, copyrights, website and domain names, technology, trade secrets and other intangible assets used in the Business including, but not limited to, the exclusive right to use the name of Seller as all or part of a trade or corporate name (collectively, the “Intellectual Property”).

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the “Subject Assets.”

(b) The following assets shall be excluded from the Subject Assets as Excluded Assets:

(i) assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business;

(ii) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and Shareholders, original tax returns and financial statements, such other records as have to do exclusively with Seller’s organization or stock capitalization, and copies of such documents of Seller which Seller deems necessary to substantiate its income and other tax returns;

(iii) all benefit plans, if any, including the assets held by Seller under said benefit plans;

(iv) all the assets set forth on Schedule 1.1(b)(iv) hereto.

1.2 Assumption of Liabilities.

Upon the sale and purchase of the Subject Assets, with the exception of those matters listed in Schedule 1.2 hereto (the “Assumed Liabilities”), Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller, or any Affiliate (as defined below), or any claim against any of the foregoing or against the Subject Assets of the Business arising prior to Closing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise. Without limiting the foregoing sentence, Buyer shall have no responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a Schedule, including without limitation:

(i) any liabilities and obligations related to or arising from the transactions with any officer, director or Shareholders of Seller or any person or organization controlled by, controlling, or under common control with any of them (an “Affiliate”);

1129616v6	3

(ii) liabilities and obligations for taxes of any kind, including taxes related to or arising solely from the transfers contemplated hereby, which transfer taxes shall be the responsibility of Seller, provided, ad valorem property taxes due on the Subject Assets (or under any real or personal property lease) shall be prorated among Buyer and Seller based upon the number of days in the taxable period to which such ad valorem property taxes apply that each party owns the Subject Assets;

(iii) liabilities and obligations of Seller for damage or injury to person or property, including, without limitation, injuries to employees;

(iv) liabilities and obligations to employees of Seller, whether for accident, disability, or workers compensation insurance or benefits, benefits under employee benefit plans, or obligations related to or resulting from severance of employment by Seller;

(v) workmen’s liens on any of the Subject Assets;

(vi) liabilities incurred by Seller or Shareholders in connection with this Agreement and the transactions provided for herein, including counsel, broker and accountant’s fees, filing fees, transfer and other taxes, and expenses pertaining to Seller’s liquidation or the performance by Seller of its obligations hereunder;

(vii) liabilities of Seller related to environmental matters, including without limitation, liabilities associated with any disposal or use of hazardous materials or substances under Federal (including CERCLA) or state laws, common law or otherwise;

(viii) liabilities of Seller related to the Occupational Safety and Health Act (“OSHA”), or any other similarly applicable state law, and liabilities for healthcare expenses incurred prior to Closing;

(ix) liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class or under any benefit plans;

(x) liabilities of Seller regarding any products manufactured or distributed by Seller prior to the Closing Date; and

(xi) any other liabilities arising out of facts or circumstances existing prior to the Closing Date or the operation of Seller’s Business prior to the Closing Date, save and except to the extent, if any, included within the Assumed Liabilities.

1.3 Consideration and Payment.

(a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Subject Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller and Shareholders, Buyer will pay to Seller, or the Shareholders as its permitted assigns, the following consideration (collectively, the “Consideration”):

(i) the issuance of one million three hundred fifty three thousand one hundred forty three (1,353,143) shares of common stock of Buyer, par value of $.001 (the “Initial Stock”). The number of shares of Initial Stock assumes sufficient cash would remain in the business to cover the billed and unfulfilled portion of any Assumed Liabilities (other than the assumed loan obligation owing to Andrew Sakalian by Seller, such loan to be paid by Buyer and satisfied in full at Closing) and such number may be reduced for any shortfall; and

(ii) the issuance of eight hundred thousand (800,000) shares of common stock of Buyer, par value $.001 (the “Earn Out Shares”)(the Initial Stock and the Earn Out Shares collectively, the

1129616v6	4

“Stock”), to be held in escrow by Smith Moore Leatherwood, LLP (the “Escrow Agent”) and released pursuant to that certain Escrow Agreement by and among Buyer, Seller (or the Shareholders as its permitted assigns) and the Escrow Agent dated simultaneously herewith (the “Escrow Agreement”). In accordance with the Escrow Agreement, the Earn Out Shares shall be released to the Seller or the Shareholders as its permitted assigns only upon the Business achieving certain revenue and EBITDA targets during each of the first three complete twelve month periods designated below following the Closing Date (the “Earn Out Periods”). If the Business achieves the Revenue (hereinafter defined) and EBITDA (hereinafter defined) targets set forth for any of the Earn Out Periods, then the number of Earn Out Shares set forth below with respect to any such period shall be released from escrow to the Seller or the Shareholders as its permitted assigns. If the Business does not achieve the Revenue or EBITDA target set forth for any of the Earn Out Periods, then the number of Earn Out Shares set forth below with respect to any such period shall be deemed to have been forfeited by the Seller and the Shareholders and then returned to Buyer for cancellation on Buyer’s books.

Earn Out Period	Revenue Target	EBITDA Target	Number of Earn Out Shares of Buyer
1/1/2009 to 12/31/2009	$2,500,000	$750,000	300,000
1/1/2010 to 12/31/2010	$5,000,000	$1,500,000	300,000
1/1/2011 to 12/31/2011	$7,000,000	$2,100,000	200,000

(b) To the extent the Earn Out Shares have not been forfeited in accordance with the Escrow Agreement and subsection (a) above, the Seller or the Shareholders as its permitted assigns shall be reflected as the owners of such Earn Out Shares for purposes of voting the shares and the receipt of any dividends distributed by the Buyer as a result of such shares. Until the Earn Out Shares are released under the Escrow Agreement, the Seller or the Shareholders as its permitted assigns shall not be permitted to sell, transfer, assign, or otherwise encumber the Earn Out Shares.

(c) For purposes of this Section 1.3, Revenues of the Business shall mean the total of all amounts billed plus all amounts earned but unbilled during each the Earn Out Periods. For purposes of this Section 1.3, EBITDA of the Business for during the Earn Out Periods shall mean its earnings from operations before interest, taxes, depreciation and amortization, calculated as if it were being operated as a separate and independent corporation. EBITDA shall be calculated using the components as included in the definition above determined in accordance with generally accepted accounting principles (GAAP) as consistently applied by Seller as determined by the firm of independent certified public accountants engaged by Buyer for purposes of its own audit.

1.4 Delivery of Noncompetition Agreement; Nonsolicitation Agreements.

(a) At the Closing, Seller and the Majority Shareholders shall enter into a confidentiality and noncompetition agreement with and for the benefit of Buyer (collectively, the “Noncompetition Agreements”), in the form attached hereto as Exhibit A.

(b) At the Closing, the Minority Shareholders shall enter into a confidentiality and nonsolicitation agreement with and for the benefit of Buyer (collectively, the “Nonsolicitation Agreements”), in the form attached hereto as Exhibit B.

1.5 Delivery of Employment Agreements. At the Closing, the Majority Shareholders shall each enter into employment agreements with Buyer (the “Employment Agreements”), in the form attached hereto as Exhibit C.

1.6 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Smith Moore Leatherwood, LLP, Greenville, South Carolina, on August 18, 2008 but with an effective date and time of 12:01 a.m. on August 18, 2008 (the “Closing Date”); provided, however, that the Closing may be postponed for such period as mutually agreed by the parties. Notwithstanding the foregoing, the parties acknowledge and agree that

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although the physical location of the Closing shall be in Greenville, South Carolina, each of the parties that desire to do so may execute and deliver all documents and instruments at Closing by facsimile or other mutually agreeable method of transmission with originally executed documents to be delivered separately.

1.7 Transfer of Subject Assets; Proration.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets including bills of sale, assignments of contracts, leases, and such other instruments of transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereto) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for Buyer, and (iii) except as expressly provided herein, shall effectively vest in Buyer good and marketable title to all the Subject Assets and all of Seller’s rights and interest therein free and clear of all liens, restrictions and encumbrances, except liens for taxes not yet due and payable, it being understood that Seller shall procure and deliver at the Closing such certificates or other confirmations from the taxing authorities of the State of South Carolina as are generally issuable by such authorities regarding Seller’s payment of taxes prior to the Closing, and, provided further, that Seller shall, after the Closing, promptly pay when due such taxes as are not included in the Assumed Liabilities.

(b) At the Closing, Buyer and Seller shall prorate as of the Closing Date all rents, utilities and other charges affecting the Subject Assets so that amounts attributable to periods prior to the Closing Date are borne by Seller (or, in the case of any benefits, received by Seller) and amounts attributable to periods commencing on the Closing Date are borne by Buyer (or, in the case of any benefits, received by Buyer).

1.8 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller’s Business Records, tax returns for the five (5) years prior to the Closing, books and other data relating to the Subject Assets, and the Business and operations represented thereby (except corporate records, original tax returns and financial statements, and other property of Seller excluded under Section 1.1(b)) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and Business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys reasonable access to the books and records of Seller delivered to Buyer under this Section 1.8, all of which shall be retained by Buyer until December 31, 2015, and shall permit Seller to make extracts and copies therefrom for the purpose of preparing such tax returns of Seller as may be required after the Closing and for other proper purposes approved by Buyer. Similarly, after the Closing, Seller shall afford to Buyer and its accountants and attorneys reasonable access to the books and records of Seller retained by Seller under Section 1.1(b) and shall permit Buyer to make extracts and copies therefrom for any proper purpose.

1.9 Change of Name. Immediately following the Closing, Seller shall file with the Secretary of State of South Carolina an amendment to its Charter (as hereafter defined) changing its name to a name which does not include the phrase “Version3” or any derivation or permutation thereof, or any name confusingly similar to the name of Buyer or any of its subsidiaries or divisions (such names to be provided to Seller upon request). In connection with the Closing, Seller shall deliver to Buyer a statement consenting to the use of the name “Version3” by Buyer or any affiliate thereof, or shall have taken such other steps within Seller’s power to permit Buyer or any affiliate thereof to use the name.

1.10 Further Assurances. Seller and Shareholders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.8) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets.

1129616v6	6

To the extent that the assignment of any lease, contract, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof except to the extent such consent is obtained; however, Seller shall use its best efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such leases, contracts, commitments or rights. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller.

1.11 Tax Returns. Seller shall promptly prepare and file on or before the due date or any extension thereof all required Federal, state and local tax returns with respect to Seller’s operations prior to the Closing. Seller shall provide Buyer with copies of all such tax returns, the contents of which shall be kept confidential by Buyer unless disclosure is otherwise required by law, subpoena, court order or governmental audit.

1.12 Statutory Reorganization. It is the intent of this Agreement and of the parties hereto that the acquisition of the assets and Business of Seller as contemplated hereunder shall be considered a statutory reorganization pursuant to Section 368(a)(1)(C) of the IRC and that this Agreement shall be considered a “plan of reorganization” for such purpose. The exchange of the Stock by Buyer for the assets and Business of Seller shall be considered a non-taxable exchange pursuant to Section 354 of the IRC.

1.13 Right to Hire Employees. Seller shall use its reasonable efforts to make available to Buyer all of Seller’s employees for hire at or after the Closing. Seller shall be responsible for all wages, benefits, severance obligations, vacation and sick leave accruals (if any such accruals exist) and other obligations for such employees relating to the period prior to the date such employee is no longer an employee of Seller. The standard procedure established in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by Buyer for the employees of Seller hired by Buyer after Closing. In timely fashion, Seller agrees to furnish Buyer with information it has which Buyer needs to comply with this procedure. Buyer will be the “successor employer” for FICA/FUTA purposes.

1.14 Shareholder Consent. Seller and Shareholders shall provide a Written Consent in Lieu of a Meeting of the Shareholders of Version3, Inc. setting forth that (i) the transactions contemplated by this Agreement has been unanimously approved by the Shareholders and (ii) that each Shareholder has unconditionally waived any and all dissenters’ rights such Shareholder has regarding the transactions contemplated by this Agreement.

1.15 Microsoft Contracts. Buyer acknowledges and agrees that the Seller’s current contracts with Microsoft are not assignable to Buyer. Following the Closing, the Seller and the Majority Shareholders shall use their best efforts to assist Buyer in obtaining new substantially similar contracts with Microsoft.

1.16. Assignment of Stock. Seller and Shareholders acknowledge and agree that Seller shall transfer, convey and assign of all its right, title and interest in and to the Initial Stock issued to Seller pursuant to Section 1.3 hereof upon the Closing of the transactions contemplated herein. Following the expiration of the Earn Out Periods and upon the final determination of the amount of the Earn Out Shares to be released by the Escrow Agent pursuant to the terms of the Escrow Agreement, Seller shall transfer, convey and assign of all its right, title and interest in and to the released Earn Out Shares.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND MAJORITY SHAREHOLDERS.

Seller and Majority Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

2.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller’s Articles of Incorporation or equivalent document as amended to date (“Charter”), certified by the Secretary of State of the State of South Carolina and filed in the appropriate county in South Carolina as required by the South Carolina Business Corporation Act, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary (or the equivalent), previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is not qualified to do business as a foreign corporation in any jurisdiction and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or otherwise) of Seller (a “Material Adverse Effect”).

2.2 Capitalization of Seller. All of the issued and outstanding capital stock of Seller is owned of record and beneficially by the persons set forth on Schedule 2.2 of that certain letter delivered by Seller and Shareholders to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”).

2.3 Subsidiaries. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Except as reflected on the Financial Statements (as defined in Section 2.7(a) hereof), Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. Shareholders and Seller have the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of the requisite unanimous approval of the Shareholders of Seller, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the Agreement has been executed and delivered by Seller and Shareholders, and the Agreement is the legal, valid and binding obligation of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. Seller is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which would (with or without the passage of time or the giving of notice) afford to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets or to which it is subject or by which any of its assets or business may be bound, where any such violation or default under any one or more of subparts (b), (c), or (d) of this Section 2.5, individually or in the aggregate, could have a Material Adverse Effect.

2.6 No Conflict of Transaction With Obligations and Laws. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person, (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument by Seller or to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach by Seller or Shareholders of any other agreement, instrument or obligation to which Seller or Shareholders is a party or by which either or both or any of their respective assets are bound; (v) result in a violation of any law, regulation, administrative order or judicial order applicable to Seller or its business or assets or to which it is subject, or by which its assets or business may be bound; (vi) invalidate or adversely affect any permit, license or authorization used in Seller’s Business or (vii) result in the creation of any lien upon any of the assets of Seller.

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2.7 Financial Statements.

(a) Seller has delivered or will deliver to Buyer at Closing (i) financial statements of Seller for the periods ended December 31, 2006 and December 31 2007, and (ii) a balance sheet and income statement for the six (6) month period ended June 30, 2008 (the “Financial Statements”) all of which are complete and correct and fairly present in all material respects the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved and prior periods, save and except as follows: certain deferred revenues are not GAAP; and GAAP requirements pertaining to financial statement footnotes have not been adhered to.

The balance sheet dated June 30, 2008 included in the Financial Statements is sometimes referred to hereinafter as the “Base Balance Sheet.”

(b) The books of account and other financial records of Seller: (i) have been maintained in accordance with good business and accounting practices, and reflect all items of income and expense and all assets and liabilities required to be reflected therein; and (ii) are in all material respects complete and correct, and do no contain or reflect any material inaccuracies or discrepancies.

2.8 Absence of Certain Changes and Undisclosed Liabilities.

(a) Since the date of the Base Balance Sheet, Seller has operated the Business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Seller.

(b) There are no Liabilities of Seller, other than Liabilities (i) reflected or reserved against on the Base Balance Sheet or (ii) disclosed on Schedule 2.8(b) of the Seller Disclosure Letter. For the purposed of this Section 2.8(b), “Liabilities” shall mean any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, legal action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

2.9 Payment of Taxes. Seller has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable taxes (“Tax Returns”) including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments (“Taxes”).

2.10 Title to Premises; Liens; Condition of Properties.

(a) Seller owns no real property.

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(b) Seller has delivered to Buyer true, correct and complete copies of all material leases, subleases, rental agreements, tenancies or licenses related to all real property occupied by Seller (the “Real Property”) and any of its personal property.

(c) Except as specifically disclosed in the Base Balance Sheet, Seller has good and marketable title to all its owned personal property, free from liens, pledges and encumbrances and each of its leases is valid, binding and enforceable in accordance with its terms against Seller and, to the knowledge of Seller and Shareholders, against the other parties thereto, is subsisting and (subject to obtaining required consents) fully assignable by Seller, and no default by Seller exists thereunder, or to the knowledge of Seller and Shareholders, by any other party. Seller has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

(d) Except as otherwise specified in Schedule 2.10(d) of the Seller Disclosure Letter, to the knowledge of Seller and Shareholders, all machinery and equipment of Seller, and the HVAC system used by Seller, are in good condition, working order and repair, age and reasonable wear and tear excepted, are adequate for the uses to which they are put, have been maintained in accordance with the past practices of Seller’s business in a responsible manner as historically conducted, substantially conform with all applicable ordinances, regulations and zoning, safety or other laws, and do not encroach on property of others.

2.11 Work-in-Process; Accounts Receivable. All work in process and accounts receivable of Seller existing as of the Closing Date hereof represent valid contracts for Seller’s services for which Seller, subject to applicable payment terms, is entitled to receive full payment.

2.12 Title to Intellectual Property.

(a) Except as set forth on Schedule 2.12(a) of the Seller Disclosure Letter (the “Permitted Intellectual Property Encumbrances”), Seller owns good and marketable title, free and clear from all encumbrances, to the Intellectual Property. Seller has delivered to Buyer true, correct and complete copies of all of the Intellectual Property. There are no oral contracts, agreements, licenses, or other commitments or arrangements between Seller and any person or entity in effect which evidence any intellectual property rights, trade secrets, or other proprietary information, processes, or formulae used in, or incidental to, the sale, license, sublicense, development, manufacture, support or maintenance of, or arising from Software or Hardware, or otherwise necessary for the ownership or use of the Subject Assets.

(b) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software, Hardware, Technical Documentation, or the Intellectual Property on behalf of Seller either (i) have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(c) No claims have been asserted by any person or entity with respect to the use of the Subject Assets and neither Seller nor Shareholders know of any valid basis for any such claim. To the knowledge of Seller and Shareholders, the use of the Intellectual Property, such as patents and trademarks, by Seller does not infringe on the rights of any person or entity.

2.13 Technical Documentation. Seller shall provide to Buyer any Technical Documentation including all object code, source code, system documentation, statements of principles of operation, and schematics for the Software. The Technical Documentation also includes any program (including compilers), “workbenches,” tools, and higher level (or “proprietary”) language used for the development, maintenance, and implementation of the Software, if any. The Technical Documentation also includes the product manufacture documentation, statements of principles of operation, and schematics for the Hardware, if any.

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2.14 Third Party Components in the Software and the Hardware.

(a) Software. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Software and the Technical Documentation. The Software and the Technical Documentation owned by Seller contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software and the Technical Documentation owned by Seller do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Subject Assets.

(b) Hardware. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party products and materials contained in the Hardware and the Technical Documentation. The Hardware and the Technical Documentation contain no other products or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Hardware and the Technical Documentation owned by Seller do not contain derivative works of any products or materials not owned in their entirety by Seller and included in the Subject Assets.

2.15 Third Party Interests or Marketing Rights in the Software and the Hardware. Seller has not granted, transferred, or assigned any right or interest in the Software, the Hardware, the Technical Documentation or the Intellectual Property to any person or entity, except as set forth on Schedule 2.15 of the Seller Disclosure Letter. Except as set forth in Schedule 2.15 of the Seller Disclosure Letter, all Material Contracts relating to the Software constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified piece of Software and related user documentation, for internal purposes only, on a single central processing unit (“CPU”). There are no contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software or the Hardware or any other Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sub licensor, or other remarketer or sales organization.

2.16 Labor and Employee Relations.

(a) Except as shown on Schedule 2.16(a) of the Seller Disclosure Letter, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered by Seller to Buyer.

(b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes, except where failure to comply would not have a Material Adverse Effect. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller and Shareholders, threatened, with respect to the employees of Seller.

(c) There are no complaints against Seller pending or, to the knowledge of Seller and Shareholders, threatened, before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

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(d) There is no contingent liability or accruals for sick leave, vacation time, severance pay or similar items not set forth on the Base Balance Sheet. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law or any notice requirement under any Federal or state plant closing law.

(e) There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

(f) Seller has furnished Buyer a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation). Except as previously disclosed to Buyer in writing, each of Seller’s employees is an employee at will and will be no longer employed by Seller on the Closing Date. Buyer may hire such of Seller’s then former employees on the day following the Closing Date as Buyer decides to hire upon such terms as determined by Buyer in its sole discretion. Seller shall be responsible for all severance and other employment related payments accrued as of the Closing Date.

2.17 ERISA and Employee Benefits

(a) Set forth on Schedule 2.17 of the Seller Disclosure Letter is a list of each employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) which is or has been maintained for the benefit of employees of Seller.

(b) As of the Closing, none of the Subject Assets will be subject to any lien arising under ERISA, and Seller will not have any liability in respect to any Employee Benefit Plan for which Buyer could be held liable. For purposes of this Agreement, “Employee Benefit Plans” mean all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, cafeteria, medical, group, life, health, accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of ERISA) and any welfare plan (within the meaning of Section 3(1) of ERISA), covering any present or former employees, consultants, officers, or directors (or dependents or beneficiaries of any such persons) of Seller or to which Seller is a party or bound or by which Seller otherwise may have any liability to any present or former employee, consultant, officer, or director (or to any dependent or beneficiary of any such person) of Seller.

2.18 Environmental Matters. To Seller and Majority Shareholder’s knowledge: (a) there are no and have not been any Hazardous Materials or underground storage tanks at, on, under or around the Real Property; (b) the Real Property has been operated and used in compliance with all applicable environmental laws; (c) there are no actions, suits, claims, proceedings, investigations or enforcement actions pending or threatened under any environmental law with respect to the Real Property; and (d) neither Seller nor Majority Shareholder has received any notice, claim or demand from any governmental entity or other person regarding the presence of Hazardous Materials at, on, under or around the Real Property or alleging that the Real Property are in violation of any environmental laws. Seller has delivered to Buyer copies of all environmental reports in Seller’s possession. To Seller or Majority Shareholder’s knowledge, the environmental reports are accurate and complete and neither Seller nor Majority Shareholder is aware of any other reports or information pertaining to the environmental condition of the Real Property, other than as set forth in the environmental reports. “Hazardous Materials” shall mean any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, radioactive materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any environmental laws.

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2.19 Permits. Seller holds and is in compliance with all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where failure to so comply would not have a Material Adverse Effect. Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise. Seller has not received any notification of non-compliance or violation with any such license, permit, registrations, order, authorizations, approvals or franchises.

2.20 Material Contracts.

(a) Seller has or has caused to be delivered to Buyer true, correct and complete copies of all contracts and agreements (including oral and informal arrangements) of Seller having a financial consequence to Seller of more than Five Thousand and no/100ths Dollars ($5,000.00) and/or a maximum term, including extensions, of more than one (1) year and all agreements relating to Intellectual Property (collectively, the “Material Contracts”).

(b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Seller nor Majority Shareholders have received any notice that Seller is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

(c) To the knowledge of Seller and the Majority Shareholders, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

(d) There is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Seller, including the Subject Assets.

2.21 Warranty or Other Claims. Neither Seller nor Majority Shareholders know of, or have reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for product that is defective or fails to meet any product warranty. No claim is being asserted against Seller for renegotiation or price redetermination of any business transaction, and neither Seller nor Majority Shareholders have knowledge of any facts upon which any such claim could be based.

2.22 Litigation. Schedule 2.22 of the Seller Disclosure Letter sets forth an accurate and complete list of (a) all claims, actions, suits, arbitration or other proceedings or investigations (collectively, “Actions”) in the past five (5) years by or against Seller (or by or against any Affiliate, including Shareholders, relating to the Business or Seller), or affecting any of the Subject Assets or the Business, and (b) all Actions which to the knowledge of Seller or Shareholders are currently threatened to be brought. Except for matters described in Schedule 2.22 of the Seller Disclosure Letter, there are no Actions pending (or, to the knowledge of Seller and Shareholders, threatened) against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Seller, or (c) will result in any material adverse change in the business, properties, operations, prospects, or assets of Seller, on a standalone or consolidated basis. Neither Seller nor Shareholders has any reason to believe that any such claim, action, suit, arbitration or other proceeding or investigation may be brought against Seller.

2.23 Insurance. Seller maintains (i) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its

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industry. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance maintained by Seller (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. To the knowledge of Seller and Majority Shareholders, such policies are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums. There are no claims pending or, to the knowledge of Seller and Majority Shareholders, overtly threatened, under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy. Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

2.24 Finder’s Fee. Neither Seller nor Majority Shareholders has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.25 Full Disclosure. No representation or warranty made by the Seller or Shareholders in this Agreement and no certificate or document furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading subject to any limitation, qualification or caveat expressly contained in such statement. Except as set forth or referred to in this Agreement, Seller and Shareholders do not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Buyer.

2.26 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, SELLER AND THE SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE SUBJECT ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 2, BUYER IS PURCHASING THE SUBJECT ASSETS ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND THE SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE SUBJECT ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE 3. CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

Seller and Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1 Knowledge. To the best knowledge of Shareholders, there exists no past, present or imminent or threatened occurrence of any event or the existence of any information which would cause or constitute a breach of any of the representations and warranties of Seller and Shareholders contained in or referred to in this Agreement.

3.2 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto (including but not limited to the Seller Disclosure Letter) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact known to Seller or

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Shareholders which adversely affects, or is likely to (so far as now can be reasonably foreseen) materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

3.3 Financial Risks. Each of the Seller and the Shareholders acknowledge that he, she or it is able to bear the financial risks associated with an investment in the securities being transferred as part of the Consideration of the transactions contemplated herein and that each has been given full access to such records of the Buyer and the subsidiaries and to the officers of the Buyer and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. Each of the Seller and the Shareholders is capable of evaluating the risks and merits of an investment in the securities being transferred from the Buyer by virtue of his, her, or its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and each is capable of bearing the entire loss of the securities being transferred from the Buyer.

3.4 Investment Experience. Each of the Seller and the Shareholders is (i) except as set forth in the Shareholder’s Agreement (as such term is hereinafter defined) executed by each Shareholder, an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) , (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers and professional advisors (who are not affiliated with or compensated in any way by the Buyer or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being transferred to the Seller by the Buyer.

3.5 Knowledge of Buyer. The Seller, the Shareholders and their advisors, if any, have received, fully reviewed and understand the information concerning the Buyer, its condition and operations, in the Private Offering Memorandum of Buyer dated August 4, 2008 (the “Memorandum”) provided to the Seller and the Shareholders and, upon request, have been furnished with all other materials relating to the business, finances and operations of the Buyer and materials relating to the securities of the Buyer. The Seller, the Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received complete and satisfactory answers to any such inquiries.

3.6 Risk Factors. Each of the Seller and the Shareholders understands that the investment in the securities of the Buyer involves a high degree of risk, and has reviewed and considered, among other risks, those risks and other information designated in the “Risk Factors” section of Buyer’s of the Memorandum. The Seller and the Shareholders understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being transferred to the Seller by the Buyer. The Seller and the Shareholders warrant that they are able to bear the complete loss of its investment in the securities.

3.7 Investment Intent. The Seller (and the Shareholders if any stock is assigned to him) are acquiring the Stock for their own account as an investment and without an intent to sell, transfer or distribute the Stock.

3.8 Unregistered Securities. The Stock has not been registered under the Securities Act or under the securities or “blue sky” laws of any state and thus the Seller (or the Shareholders, as applicable) must bear the economic risk of the investment indefinitely because the Stock may not be sold unless subsequently registered under the Securities Act and under any applicable state securities or “blue sky” laws, unless permitted by Rule 144 of the Securities and Exchange Commission or unless exemptions from such registration requirements are available; registration under the Securities Act or under the securities or “blue sky” laws of any state is unlikely at any time in the future; Buyer is not obligated to file a registration statement under the Securities Act or under the securities or “blue sky” laws of any state; and Buyer has not covenanted to take any action necessary to make any exemption for sale of the Stock without registration available.

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3.9 Waiver of Dissenters’ Rights. Each of the Shareholders acknowledge their right to dissent from the transactions contemplated by this Agreement as set forth in Section 1.14 above and as more fully detailed in Chapter 13 of Title 33 of the S.C. Code, which is attached hereto as Exhibit D, (the rights collectively, the “Dissenters’ Rights”). Each Shareholder hereby acknowledges receipt and review of the Memorandum of Buyer and specifically acknowledges review and acknowledgement of that section of the Memorandum entitled “Shareholders Dissenters Rights.” Shareholders acknowledge and agree that a condition to the Buyer consummating the transactions contemplated herein is the waiver by each of the Shareholders of all of their Dissenters’ Rights and each of Shareholders represent and warrant that such Dissenters’ Rights have been so waived.

3.10 Consent to Transaction. Each of the Shareholders acknowledge and agree that a condition to the Buyer consummating the transactions contemplated herein is the unanimous approval by the Shareholders of this Agreement and the transactions detailed herein and each of the Shareholders represent and warrant that such unanimous approval has been given.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and Shareholders as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is, or prior to the Closing, will be duly qualified to transact business in the State of South Carolina.

4.2 Authorization of Transaction. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including approval of the board of directors of Buyer, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby and the same constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

4.3 No Conflict of Transaction with Obligations and Laws.

(a) Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Buyer’s Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Buyer.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority, except for Buyer’s obligations to disclose under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) and federal and state laws and regulations relating the issuance of the Stock.

4.4 Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.5 Authorization from Others. Buyer has obtained and delivered to Seller all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement and the agreements contemplated hereby.

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4.6 Litigation. Except as set forth on Schedule 4.6 of that certain letter delivered by Buyer to Seller and Shareholders concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), there is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which will have a material adverse effect on its properties, assets or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.7 Stock. The Buyer’s common stock is traded in the over the counter market and quoted on the OTC Bulletin Board (the “OTCBB”). There is no action or proceeding by the OTCBB, the Securities and Exchange Commission, or any other person or entity, the intent of which is to restrict or terminate the trading of the Buyer’s common stock on the OTCBB, and Buyer has no knowledge that any such action or proceeding is threatened by any person or entity.

4.8 Absence of Certain Changes and Undisclosed Liabilities. Since the date of the Buyer’s most recently filed Form 10-Q, Buyer has operated its business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Buyer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Buyer.

4.9 Full Disclosure. No representation or warranty made by the Buyer in this Agreement and no certificate or document furnished or to be furnished to the Seller and Shareholders pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading subject to any limitation, qualification or caveat expressly contained in such statement.

4.10 No Knowledge of Breach. Based on Buyer’s due diligence of Seller, Buyer has no knowledge of any claim, breach, misrepresentation, event, fact or circumstance that would cause Seller and Shareholders to be in default or breach any of the representations and warranties given by Seller and Shareholders in Articles 2 and 3 above.

ARTICLE 5. CONDITIONS TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 5 will have been accomplished or waived in writing by Buyer.

5.1 Representations; Warranties; Covenants. Each of the representations and warranties of Seller and Shareholders contained in Article 2 and Article 3 shall be true and correct in all material respects as though made on and as of the Closing. Seller and Shareholders shall, on or before the Closing, have performed in all material respects all of their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Seller shall have delivered to Buyer a certificate of Seller’s President dated as of the Closing to the foregoing effect.

5.2 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction

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contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

5.3 No Bankruptcy. Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets.

5.4 No Adverse Change. There shall be no material adverse change to the Subject Assets or business of Seller taken as a whole since the date of this Agreement.

5.5 Release of Liens, Security Interests and Other Encumbrances. Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Subject Assets free and clear of all liens (other than for taxes not yet due and payable), attachments, mortgages, security interests or other encumbrances of any nature whatsoever.

5.6 Authorization from Others. Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices that are reasonably deemed necessary by Buyer, upon advice of counsel, (i) to provide for the continuation by Buyer of the business of Seller, (ii) to assign to Buyer all of the WIP, and (iii) to consummate the transactions contemplated by this Agreement.

5.7 Due Diligence. Buyer, acting through its own management and personnel, counsel, accountants, engineers or other representatives designated by it, shall have been afforded reasonable opportunity to examine, investigate and review all material aspects of Seller’s Business, including, but not limited to, Seller’s financial statements, contracts and leases, assets, liabilities, intellectual property, technology, products, inventory, accounts receivable, methods of accounting, financial and other business records, customers and suppliers, Seller’s facilities, machinery and equipment, and prospects. Buyer shall be satisfied, in its sole discretion and in all respects, with the results of such due diligence review.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF SELLER AND THE SHAREHOLDERS.

The obligations of Seller and Shareholders to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished or waived in writing by Seller:

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to Seller a certificate of the President of Buyer dated as of the Closing to such effect.

6.2 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided.

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6.3 Authorization from Others. Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations that are reasonably deemed necessary by Seller, upon advice of counsel, to consummate the transactions contemplated by this Agreement.

6.4 No Bankruptcy. Buyer shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets, and no such action described in this Section 6.4 shall be threatened by a bona fide third party.

ARTICLE 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

7.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to the other party or parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the periods of indemnification under Article 9, regardless of any investigation and shall not merge in the performance of any obligation by the parties hereto.

7.2 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all accounts receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items required to be transferred by it to Buyer pursuant to the provisions hereof.

7.3 Payment of Debts. Seller shall as promptly as possible after the Closing pay all debts and obligations not to be assumed by Buyer hereunder within their respective existing credit terms.

ARTICLE 8. RELATED TRANSACTIONS.

The parties agree that the transactions contemplated hereby are subject to the condition that in connection with the Closing the related transactions described below shall be consummated as of the Closing Date.

8.1 Instruments of Transfer. Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all the Subject Assets, bills of sale, assignments of leases, title to vehicles subject to title registration, and such other instruments of transfer as may be required.

8.2 Delivery of Records and Contract. Seller shall have used all reasonable efforts to have delivered or caused to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, or such assignments thereof and consent to assignments as are necessary to ensure Buyer the full benefit of same. Seller shall also have delivered to Buyer all of Seller’s Business Records, tax returns for the five years prior to the Closing, books and other data relating to the Subject Assets, and the business and operations represented thereby (except corporate records, original tax returns and financial statements, and other Excluded Assets), all of which shall be retained by Buyer until December 31, 2015.

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8.3 Change of Name. Seller shall have delivered to Buyer a consent in a form satisfactory for the Secretary of State of the State of South Carolina and the applicable county in South Carolina consenting to the use of the name “Version3” by Buyer or any affiliate thereof, or have taken such other steps as would permit Buyer to use the name “Version3”.

8.4 Purchase of Stock. At the Closing, Seller and Shareholders shall have delivered to Buyer sufficient records or documents to evidence the redemption or purchase of those shares of stock of the Seller previously held by Helen Levine.

8.5 Shareholder Agreements. At the Closing, each of the Shareholders shall have delivered to Buyer a Shareholder Agreement with Buyer (the “Shareholder Agreements”).

8.6 Noncompetition Agreement, Nonsolicitation Agreements, and Employment Agreements. Buyer shall have entered into (i) Noncompetition Agreement with both Seller and the Majority Shareholders, the form of which is attached hereto as Exhibit A; (ii) Nonsolicitation Agreements with the Minority Shareholders, the form of which is attached hereto as Exhibit B; and (iii) Employment Agreements with the Majority Shareholders, the form of which is attached hereto as Exhibit C.

8.7 Opinion of Seller’s Counsel. At the Closing, Buyer shall have received from Ellis Lawhorne & Sims, P.A., counsel for Seller and Shareholders, an opinion dated as of the Closing, in a form of which is agreeable to Buyer.

8.8 Opinion of Buyer’s Counsel. At the Closing, Buyer shall have received from Smith Moore Leatherwood, LLP, counsel for Buyer, an opinion dated as of the Closing, in a form of which is agreeable to Seller.

8.9 Stock Certificates. As part of the Consideration and in accordance with Section 1.3 hereof, Buyer shall have delivered to Seller a copy of a letter to Continental Stock & Transfer Buyer directing it to issue to Seller or Robert Ginsburg, Andrew Sakalian, Kurt Haas, Donald Jones, Steven Kean and Richard Wakeman, as its permitted assigns, stock certificates for the Stock as of the Closing Date, such certificate to be delivered by the transfer agent following Closing. Each certificate shall contain the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AFTER SUCH SECURITIES HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS OR IN THE OPINION OF COUNSEL ACCEPTABLE TO THE BUYER, AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS IS AVAILABLE.

ARTICLE 9. INDEMNIFICATION.

9.1 Definitions. For purposes of this Article 9:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is

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forthcoming under Section 9.2 or Section 9.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees, Shareholders and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 9.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 9.

“Sellers’ Indemnified Persons” means each of Seller and Shareholders.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

9.2 Indemnification by Seller and Shareholders. Subject to this Article 9, Seller and Shareholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller and Shareholders pursuant to (a) Section 2.10 as to title to assets; (b) Section 2.1 as to organization and qualification of Seller; (c) Section 2.4 as to authorization; (d) Sections 2.12, 2.13, 2.14, and 2.15 as to intellectual property rights; and (e) Section 2.21 as to warranties contained therein;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholders on or before the Closing;

(iv) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholders after the Closing;

(v) in respect of any liability or obligation of Seller not included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances existing prior to the Closing or the operation of Seller’s Business prior to the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date except for transfer taxes arising out of the transactions contemplated hereby;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused in whole or in part by the operations of Seller prior to the Closing; or

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(viii) resulting from or arising out of the fraud of Seller or Shareholders.

9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers’ Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer on or before the Closing;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer after the Closing;

(iv) in respect of any liability or obligation of Buyer included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances arising after the Closing or the operation of Buyer’s business prior to the Closing;

(v) resulting from or arising out of any liability, payment or obligation of Buyer arising out of any litigation or similar matter asserted against Buyer, in each case to the extent such litigation or other matter arose out of or relates to the business of Buyer after the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Buyer of any kind or description (including interest and penalties with respect thereto) for all periods commencing after the Closing Date;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused by the operations of Buyer after the Closing;

(viii) resulting from or arising out of any additional tax liability or obligation, penalties and interest, if any, of Seller or Shareholders resulting from a successful challenge by the Internal Revenue Service or South Carolina Department of Revenue to the allocation of the purchase price under Section 1.12 hereof; or

(ix) resulting from or arising out of the fraud of Buyer.

9.4 Limitations on Indemnification.

(a) Neither Seller, Shareholders nor Buyer shall have any indemnification liability under Section 9.2 or 9.3 unless one or more of the Indemnified Persons gives written notice to the Indemnifying Persons asserting a claim for Losses in accordance with Section 9.5 hereof, on or before the expiration of the period set forth below:

(i) for claims under clauses (i) and (iii) of Section 9.2 above, for a period of eighteen (18) months from the Closing Date;

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(ii) for claims under Section 9.3 above, for a period of eighteen (18) months from the Closing Date; and

(iii) for claims under any other clause of Section 9.2 above, without limitation as to time subject to the expiration of the applicable statute of limitations.

(b) Except for Losses resulting from Third Party Actions (as hereinafter defined in Section 9.6 below) or those arising under Section 9.2(ii) above, neither Seller nor Shareholders shall be liable for any Losses with respect to matters set forth in Section 9.2 or otherwise in this Agreement until all Losses with respect to such matters exceed Ten Thousand Dollars ($10,000.00)(the “Deductible”), and then only liable for Losses in excess of the Deductible. In no event shall the total amount to which Seller and Shareholders shall be liable for such matters exceed the value of the Initial Stock (the “Cap”).

9.5 Notice. The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnified Person is likely to give rise to an indemnification claim. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 9.

9.6 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any claims, actions or suits of any third party (hereinafter a “Third Party Action”), any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

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(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

9.7 Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 9.2 and Sellers’ Indemnified Persons shall be entitled to indemnification under Section 9.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been disclosed in writing on the Schedules to the Seller’s Disclosure Letter or the Buyer’s Disclosure Letter, as applicable. However, Buyer’s Indemnified Persons shall not be entitled to indemnification under Section 9.2 as to matters giving rise to a liability, payment, obligation or expense if Buyer had knowledge of such matters and the nondisclosure of such knowledge would cause a breach of that representation set forth in Section 4.10.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

9.8 Payment of Indemnification. Claims for indemnification under this Article 9 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person. In the event the Buyer is the Indemnified Person, Buyer may offset the amount of its claim against any obligation Buyer may have to Seller or Shareholders under this Agreement, including the obligation to pay any portion of the Consideration following the Closing. To the extent that the Consideration has already been paid by Buyer to Seller or Shareholders, if Buyer is the Indemnified Person, the indemnity payment shall be made by either (i) Seller or Shareholders by returning a number of the shares of Stock to Buyer equal in value to the amount of the indemnity payment required to be made or (ii) a cash payment in the amount of the indemnity payment required to be made. Such value for each share of Stock shall be determined as of the date the indemnity payment is due by computing the average of the single high and single low stock price per share for shares of Stock then being publicly traded in the ten (10) consecutive trading days prior to the date that the indemnity payment is due.

ARTICLE 10. MISCELLANEOUS.

10.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and, except as otherwise provided in this Agreement, no expenses of Seller or Shareholders relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer.

10.2 Notices. Any notice or other communication in connection with this Agreement shall be made in accordance with this Section 10.2 and shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to Shareholders or Seller, to:

Version3, Inc.

1702 Laurel Street

Columbia, South Carolina 29201

Attn: Andrew Sakalian

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with a copy to:

Ellis Lawhorne & Sims, P.A.

1501 Main Street, 5th Floor

Columbia, South Carolina 29201

Attention: Robert P. Bethea

If to Buyer, to:

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Attention: Nancy Hedrick

with a copy to:

Smith Moore Leatherwood, LLP

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Esq.

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

10.3 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the mutual consent of the parties, except as required by law. Seller and Shareholders acknowledge Buyer’s obligations to report under the Exchange Act with respect to the subject matter of this Agreement.

10.4 Confidentiality. Seller, Shareholders and Buyer entered into that certain Nondisclosure Agreement on April 24, 2008, incorporated herein by reference (“Confidentiality Agreement”), whereby all the parties agreed that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. The Confidentiality Agreement duties and obligations of the parties thereunder shall survive the Closing of the transactions contemplated hereby.

10.5 Entire Agreement. This Agreement (including all exhibits and all documents delivered pursuant to or referred to in this Agreement) constitutes the entire agreement between the parties and, except for the Confidentiality Agreement referenced in Section 10.4 above, supersedes all previous agreements between the parties All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein or in the documents delivered pursuant to or referred to in this Agreement.

10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.7 Assignability. Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any right to the payment of money or

1129616v6	25

other obligations hereunder or thereunder may be assigned by Seller, Shareholders, or Buyer without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (a) to one or more banks or other lenders which provide financing to Buyer from time to time, (b) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (c) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer. Unless otherwise expressly consented to by the other parties hereto, no assignment by any party hereto shall relieve that party of any obligations hereunder or under any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing. Any assignment in violation of this Agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.8 Amendment. This Agreement may be amended only by a written agreement executed by Buyer, Seller, and Shareholders.

10.9 Binding Arbitration. Any controversy or claim arising out of or related to this Agreement or any transactions contemplated herein that cannot be amicably resolved, will be resolved by binding arbitration pursuant to the Federal Arbitration Act, U.S.C. §1 et seq., held in Greenville, South Carolina, or any other location mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, as modified. The decree or judgment of any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. Notwithstanding the foregoing, any claims arising regarding the issuance of the Stock or the authorization of the Buyer related to this Agreement shall be governed by the law of the State of Delaware.

10.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.12 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

10.13 Knowledge. For purposes of this Agreement, the knowledge of a person shall mean to the best of such person’s knowledge after due investigation.

10.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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1129616v6	26

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the date first written above.

Buyer:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Its:	President and Chief Executive Officer

Seller:

VERSION3, INC.

By:	/s/ Andrew Sakalian
Its:	President and CEO

Shareholders:

/s/ Robert Ginsburg
Robert Ginsburg

/s/ Andrew Sakalian
Andrew Sakalian

/s/ Kurt Haas
Kurt Haas

/s/ Donald Jones
Donald Jones

/s/ Steven Kean
Steven Kean

/s/ Richard Wakeman
Richard Wakeman

1125466v6 - Signature Page to Asset Purchase Agreement

Index of Schedules and Exhibits

Schedule 1.1(b)(iv)	Excluded Assets
Schedule 1.2	Assumed Liabilities

Exhibit A	Form of Noncompetition Agreement
Exhibit B	Form of Nonsolicitation Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Chapter 13 of Title 33 of the S.C. Code

1129616v6	28

Schedule 1.1(b)(iv)

Excluded Assets

1.	10 Dell Inspiron 8500

2.	2 Dell Latitude D830 C2 laptops that are possessed by Kurt and Andy.

3.	All cash of the Seller representing any and all monies received prior to the Closing Date for services completed prior to the Closing Date.

Schedule 1.2

Assumed Liabilities

Seller’s obligation to Andrew Sakalian in the amount of $240,750.00.

Exhibit A

Form of Noncompetition Agreement

Attached hereto.

CONFIDENTIALITY, NONCOMPETITION AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NONCOMPETITION, AND NONSOLICITATION AGREEMENT (“Agreement”) is made effective on the 18th day of August, 2008 (the “Effective Date”), by and among Computer Software Innovations, Inc., a Delaware corporation (“Company”), Version3, Inc., a South Carolina corporation (“Version3”), and Andrew Sakalian, Robert Ginsburg and Kurt Haas, the majority shareholders of Version3 (collectively, the “Shareholders”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization among Company, Version3, Donald Jones, Steven Kean and Richard Wakeman, and Shareholders (collectively, the “Sellers”) effective August 18, 2008 (the “Purchase Agreement”), Sellers have agreed to sell substantially all of the assets and business of Version3 to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, Version3 was in the business of providing software products and services related to access and identity management (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, prior to the date of the Transaction, Shareholders were the directors and officers of Version3;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Sellers agree under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Sellers acknowledge that through Shareholders’ ownership of Version3, Shareholders’ participation in the management of Company’s business activities, and Shareholders’ prior relationships with the Business, Shareholders have had an opportunity to become familiar with and have made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as Version3’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by Version3, the products and methods used and preferred by Version3’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

1137224v4

2. Sellers further acknowledge that the Purchase Agreement will not be entered into without the execution by Sellers of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

3. Version3 has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which shall be conveyed to Company through the Transaction and which shall be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Version3 has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which shall be conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Sellers shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company’s sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Sellers or otherwise coming into the possession of Sellers, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Each Seller hereby individually agrees that during the period commencing as of the Effective Date and ending two (2) years thereafter (the “Noncompete Period”), Seller shall be subject to and shall strictly comply with the following covenants not to compete with Company in the conduct of its business:

(a)	Within the geographical territory described herein below, Seller will not engage in, directly or indirectly, or develop any business, activity, technology or product of the same type and nature that has been conducted, produced or sold by Company during the one year period prior to the Effective Date hereof. It is understood that the term “directly or indirectly” as used herein means that Seller shall not participate as an owner, employee, agent or consultant to any business entity, whether a proprietorship, partnership, association or corporation, which engages in the prohibited activity.

(b)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity which requires Seller, or any person or party employed by it or him or who it or he represents, to provide any Trade Secret to any other person or party who is then engaged in a business of the same type or nature as that has been conducted, produced or sold by Company during the one year period prior to the Effective Date hereof.

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(c)	The geographical territory to which the covenants under paragraphs 4(a) and (b) above relate consists of those geographical areas in which Company or its subsidiaries or affiliates conducted substantial or reoccurring business during the one year period prior to the Effective Date hereof. For example, a single business transaction generating an insubstantial amount of revenue for the Company during the prior one year period would not result in such area being included within the geographical territory. However, both a single business transaction generating substantial revenue and a series of insubstantial, recurring business transactions that, when taken together, generate substantial revenue for the Company would result in such area being included within the geographical territory.

(d)	Simultaneous with the execution of this Agreement, each Shareholder of Seller is executing an Employment Agreement with the Company (each of which is referred to as an “Employment Agreement”). Notwithstanding the generally applicable two (2) year Noncompete Period established in Section 4(a), above, the Noncompete Period applicable to a Shareholder shall be automatically reduced to one (1) year following the termination of such Shareholder’s Employment Agreement by the Company pursuant to Section 15.b(ii) of their respective Employment Agreement.

5. During the Noncompete Period, Seller shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 5(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay (i) Two Hundred and No/100ths Dollars ($200.00) to Version3 and (ii) One Hundred and No/100ths Dollars ($100.00) to each of the Shareholders by check or wire transfer at the Closing of the Transaction.

7. Sellers hereby acknowledge that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Sellers agree that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief and/or specific

3

performance is brought by Company to enforce the terms of this Agreement, Sellers shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Sellers that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Sellers breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Sellers therefore agree that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Sellers for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Confidentiality, Noncompetition and Nonsolicitation Agreement as of the date first above written.

VERSION3:

Version3, Inc.

By:
Its:

SHAREHOLDERS:

Andrew Sakalian

Robert Ginsburg

Kurt Haas

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

11137224v4 Confidentiality, NonCompetition and NonSolicitation Agreement for Version3 and Majority Shareholders	5

Exhibit B

Form of Nonsolicitation Agreement

Attached hereto.

CONFIDENTIALITY AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY AND NONSOLICITATION AGREEMENT (“Agreement”) is made effective on the 18th day of August, 2008 (the “Effective Date”), by and among Computer Software Innovations, Inc., a Delaware corporation (“Company”), and Donald Jones, Steven Kean and Richard Wakeman, the minority shareholders of Version3, Inc., South Carolina corporation ( “Version3”), (the shareholders collectively, the “Shareholders”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization among Company, Version3, Andrew Sakalian, Robert Ginsburg, Kurt Haas and Shareholders (collectively, the “Sellers”) effective August 18, 2008 (the “Purchase Agreement”), Sellers have agreed to sell substantially all of the assets and business of Version3 to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, Version3 was in the business of providing software products and services related to access and identity management (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Shareholders agree under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Shareholders acknowledge that through Shareholders’ ownership of Version3, Shareholders’ participation in the Company’s business activities, and Shareholders’ prior relationships with the Business, Shareholders have had an opportunity to become familiar with and have made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as Version3’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by Version3, the products and methods used and preferred by Version3’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

2. Shareholders further acknowledge that the Purchase Agreement will not be entered into without the execution by Shareholders of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

1140314

3. Version3 has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which shall be conveyed to Company through the Transaction and which shall be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Version3 has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which shall be conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Shareholders shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company’s sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Shareholders or otherwise coming into the possession of Shareholders, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Each Shareholder hereby individually agrees that during the period commencing as of the Effective Date and ending five (5) years thereafter (the “Nonsolicitation Period”), Shareholder shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 4(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay One Hundred and No/100ths Dollars ($100.00) to each of the Shareholders by check or wire transfer at the Closing of the Transaction.

7. Shareholders hereby acknowledge that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Shareholders agree that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief

2

and/or specific performance is brought by Company to enforce the terms of this Agreement, Shareholders shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Shareholders that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Shareholders breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Shareholders therefore agree that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Shareholders for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Confidentiality and Nonsolicitation Agreement as of the date first above written.

VERSION3:

Version3, Inc.

By:
Its:

SHAREHOLDERS:

Donald Jones

Steven Kean

Richard Wakeman

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

1140914NonSolicitation Agreement for Minority Shareholders	5

Exhibit C

Form of Employment Agreement

Attached hereto.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 18th day of August, 2008 by and between Computer Software Innovations, Inc., a corporation organized under the laws of the State of Delaware (“Company”), and                      , an individual and resident of South Carolina (“Employee”).

WHEREAS, Employee is currently employed by Version3, Inc., a South Carolina corporation (“Version3”);

WHEREAS, pursuant to an Asset Purchase Agreement entered into on August 18, 2008 by and between Company and Version3 (“Purchase Agreement”), Company is purchasing significantly all of the assets of Version3 (the transaction, the “Acquisition”);

WHEREAS, upon such Acquisition, Employee will no longer be employed by Version3; and

WHEREAS, due to Employee’s skill and knowledge regarding the business of Version3, the Company desires to employ Employee in the capacity set forth herein following the Acquisition, and Employee desires to be employed by Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, and in consideration of being employed as an Employee with Company, the sufficiency whereof is hereby acknowledged by Employee, the parties hereto do hereby agree as follows:

1. Recitals Part of Agreement. The above recitals are made a part of this Agreement with the same force and effect as if the same were herein repeated fully and at length.

2. Employment. Company agrees to employ Employee during the Term specified in Paragraph 15 hereof and Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a) Employee shall serve as                                 .

(b) Subject to the authority of the Chief Executive Officer (“CEO”) of Company to modify the duties and responsibilities of Employee, Employee’s powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities reasonably associated with the position of Sales Specialist/Microsoft Practice and such duties and responsibilities will not be materially modified in a manner which is inconsistent with Employee’s current standing and position with Company without the prior written consent of Employee. Notwithstanding anything contained

1144493 Employment Agreement

herein to the contrary, Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

(c) Employee shall be employed on a full-time basis by Company with the expectation of working a forty (40) hour week, or as is necessary to complete the duties and responsibilities set forth herein. During the Term, Employee agrees that he will devote his best efforts and all his skill and ability to the performance of his duties hereunder to generally promote the interests of Company.

(d) In addition to such services as Employee is required to render to Company, from time to time, if requested, he shall render similar services to affiliates of Company; provided that such services can be performed within the forty (40) hour work week described in Paragraph 3(a) above.

(e) Employee’s services initially shall be performed in Columbia, South Carolina, subject to necessary temporary, travel requirements of Company.

4. Salary, Benefits and Special Compensation.

(a) As compensation for services hereunder and in consideration of his agreement not to compete as set forth in Paragraph 5 hereof, Company shall pay Employee a base salary at the annual rate of                                  and No/100ths Dollars ($                    ). Such base salary shall be paid in equal installments in accordance with the normal payroll policies of Company.

(b) Employee shall be eligible to receive such raises and bonuses as the CEO of Company shall in her sole discretion, from time to time, determine.

5. Noncompetition. Employee agrees that his services to Company are of a special, unique, extraordinary and intellectual character, and his position with Company places him in a position of confidence and trust with customers of Company and its affiliates. Consequently, Employee agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of Company that Employee make the covenants contained herein (collectively the “Noncompete Covenants”). Accordingly, Employee agrees that, during the period of Employee’s employment hereunder and for the period of one (1) year immediately following the expiration of this Agreement or termination, whether voluntary or involuntary, of his employment, he shall not, directly or indirectly:

(i) own, operate, manage or be employed by or affiliated with any person or entity that engages in any business then being engaged in by Company or its subsidiaries or affiliates in the geographic area in which Company conducts its business at the time of such termination (collectively, the “Integrated Companies”); or

1144493 Employment Agreement	2

(ii) attempt in any manner to solicit from any customer or supplier of the Integrated Companies, business of the type performed for or by the Integrated Companies or persuade any customer or supplier of the Integrated Companies to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done with the Integrated Companies, whether or not the relationship between the Integrated Companies and such customer or supplier was originally established in whole or in part through his efforts; or

(iii)(whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of the Integrated Companies during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in subparagraph (a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with the Integrated Companies.

As used in this Paragraph 5, the terms: (i) “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Integrated Companies at the Date of Termination, or at any time during the preceding year was a customer or supplier of the Integrated Companies, or if Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct; and (ii) “geographical area” means those geographical areas in which the Integrated Companies conducts substantial or recurring business. For example, a single business transaction generating an insubstantial amount of revenue for the Company would not result in such area being included within the geographical area. However, both a single business transaction generating substantial revenue and a series of insubstantial, recurring business transactions that, when taken together, generate substantial revenue for the Company would result in such area being included within the geographical area.

6. Confidential Information. Employee recognizes that it is in the legitimate business interest of the Integrated Companies to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Integrated Companies for any purpose other than in connection with the performance of his duties to the Integrated Companies, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Employee. Employee therefore agrees that all Trade Secrets and Confidential Information relating to the Integrated Companies heretofore or in the future obtained by Employee shall be considered confidential and the proprietary information of the Integrated Companies. During the Term, Employee shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information, other than as necessary to further the business objectives of the Integrated Companies in accordance with the terms of his employment hereunder.

1144493 Employment Agreement	3

The term “Trade Secrets or other Confidential Information” includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, techniques, specifications, and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Integrated Companies, procurement and promotional information, credit and financial data concerning customers or suppliers of the Integrated Companies, information relating to the management, operation and planning of the Integrated Companies, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of Employee’s employment with the Integrated Companies, for any reason, Employee shall not use or disclose Trade Secrets or other Confidential Information at any time in perpetuity.

7. Disclosure of Contributions. “Contributions” shall mean discoveries, improvements, ideas, processes, designs, devices, technology, derivative works, works of authorship, and inventions regardless of the physical form in which a Contribution is expressed or appears and whether or not patentable, protected by copyright, suitable for adoption as a trademark or otherwise. The Employee shall disclose promptly to Company or its designee and to no one else any and all Contributions which are made or conceived either solely or jointly with others and which are related to the field of work of the Company or the Company’s Business or its products, processes, software development, engineering or marketing projects, at all times during and after employment, if such Contributions are based upon the Company’s Confidential Information. Employee’s obligation to disclose exists whether such Confidential Information was acquired before the effective date of this Agreement or thereafter. Employee agrees and acknowledges that the above obligation to disclose Contributions to Company continues for as long as the Confidential Information exists.

8. Assignment. Employee agrees to assign and hereby assigns to the Company and/or its designee his entire right, title and interest in any and all Contributions, including all copyrights, which are to be disclosed under Paragraph 7. Employee shall make, execute and deliver all further instruments and documents which the Company considers necessary to properly effect, or perfect, any assignments under this Paragraph 8. Included in this Assignment are the Employee’s entire right, title and interest in any and all patent applications to the Employees’ Contributions.

Any and all assignments under this Paragraph 8 shall be self-executing.

9. Patents, Trademarks and Copyrights. Company or its designee in its sole discretion shall determine whether or not a patent, trademark and/or copyright application or applications shall be filed in the United States or elsewhere for any and all of Employee’s Contributions which are to be disclosed and be the property of Company as

1144493 Employment Agreement	4

provided in Paragraphs 7 and 8, respectively. Employee shall assist Company or its designee as may be reasonably required in the preparation and prosecution of all such patent, trademark and/or copyright applications. Employee shall also further assist Company or its designee as may be reasonably required, such as by testifying as to his Contribution and activities in connection therewith in any legal proceeding, including patent, trademark and/or copyright infringements suits, or involving the maintenance of a patent, trademark and/or copyright whose subject is his Contribution.

The obligations of this paragraph shall survive termination of this Agreement.

If Company or its designee requires any service pertaining to this Paragraph 9 to be rendered by the Employee during the term of employment, he shall be reimbursed for expenses incident thereto, but shall not be entitled to additional compensation therefor; however, if such service is required after employment is ended, Company shall pay the Employee at a reasonable rate for the time actually devoted by the Employee, and shall reimburse him for any reasonable travel and/or personal living expenses incurred in performing such services.

10. Company Records; Return Thereof. Employee shall keep, maintain and make available to Company complete, organized, and up-to-date written records and/or files, including any notebooks, reports, photographs, sketches, drawings or models of his Contributions, research, correspondence, software, disks, diskettes and similar materials, which are to be disclosed to Company under Paragraph 7, and such written records shall be available to the Company at all times. Under no circumstances is such information to be kept permanently off of the Company’s premises by Employee, provided that Employee may utilize such information off premises for the benefit of the Company. All written records, as provided in Paragraph 10, and all other documents and data relating directly or indirectly to any information made or compiled by, or delivered to, or made available to, or otherwise obtained by Employee, are the exclusive property of the Company, and Employee shall deliver them promptly to Company at the Termination of his employment or at any other time when Company so requests, and Employee shall not retain any copies, notes, including handwritten notes, software, disks, diskettes or similar materials, or excerpts thereof.

11. Service as Consultant or Expert. Employee agrees not to serve as a consultant or expert, or become retained or employed, directly or indirectly, as a consultant or expert witness in any matter which could involve or concern Confidential Information of Company without the prior written consent of Company. Notwithstanding the above, if a Court or other legal body having appropriate jurisdiction orders Employee to testify or otherwise participate in legal proceedings, and that Order is not subject to appeal or other form of review, this Agreement shall not prevent Employee from complying with such an Order; provided that Employee shall not seek or assist in seeking such an Order. Upon learning that such an Order is or has been sought, and in any event before complying with such an Order, Employee shall provide immediate written advance notice to and consult with Company and its counsel.

1144493 Employment Agreement	5

12. Reports of Improper Contacts. Employee agrees to report immediately to Company any attempts by former employees or any other persons to obtain Confidential Information from the Employee or from fellow employees.

13. Reasonableness of Restrictions.

a. Employee warrants and represents that he has carefully read and considered the provisions of Paragraph 5, and, having done so, agrees that the restrictions set forth in that paragraph, including, but not limited to, the time period of restriction, geographical areas of restriction, and scope of activity restrained, are fair and reasonable and are reasonably required for the protection of the goodwill and business interests of the Company and its officers, directors, shareholders, and other employees.

b. In the event that, notwithstanding the foregoing, any of the provisions of Paragraph 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provisions of Paragraph 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

14. Remedies for Breach. Employee acknowledges and agrees that the services he will render to Company hereunder are extraordinary and unique and that, accordingly, the injury Company would suffer in the event of a breach by Employee of this Agreement would be irreparable injury, not adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by Employee, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach, and Employee hereby consents to the issuance thereof by any court of competent jurisdiction without bond. Company may further assert such claims as it might have against Employee for actual, incidental, consequential, punitive and other damages resulting from the breach of this Agreement. If Company prevails in whole or in part in any such action, Employee shall be liable to Company for all reasonable costs, expert witness fees, and attorney fees Company incurs in connection with seeking such legal or equitable relief.

15. Term and Termination.

a. Term of the Agreement. The Agreement shall have an initial term of four (4) years from the Effective Date (hereinafter the “Initial Term”), unless earlier terminated pursuant to Section 15(b) below. The Agreement may be renewed for successive one year terms (hereinafter referred to as “Renewal Term(s)”) by the Company delivering written notice of its intention to renew to the Employee not later than thirty (30) days prior to the expiration of the subject term. Employee and Company shall each have the

1144493 Employment Agreement	6

right to terminate this Agreement upon thirty (30) days advance written notice to the other party; in which case all salary and benefits shall terminate on the effective date of such termination.

b. Termination by the Company.

(i)	The Company may terminate the employment of Employee for Cause at any time without prior notice, except as required below. As used herein, the term “Cause” shall be limited to:

a.	willful malfeasance or willful misconduct by Employee in connection with his employment;

b.	continuing refusal by Employee to perform his duties hereunder or any lawful direction of the Board of Directors of the Company after notice of any such refusal to perform such duties or direction was given to Employee;

c.	any breach of the provisions of Sections 5, 6, 7, 8, or 9 of this Agreement by Employee; or

d.	the commission by Employee of (1) any felony or (2) a misdemeanor involving dishonesty, fraud, or moral turpitude; or

e.	any other material breach of this Agreement by Employee that remains uncured for more than fifteen (15) days after receipt by Employee of written notice of the material breach from the Company.

(ii)	The Company may terminate the employment of Employee at any time upon the giving of thirty (30) days advance written notice as provided in subparagraph (iii) herein, which shall be designated as a termination without cause.

(iii)	Termination of Employee pursuant to this Section shall be made by delivery to Employee of a letter informing him of the grounds for termination.

16. Survival of Certain Provisions. The parties’ obligations under Paragraphs 5, 6, 7, 8, 9, 10, 12, 13, and 14 shall survive the termination of this Agreement, except as otherwise provided herein.

17. Governing Laws; Venue. This Agreement shall in all respects be subject to and governed by the laws of the State of South Carolina without regard to choice of law principles, and all disputes arising under or in connection with this Agreement shall be resolved by a court of competent jurisdiction in Greenville County, South Carolina. The parties hereto agree that the South Carolina Trade Secrets Act, S.C. Code Ann. § 39-8-10, et. seq., as amended, shall apply to and be binding upon the parties. The parties also agree to the jurisdiction and venue of the federal or state courts of Greenville County, South Carolina for resolution of any disputes arising under this Agreement.

1144493 Employment Agreement	7

18. Construction. The parties agree that nothing herein contained shall be construed against one particular party and in favor of the other.

19. Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement. The parties agree that the paragraphs hereof are severable and if any provision, sentence, clause or part of this Agreement is held invalid or unenforceable for any reason whatsoever, the remaining paragraphs shall continue in full force and effect.

20. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by Company and the Employee.

21. Assignment. Company may sell, transfer, or assign its rights under this Agreement, including, without limitation, its rights against competition by Employee; however, Employee may not sell, transfer, or assign its rights under this Agreement.

22. Headings. The Paragraph headings are for convenience only and shall not affect the meaning of the provisions contained in this Agreement.

23. Binding Effect. The obligations set forth in this Agreement are binding upon the Employee, his heirs, administrators, personal representatives and other legal representatives, and will continue to be effective after Employee’s termination of employment. The Agreement shall inure to the benefit of any successors or assigns of the Company.

24. Use of Gender. The use of any gender herein shall be deemed or include the other genders, and the use of the singular herein shall be deemed to be or include the plural (and vise versa), wherever appropriate.

25. No Licenses Granted. Nothing contained in this Agreement shall be construed as granting or conferring upon Employee any license under patent applications, patents, copyrights, trademarks, or any other proprietary rights of Company.

26. Warranties of Employee. The Employee warrants and represents that he has not previously assumed any obligation to others inconsistent with either his employment by Company, or the Employee’s responsibilities and obligations under this Agreement, and that the execution and delivery of the Agreement and Employee’s employment with the Company do not violate any previous Employment Agreement or other contractual obligation of Employee. Employee further agrees that during the two year period following Employee’s employment with the Company, he will disclose the terms of this Agreement to any future Employer prior to the beginning of his employment with such Employer.

1144493 Employment Agreement	8

27. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Employee and Company with respect to the employment of Employee. This Agreement supersedes all previous agreements, written or oral, relating to the employment of Employee or the above subject matter.

THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAVE THE AGREEMENT REVIEWED BY AN ATTORNEY/LAWYER PRIOR TO ITS EXECUTION HAS BEEN MADE AVAILABLE TO THE EMPLOYEE. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT.

(SIGNATURE PAGE TO FOLLOW)

1144493 Employment Agreement	9

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the day and year first above written.

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

EMPLOYEE:

1144493 Employment Agreement	10

Exhibit D

Chapter 13 of Title 33 of the S.C. Code of Laws

Attached hereto.

S.C. Code Ann. § 33-13-101

SOUTH CAROLINA CODE OF LAWS

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

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S.C. Code Ann. § 33-13-101 (2007)

§ 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

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S.C. Code Ann. § 33-13-102 (2007)

§ 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

S.C. Code Ann. § 33-13-102

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

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S.C. Code Ann. § 33-13-103 (2007)

§ 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial

S.C. Code Ann. § 33-13-103

shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-200 (2007)

§ 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-210 (2007)

§ 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-220(2007)

S.C. Code Ann. § 33-13-220

§ 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-230 (2007)

§ 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-240

S.C. Code Ann. § 33-13-240 (2007)

§ 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-250 (2007)

§ 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-260 (2007)

§ 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

S.C. Code Ann. § 33-13-260

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-270 (2007)

§ 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-280 (2007)

§ 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

S.C. Code Ann. § 33-13-300

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

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S.C. Code Ann. § 33-13-300 (2007)

§ 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

GO TO SOUTH CAROLINA ARCHIVE DIRECTORY

S.C. Code Ann. § 33-13-310 (2007)

§ 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

S.C. Code Ann. § 33-13-310

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Exhibit 10.2

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

August 18, 2008

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE:	Waiver for Acquisition of Assets of Version3, Inc.

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (as amended, the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Bank (USA) (formerly, RBC Centura Bank, the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our negotiation, execution and delivery of that certain Agreement and Plan of Reorganization between CSI, Version3, Inc., a South Carolina corporation (“Version3”), and certain shareholders of Version3 identified therein (the “Acquisition Agreement”), as well as certain other documents and agreements contemplated therein (collectively, with the Acquisition Agreement, referred to as the “Acquisition Documents”). These Acquisition Documents have not yet been executed by the parties. We are enclosing a copy of the most recent draft of the Acquisition Agreement. We do not expect any substantive terms to change.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

The terms of the Acquisition Agreement provide that we will purchase substantially all of the assets and business owned by Version3 and that we will assume certain limited liabilities of Version3. The total purchase price for the assets is (i) the issuance by CSI of up to 2,153,143 shares of CSI’s common stock, $0.001 par value (the “Shares”), of which 800,000 Shares will be placed into escrow and issued upon the former operations of Version3 post-acquisition meeting certain revenue and EBITDA targets pursuant to earn out provisions; and (ii) the aforementioned assumption of certain liabilities, including a loan owed to a director and shareholder in the amount of approximately $241,000, which will be paid in full at closing (the “Shareholder Loan”). The closing is scheduled for August 18, 2008 or shortly thereafter.

Upon our execution and delivery of the Acquisition Documents to Version3 and related parties, and then proceeding to close the transaction described in the Acquisition Agreement, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, the following:

(1)	Covenants contained in the Loan Agreement that restrict our use of loan proceeds to purposes of funding short-term working capital and for general corporate purposes. It is our intention to fund the above described repayment of the Shareholder Loan, pursuant to the Acquisition Agreement, in whole or in part with funds drawn under our Revolving Facility;

(2)	Covenants contained in the Loan Agreement requiring the Bank’s consent prior to our acquisition of all or substantially all of the assets of another entity;

(3)	Covenants contained in the Loan Documents making it an event of default if the Bank deems itself insecure, if there is an impairment of the prospect of repayment or of value or priority of the Bank’s security interests, or if a material adverse change in our business or financial condition has occurred; and

(4)	Covenants contained in the Loan Documents requiring the Bank’s written consent to engage in a new material line of business (to the extent the business of Version3 would constitute a new material line of business).

Violations of these covenants may trigger default clauses in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents in the following respects: (1) our execution and delivery of the Acquisition Documents to Version3 and related parties, and our proceeding to consummate the proposed transaction at the closing; (2) our use of loan proceeds from the Bank to repay the Shareholder Loan; and (3) our acquiring and thereafter engaging in Version3’s business, but not as to any event subsequently occurring or condition arising in the engagement of that business that causes the Bank to deem itself insecure, or impairs the prospect of repayment or value or priority of the Bank’s security interests, or causes a material adverse change in the business or financial condition of CSI.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: August 18, 2008

RBC BANK (USA)

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets

Exhibit 99.1

Computer Software Innovations, Inc. Acquires

Software Developer Version3

•	Acquisition expected to add $1.5 million of incremental software sales in the first twelve months of combined operations

EASLEY, SC – August 19, 2008 – Computer Software Innovations, Inc. (“CSI”) (OTCBB: CSWI.OB), a provider of software and technology solutions to public sector organizations, announced that it has acquired software developer Version3 based in Columbia, SC.

Version3 has a portfolio of applications and services that are ideal for the public sector markets served by CSI, particularly the K-12 education market space. The applications include single sign-on, access management, provisioning, and Microsoft SharePoint deployments.

The acquisition provides CSI strategic advantages, including exercising exclusive rights to Version3 products, infusing CSI product roadmaps with Version3’s expert-level Microsoft SharePoint experience, accessing Version3’s software development team, and expanding to a national footprint selling area with Version3 software applications which do not require customization for each state.

“We have been partnering with Version3 for the past several years by purchasing and integrating their applications into our solutions”, stated Nancy Hedrick, CEO of CSI. “Through this working relationship we developed a true appreciation for the genius of their product and their software development team and have members of the CSI team who have developed expertise with the Version3 solutions. We believe that CSI will gain meaningful advantages by controlling distribution of their products and having access to their Microsoft development team. Their solutions provide a natural bridge between our software and technology segments as we are able to wrap systems engineering services around the delivery of their suite of products.”

CSI issued approximately 2.2 million shares of common stock, of which 0.8 million will be held in escrow subject to the achievement of certain financial targets. In the first twelve months of combined operations it is anticipated that Version3 will add in excess $1.5 million of sales to CSI’s higher margin software segment. The acquisition is discussed in more detail in CSI’s Form 10-Q for the Three and Six Months Ended June 30, 2008 and on Form 8-K filed August 13, 2008.

“From a financial perspective we are pleased to have acquired Version3 via an equity transaction by issuing CSI stock at what we believe is an attractive multiple”, added Hedrick. “We mitigated the impact of dilution to CSI shareholders by placing a portion of these shares in escrow for release over the next three years as Version3 achieves its performance targets.”

Andy Sakalian, President of Version3, stated, “We are very excited to be joining the CSI team. The CSI sales force immediately increases the scope and depth of our coverage and the technical services resources bolsters our capabilities in implementation and delivery. We believe it’s the perfect union of a company that is highly skilled in specialized software development joining a company that excels in selling and implementation.”

“CSI managed the acquisition very well from our perspective” said Sakalian. “The management and key employees are energized by the new possibilities and signed employment agreements to continue with the company.”

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million by using organic growth and acquisitions to fuel an aggressive expansion from its southeast base. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

Certain information contained in this news release includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this news release that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this news release, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. For more information on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

For More Information
Company Contact	Investor Contact
Computer Software Innovations, Inc.	Alliance Advisors, LLC
David Dechant, 864-855-3900	Mark McPartland, 910-221-1827
Ddechant@csioutfitters.com	MarkMcp@allianceadvisors.net

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